Exhibit 10.2

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of August 23, 2006

as amended and restated as of June 26, 2013

among

TRAVELPORT LLC,

as Borrower,

TRAVELPORT LIMITED,

as Holdings,

WALTONVILLE LIMITED,

as Intermediate Parent,

TDS INVESTOR (LUXEMBOURG) S.À R.L.,

as TDS Intermediate Parent,

UBS AG, STAMFORD BRANCH,

as Revolving Administrative Agent,

CREDIT SUISSE AG,

as Term Administrative Agent and L/C Issuer,

UBS LOAN FINANCE LLC,

as Swing Line Lender,

THE OTHER LENDERS PARTY HERETO,

CREDIT SUISSE SECURITIES (USA) LLC,

as Syndication Agent

and

DEUTSCHE BANK SECURITIES INC. and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Documentation Agents

CREDIT SUISSE SECURITIES (USA) LLC,

UBS SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC., and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arrangers and Joint Bookrunners

THE TERM LOANS ARE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME. BEGINNING NO LATER THAN 10 DAYS AFTER THE SIXTH AMENDMENT AND RESTATEMENT EFFECTIVE DATE, A LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH LOANS BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE FOLLOWING ADDRESS: 300 GALLERIA PARKWAY, ATLANTA, GA 30339, ATTENTION OF CHIEF FINANCIAL OFFICER (FAX NO. (770)563-7878)

i

SCHEDULES

1.01	Unrestricted Subsidiaries
2.01	Commitments
5.05	Certain Liabilities
5.09(b)	Environmental Matters
5.09(d)	Hazardous Materials
5.10	Taxes
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
6.17	Post-Closing Matters
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.04(f)	Permitted Subsidiary Fundamental Changes
7.05(k)	Dispositions
7.05(m)	Permitted Subsidiary Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agents’ Offices, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C	[Reserved]
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Security Agreement
H	Intellectual Property Security Agreement

v

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 26, 2013, among TRAVELPORT LLC, a Delaware limited liability company (the “Borrower”), TRAVELPORT LIMITED, a company incorporated under the laws of Bermuda (“Holdings”), WALTONVILLE LIMITED, a company incorporated under the laws of Gibraltar (“Intermediate Parent”), TDS INVESTOR (LUXEMBOURG) S.À R.L., a société à responsabilité limitée incorporated under the laws of Luxembourg (“TDS Intermediate Parent”), UBS AG, STAMFORD BRANCH, as Revolving Administrative Agent and Collateral Agent, CREDIT SUISSE AG, as Term Administrative Agent and L/C Issuer, UBS LOAN FINANCE LLC, as Swing Line Lender, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE SECURITIES (USA) LLC, as Syndication Agent and DEUTSCHE BANK SECURITIES INC. and MORGAN STANLEY SENIOR FUNDING, INC., as Co-Documentation Agents.

PRELIMINARY STATEMENTS

The Borrower, Holdings, Intermediate Parent, TDS Intermediate Parent, UBS AG, Stamford Branch, as Administrative Agent (in such capacity, the “Existing Administrative Agent”) and an L/C Issuer, UBS Loan Finance LLC, as Swing Line Lender, Credit Suisse Securities (USA) LLC, as Syndication Agent, and Lehman Brothers Inc., Citicorp North America, Inc. and Deutsche Bank AG New York Branch, as Co-Documentation Agents, and the lenders party thereto have previously entered into a Credit Agreement dated as of August 23, 2006 (the “Original Credit Agreement”).

The Original Credit Agreement was amended and restated as of January 29, 2007 (as so amended and restated, the “First Amended and Restated Credit Agreement”), was further amended and restated as of May 23, 2007 (as so amended and restated, the “Second Amended and Restated Credit Agreement”), was further amended and restated as of October 22, 2010 (as so amended and restated, and as further amended by Amendment No. 1, dated as of March 14, 2011, the “Third Amended and Restated Credit Agreement”), was further amended and restated as of September 30, 2011 (as so amended and restated, the “Fourth Amended and Restated Credit Agreement”) and was further amended and restated as of December 11, 2012 (as so amended and restated, the “Fifth Amended and Restated Credit Agreement”).

On the Sixth Amendment and Restatement Effective Date, the Fifth Amended and Restated Credit Agreement has been amended and restated in the form of this Agreement.

The Borrower has requested that the Lenders extend credit to the Borrower in the form of (i) a Term Loan Facility in an initial aggregate amount of $1,553,800,000 and (ii) a Revolving Credit Facility in an initial aggregate amount of $120,000,000.

The proceeds of the Term Loans made on the Sixth Amendment and Restatement Effective Date will be used (i) to refinance in full amounts outstanding under the Fifth Amended and Restated Credit Agreement, (ii) to pay fees and expenses related thereto, (iii) to fund the L/C Facility Collateral Account and (iv) to the extent of any remaining proceeds, for general corporate purposes. The proceeds of Revolving Credit Loans made on or after the Sixth Amendment and Restatement Effective Date will be used for working capital and other general corporate purposes of Holdings and its Subsidiaries, including the financing of Permitted Acquisitions. Swing Line Loans and Letters of Credit will be used for general corporate purposes of Holdings and its Subsidiaries. The applicable Lenders have indicated their willingness to lend, and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“5% Shareholder” means any Person that, to the knowledge of the Borrower (after due inquiry), together with its Affiliates, directly or indirectly holds 5% or more of the outstanding Equity Interests of Holdings and shall include the Affiliates of any such Person.

“Accepting Revolving Credit Lender” has the meaning assigned to such term in Section 2.17(a).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to Holdings, Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Act” has the meaning specified in Section 10.21.

“Additional Lender” has the meaning specified in Section 2.14(c).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves; provided that if the “Adjusted LIBO Rate” as calculated above with respect to any Eurodollar Loan would be lower than 1.25% per annum at any time, the “Adjusted LIBO Rate” shall be deemed to be 1.25% per annum at such time.

“Administrative Agent” means the Revolving Administrative Agent or the Term Administrative Agent, as the context may require, and “Administrative Agents” means the Revolving Administrative Agent and the Term Administrative Agent, collectively.

“Administrative Agent’s Office” means each Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as each Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the applicable Administrative Agent.

“Affected Revolving Credit Class” has the meaning assigned to such term in Section 2.17(a).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agents, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means, at any time, the aggregate Commitments of all the Lenders at such time.

“Aggregate Revolving Credit Commitments” means, at any time, the aggregate Revolving Credit Commitments of all the Revolving Credit Lenders at such time.

“Agreement” means this Sixth Amended and Restated Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means each of Sterling, Euros, AUD or such other currency acceptable to the Borrower and the L/C Issuer.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Revolving Credit Loans, (i) from the Sixth Amendment and Restatement Effective Date to the date on which the Revolving Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending September 30, 2013, 4.25% per annum for Eurodollar Loans and 3.25% per annum for Base Rate Loans and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Revolving Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Total Leverage Ratio	Adjusted LIBO Rate for Revolving Credit Loans	Base Rate for Revolving Credit Loans
1	>4.15:1	4.25%	3.25%
2	<4.15:1 but >3.65:1	4.00%	3.00%
3	<3.65:1	3.75%	2.75%

(b) with respect to Term Loans, (i) from the Sixth Amendment and Restatement Effective Date to the date on which the Term Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending September 30, 2013, 5.00% per annum for Eurodollar Loans and 4.00% per annum for Base Rate Loans and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Term Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Total Leverage Ratio	Adjusted LIBO Rate for Term Loans	Base Rate for Term Loans
1	>4.15:1	5.00%	4.00%
2	<4.15:1 but >3.65:1	4.75%	3.75%
3	<3.65:1	4.50%	3.50%

(c) Any increase or decrease in the Applicable Rate under clause (a) or (b) above resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of (x) the Revolving Administrative Agent or the Required Revolving Credit Lenders, with respect to clause (a) above, or (y) the Term Administrative Agent or the Required Term Lenders, with respect to clause (b) above, the highest pricing level shall apply (i) as of the first Business

Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (ii) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, (a) with respect to Commitments or Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, the L/C Issuer and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means Credit Suisse Securities (USA) LLC, UBS Securities LLC, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., each in its capacity as a Joint Bookrunner and a Joint Lead Arranger under this Agreement.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited combined balance sheet of Holdings and its Subsidiaries as of December 31, 2012, and the related audited consolidated statements of income, stockholders’ equity and cash flows for Holdings and its Subsidiaries for the fiscal year ended December 31, 2012.

“AUD” and “A$” mean the lawful currency of the Commonwealth of Australia.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Amount” means, at any time (the “Reference Date”), an amount, not less than $0, equal to (a) 50% of Consolidated Net Income for the period commencing January 1, 2013 and ending on the last day of the most recent fiscal quarter or fiscal year, as applicable, for which financial statements required to be delivered pursuant to Section 6.01(a) or Section 6.01(b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(b), have been received by the Administrative Agents (or in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), minus (b) the aggregate amount of any Investment made pursuant to Section 7.02(n)(ii), any Restricted Payment made pursuant to Section 7.06(h)(y) or any payment made pursuant to Section 7.15(a)(8) during the period commencing on January 1, 2013 and ending on or prior to the Reference Date.

“Bankruptcy Case” has the meaning specified in Section 10.24(e).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate on such day for a one month Interest Period commencing on the second Business Day after such day plus 1%; provided that if the “Base Rate” as calculated above would be lower than 2.25% per annum at any time, the “Base Rate” shall be deemed to be 2.25% at such time. If the applicable Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of such Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of Federal Funds Rate, the Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBO Rate, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 10.02(d).

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York and if such day relates to any interest rate settings as to a Eurodollar Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by Holdings, the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries, (b) all Capitalized Software Expenditures for such period and (c) the value of all assets under Capitalized Leases incurred by Holdings, the Borrower and the Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Term Loans pursuant to Section 2.05(b), (iv) expenditures that constitute any part of Consolidated Lease Expense, (v) expenditures that are accounted for as capital expenditures by Holdings, the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than Holdings, the Borrower or any Restricted Subsidiary and for which none of Holdings, the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by Holdings, the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (vii) expenditures that constitute Permitted Acquisitions.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Cash Collateral” has the meaning specified in Section 2.03(c).

“Cash Collateralize” has the meaning specified in Section 2.03(c).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings, the Borrower or any Restricted Subsidiary:

(a) Dollars, Euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, in each case having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(g) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA - (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(h) instruments equivalent to those referred to in clauses (a) through (g) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(i) Investments, classified in accordance with GAAP as current assets of Holdings, the Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition.

“Cash Management Bank” means any Lender or any Affiliate of a Lender providing cash management services to Holdings, the Borrower or any Restricted Subsidiary.

“Cash Management Obligations” means obligations owed by Holdings, the Borrower or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services (including in respect of liabilities arising from purchase cards, travel and entertainment cards, or other card services) or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the earliest to occur of:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the then issued and outstanding voting shares of Holdings and (y) the percentage of the then issued and outstanding voting shares of Holdings owned, directly or indirectly, beneficially by the Permitted Holders; or

(b) during any period of twelve (12) consecutive months, the board of directors of Holdings shall not consist of a majority of the Continuing Directors; or

(c) any “Change of Control” (or any comparable term) in the Second Lien Credit Agreement or in any document pertaining to the Senior Notes, the High Yield Notes, any Junior Lien Indebtedness, any Subordinated Financing or any Permitted Refinancing Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount, and as a result of which the holders of such Indebtedness have the right to require the Borrower to repay such Indebtedness prior to its scheduled maturity (including as a result of any offers to repurchase or repay required to be made); or

(d) at any time prior to a Qualifying IPO of the Borrower, the Borrower ceasing to be a directly or indirectly wholly owned Subsidiary of Holdings.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Term Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments or Term Loan Commitments, (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term Loans and (d) when used with respect to Facilities, refers to whether such Facility is the Swing Line Facility, the L/C Facility, the Revolving Credit Facility or the Term Loan Facility.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Co-Documentation Agents” means Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents under this Agreement.

“Collateral” means all of the “Collateral,” or terms of similar import, as defined in any Collateral Document, including the Mortgaged Properties.

“Collateral Agent” means UBS AG, Stamford Branch, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agents shall have received each Collateral Document required to be delivered (i) pursuant to clause (a) of the definition of “Collateral and Guarantee Requirement” in the Fifth Amended and Restated Credit Agreement or (ii) pursuant to Section 6.11 or 6.17 at such time, in each case duly executed by each Loan Party thereto;

(b) all Obligations shall have been unconditionally guaranteed pursuant to the Guaranty by Holdings, Intermediate Parent, TDS Intermediate Parent, any other Intermediate Holding Company that is not an Excluded Subsidiary and each Restricted Subsidiary of Holdings that is a Domestic Subsidiary and not an Excluded Subsidiary;

(c) all guarantees issued or to be issued in respect of the Senior Subordinated Notes (i) shall be subordinated to the Guaranties to the same extent that the Senior Subordinated Notes are subordinated to the Obligations and (ii) shall provide for their automatic release upon a release of the corresponding Guaranty;

(d) the Obligations and the Guaranties shall have been secured by a first-priority security interest in: (i) all of the Equity Interests of the Borrower, (ii) all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries and any Equity Interest of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g)) of each wholly owned direct Subsidiary of Holdings, Intermediate Parent, TDS Intermediate Parent, any other Intermediate Holding Company, the Borrower or a Domestic Subsidiary of Holdings that is required hereunder to be a Guarantor on such date, and (iii) 65% of the issued and outstanding Equity Interests of each wholly owned Foreign Subsidiary that is directly owned by Holdings, an Intermediate Holding Company, the Borrower or any Domestic Subsidiary of Holdings that is or is required hereunder to be a Guarantor on such date;

(e) except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations and the Guaranties shall have been secured by a perfected security interest in, and mortgages on, substantially all tangible and intangible assets of Holdings, the Borrower and each other Domestic Guarantor (including accounts (other than deposit accounts or other bank or securities accounts, which are the subject of clause (f) below), inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, owned (but not leased) real property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents; provided that security interests in real property shall be limited to the Mortgaged Properties;

(f) with respect to each domestic deposit account and other domestic bank and securities accounts (other than Excluded Accounts), maintained by the Borrower or any Domestic Guarantor with any depositary bank or securities intermediary, the Collateral Agent shall have received a counterpart, duly executed and delivered by the Borrower or the applicable Domestic Guarantor and such depositary bank or securities intermediary, as the case may be, of a control agreement;

(g) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01;

(h) subject to Section 6.17, the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to (A) the owned real property of the Loan Parties located at 5350 South Valentia Way, Greenwood Village, Colorado (it being understood that such Mortgage and required amendments thereto were delivered in accordance with Section 6.16 of the Original Credit Agreement and Section 6.17 of the Third Amended and Restated Credit Agreement prior to the Sixth Amendment and Restatement Effective Date) and (B) each owned property required to be delivered pursuant to Section 6.11 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Collateral Agent may reasonably request, and (iii) such existing surveys, existing abstracts, existing appraisals, legal opinions and other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property;

(i) subject to clause (k) below, Holdings and the Borrower shall use commercially reasonable best efforts to ensure that, to the extent permitted by Law and subject to no material adverse tax, regulatory or legal consequences (as determined by Holdings in good faith after consultation with the Administrative Agents), the Obligations shall be unconditionally guaranteed in full by each Restricted Subsidiary of Holdings (other than an Excluded Subsidiary) that is not required to provide a guarantee pursuant to clause (b) above, and upon the actual execution and delivery of each such guarantee pursuant to this Agreement, such guarantee will also be considered a Guaranty and such guarantor will also be considered a Guarantor for all purposes of this Agreement and the other Loan Documents;

(j) subject to clause (k) below, Holdings and the Borrower shall use commercially reasonable best efforts to ensure that, to the extent permitted by Law and subject to no material adverse tax, regulatory or legal consequences (as determined by Holdings in good faith after consultation with the Administrative Agents), the Obligations and the Guaranties shall have been secured by a first-priority security interest in: (i) 100% of the Equity Interests of each direct wholly owned Foreign Subsidiary of Holdings (to the extent not already subject to a 100% pledge pursuant to clause (d) above), (ii) 100% of the issued and outstanding non-voting Equity Interests of each direct wholly owned Foreign Subsidiary of a Guarantor (other than Holdings) or of the Borrower (to the extent not already subject to a 100% pledge pursuant to clause (d) above) and (iii) 65% (or, at the election of the Borrower, such greater percentage as shall not result in the consequences referred to above) of the issued and outstanding voting Equity Interests of each direct wholly owned Foreign Subsidiary of a Guarantor (other than Holdings) or of the Borrower (to the extent not already subject to a 65% pledge pursuant to clause (d) above); provided that with respect to each direct wholly owned Foreign Subsidiary of a Guarantor (other than Holdings) or of the Borrower the non-voting Equity Interests of such Foreign Subsidiary pledged pursuant to the foregoing clause (ii) and voting Equity Interests of such Foreign Subsidiary pledged pursuant to the foregoing clause (iii) shall collectively not exclude more than an immaterial portion of the economic value of such Foreign Subsidiary; and

(k) no Restricted Subsidiary shall be required to provide a guarantee pursuant to clause (i) above (and any such Restricted Subsidiary shall be automatically released from its obligations under a Guaranty) or have its Equity Interests pledged pursuant to clause (j) above (and any such Equity Interest pledged shall be automatically released) if it is determined by Holdings acting in good faith that (i) the total assets of such Restricted Subsidiary on a consolidated basis have a value of less than $2,500,000 as of the date of the most recent financial information prepared for such Restricted Subsidiary (or, if such financial information has not been prepared within the prior 12 months, as of a reasonably recent date determined by such Restricted Subsidiary) or (ii) there are holders of minority interests in such Restricted Subsidiary or pledges or Liens on the assets of such Restricted Subsidiary or any other arrangement that would prevent the economic value of such Restricted Subsidiary from being available to the Secured Parties in an Insolvency Proceeding (as defined in the Junior Lien Intercreditor Agreement in effect on the Sixth Amendment and Restatement Effective Date) of Holdings (any such Restricted Subsidiary, an “Immaterial Subsidiary”).

For purposes of clauses (i) and (j) above, commercially reasonable best efforts shall include appropriate amendments to charters and/or the interposition of intermediate holding companies in furtherance of the requirements of this definition.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Collateral Agent (confirmed in writing by notice to the Borrower), the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Sixth Amendment and Restatement Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of real property entered into by the Borrower or any other Domestic Guarantor, the Borrower shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases, (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents as in effect on the Sixth Amendment and Restatement Effective Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agents and the Borrower and (c) Orbitz TopCo and its Subsidiaries shall not be subject to the Collateral and Guarantee Requirement other than pursuant to Section 6.16.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements, control agreements or other similar agreements delivered to the Collateral Agent for the benefit of the Lenders pursuant to Section 6.11, Section 6.13 or Section 6.17 of this Agreement, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agents or the Collateral Agent, as the case may be, for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Fee Rate” means a percentage per annum equal to 1.00%.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities;

(ii) provision for taxes based on income, profits or capital of Holdings, the Borrower and the Restricted Subsidiaries, including state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes paid or accrued during such period;

(iii) depreciation and amortization including amortization of Capitalized Software Expenditures;

(iv) Non-Cash Charges;

(v) extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans (other than any amounts that could be added back to Consolidated EBITDA pursuant to clause (vi) or (ix) below, but for the cap contained therein);

(vi) restructuring charges or reserves (including restructuring costs related to acquisitions after the Original Closing Date and to closure/consolidation of facilities), which amount, when combined with the amounts added pursuant to clause (ix) below, shall not exceed $35,000,000 for any period consisting of four consecutive fiscal quarters;

(vii) any deductions attributable to minority interests;

(viii) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor to the extent permitted hereunder;

(ix) the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Original Closing Date and costs related to the closure and/or consolidation of facilities, the separation from Cendant Corporation and the business-to-consumer platform, which amount, when combined with the amounts added pursuant to clause (vi) above, shall not exceed $35,000,000 for any period consisting of four consecutive fiscal quarters;

(x) any costs or expenses incurred by Holdings, the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings, the Borrower or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests);

(xi) any payments with respect to the FASA Credits; and

(xii) amortization of development advance payments which were made with the objective of increasing the number of clients, or improving customer loyalty; less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains;

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period);

(iii) gains on asset sales (other than asset sales in the ordinary course of business);

(iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments;

(v) all gains from investments recorded using the equity method; provided that Consolidated EBITDA shall be increased by the amount of dividends or distributions or other payments from such investment to a Loan Party or the Restricted Subsidiary which made the investment that are actually paid in cash during such period (or to the extent converted into cash during such period); and

(vi) United EBITDA;

in each case, as determined on a consolidated basis for Holdings, the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(i) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses (after any offset) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Contracts for currency exchange risk);

(ii) there shall be excluded in determining Consolidated EBITDA for any period any adjustments (after any offset) resulting from the application of Statement of Financial Accounting Standards No. 133; and

(iii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by Holdings, Intermediate Parent, TDS Intermediate Parent, the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by Holdings, Intermediate Parent, TDS

Intermediate Parent, the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition), (B) for the purposes of the definition of the term “Permitted Acquisition,” Section 7.11 and Section 7.12, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agents and (C) for purposes of determining the Total Leverage Ratio, the First Lien Leverage Ratio and the Senior Secured Leverage Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of by Holdings, the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) non-cash losses on discontinued operations and asset sales, disposals or abandonments, (b) any impairment charge or asset write-off including, without limitation, those related to intangible assets, long-lived assets, and investments in debt and equity securities, in each case, pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges including, without limitation, the amortization of up-front bonuses in connection with the supplier services business (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Consolidated Lease Expense” means, for any period, all rental expenses of Holdings, the Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with sale-leaseback transactions permitted by Section 7.05(f)), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and related to periods prior to such acquisition and (c) all obligations under Capitalized Leases, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings, the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the net income of any Restricted Subsidiary of Holdings (other than any Guarantors) during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or requirement of law or regulation applicable to that Restricted Subsidiary during such period unless such restriction has been legally waived, (b) extraordinary items for such period, (c) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Original Closing Date and any such transaction undertaken but not completed) and any charges or integration or non-recurring merger costs incurred during such period as a result of any such transaction (including, without limitation, (i) bonuses paid in connection with the Gullivers Travel Associates acquisition and (ii) any adjustments to liabilities owing to former owners of Orbitz under a tax sharing agreement) and (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness; provided that, for the avoidance of doubt, any net income attributable to a Restricted Subsidiary shall only constitute Consolidated Net Income after deducting for any minority interests in such Restricted Subsidiary. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to property and equipment, software and other intangible assets, deferred revenue and debt line items in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings, the Borrower and the Restricted Subsidiaries), as a result of any acquisition consummated prior to the Original Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof, net of taxes (other than the impact of unfavorable contract liabilities and commission agreements under purchase accounting). In addition, FASA Credits provided by Worldspan, L.P. to Northwest or Delta shall reduce Consolidated Net Income in the period in which such credit was provided regardless of accounting treatment in accordance with GAAP, except to the extent FASA Credits have been prepaid with the proceeds of debt issuances by Worldspan.

“Consolidated Total First Lien Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money and debt obligations evidenced by promissory notes or similar instruments that, in each case as of such date, is secured by a first priority Lien on any asset or property of Holdings, the Borrower or any of its Restricted Subsidiaries minus, for purposes of the First Lien Incurrence Test and the First Lien Ratio Test only, (b) without duplication, (i) the aggregate amount of cash and Cash Equivalents credited to the Tranche S Collateral Accounts as of such date and (ii) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(l), Section 7.01(r), Section 7.01(s), clauses (i) and (ii) of Section 7.01(u), Section 7.01(aa) and Section 7.01(bb)) in an amount not to exceed $100,000,000 included in the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries as of such date.

“Consolidated Total Debt” means, as of any date of determination, (a)(i) the aggregate principal amount of Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, plus (ii) the present value of all remaining payments due under the FASA Credits at an assumed 11% discount rate (unless remaining payments under the FASA Credits are classified as a liability on the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, in which case, the amount under this clause (ii) shall be the amount of such liability), minus (b) without duplication, (i) the aggregate amount of cash and Cash Equivalents credited to the Tranche S Collateral Accounts as of such date and (ii) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(l), Section 7.01(r), Section 7.01(s), clauses (i) and (ii) of Section 7.01(u), Section 7.01(aa) and Section 7.01(bb)) included in the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries as of such date.

“Consolidated Total Secured Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money and debt obligations evidenced by promissory notes or similar instruments that, in each case as of such date, is outstanding under the Loan Documents or is secured by a Lien on all or any portion of the Collateral.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans, L/C Obligations or Junior Lien Indebtedness to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Continuing Directors” means the directors of Holdings on the Sixth Amendment and Restatement Effective Date and each other director, if, in each case, such other directors’ nomination for election to the board of directors of Holdings (or the Borrower after a Qualifying IPO of the Borrower) is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the shareholders of Holdings (or the Borrower after a Qualifying IPO of the Borrower).

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Covenant Modification Effective Date” means the earliest date following the Sixth Amendment and Restatement Effective Date on which (a) the Total Leverage Ratio for the applicable Test Period in effect for such date is less than 5.30:1, (b) no financial maintenance covenants in any Second Lien Credit Agreement or in the definitive documentation in respect of any Junior Lien Indebtedness are in effect and (c) the Borrower’s corporate credit ratings are at least B2 and B (in each case with a stable or better outlook) from Moody’s and S&P, respectively.

“Credit Extension” means (a) a Borrowing or (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans under the applicable Facility plus (c) 2.0% per annum; provided that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Creditor” has the meaning specified in Section 8.06(d).

“Defaulting Lender” shall mean any Lender, as determined by the applicable Administrative Agent, that (a) has failed to fund any portion of its Loans or participations in Swing Line Obligations required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has notified the applicable Administrative Agent, the Swing Line Lender, any Lender and/or the Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the applicable Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Swing Line Loans, (d) has otherwise failed to pay over to the applicable Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute, or (e) in the case of a Lender that has a Commitment or Swing Line Obligations outstanding at such time, shall take, or is the Subsidiary of any Person that has taken, any action or be (or is) the subject of any action or proceeding of a type described in Section 8.01(f) or (g) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such Person).

“Delta” means Delta Air Lines, Inc., a Delaware corporation.

“Delta FASA” means the Delta Founder Airline Services Agreement, dated as June 30, 2003, between Delta and the Borrower.

“Deposit Accounts” has the meaning specified in the Security Agreement.

“Deposit Account Control Agreement” has the meaning specified in the Security Agreement.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings, the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“DIP Financing” has the meaning specified in Section 10.24(e).

“DIP Financing Liens” has the meaning specified in Section 10.24(e).

“DIP Lenders” has the meaning specified in Section 10.24(e).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Holdings, the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person or the issuance of any Equity Interests pursuant to a Qualifying IPO.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, event of loss or asset disposition so long as any rights of the holders thereof upon the occurrence of a change of control, event of loss or asset disposition event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time such Equity Interest is issued.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a) with respect to any Loan denominated in Dollars (including, with respect to any Swing Line Loan, any funded participation therein), the principal amount thereof then outstanding (or in which such participation is held); and

(b) with respect to any L/C Obligation, (i) if denominated in Dollars, the amount thereof and (ii) if denominated in an Alternative Currency, the amount thereof converted to Dollars in accordance with Section 1.08 and Section 2.03(i).

“Domestic Guarantor” means any Guarantor that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” has the meaning specified in Section 2.05(b).

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“Eligible Purchaser” has the meaning specified in Section 8.06(a).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Engagement Letter” means that certain engagement letter dated June 5, 2013 between the Borrower and the Arrangers.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Euro” and “€” means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Eurodollar Loan” means a Loan or a Borrowing consisting of Loans that bears interest at a rate based on the Adjusted LIBO Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions (other than acquisitions of inventory in the ordinary course of business) by Holdings, the Borrower and the Restricted Subsidiaries completed during such period)), and

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by Holdings, the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (e) of the definition of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (x) all other prepayments of Term Loans and (y) all prepayments of Revolving Credit Loans and Swing Line Loans) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by Holdings, the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions by Holdings, the Borrower and the Restricted Subsidiaries during such period),

(vi) cash payments by Holdings, the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings, the Borrower and the Restricted Subsidiaries other than Indebtedness,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period pursuant to Section 7.02(b), (i), (n), (s) or (v) to the extent that such Investments and acquisitions were financed with internally generated cash flow of Holdings, the Borrower and the Restricted Subsidiaries,

(viii) [Reserved],

(ix) the aggregate amount of expenditures actually made by Holdings, the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings, the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the applicable Administrative Agent or the L/C Issuer, as the case may be, and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the applicable Administrative Agent or the L/C Issuer, as the case may be, in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Accounts” means (a) each Tranche S Collateral Account, (b) each of the Deposit Accounts the funds in which are specially and exclusively used for payroll, payroll taxes and other employee wage benefit payments to or for the benefit of any Loan Party’s employees, (c) each of the Deposit Accounts that holds funds not owned by any Loan Party, (d) Deposit Accounts or Securities Accounts not located in the United States or any of its States or territories, (e) tax withholding accounts (to the extent maintained by the Borrower and its Subsidiaries exclusively for the purpose of maintaining or holding tax withholding amounts payable to applicable Governmental Authorities), in each case, entered into in the ordinary course of business and consistent with prudent business conduct, (f) segregated Deposit Accounts constituting zero balance accounts, in each case to the extent such zero balance accounts are swept on a daily basis to any of the Deposit Accounts that is subject to a Deposit Account Control Agreement and (g) any Deposit Accounts or Securities Accounts, the average daily balance of which has not, for any period of twenty (20) consecutive Business Days after the Sixth Amendment and Restatement Effective Date, exceeded $5,000,000 for any such account.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of Holdings, (b) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, (c) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(g) and each Restricted Subsidiary thereof that guarantees such Indebtedness, provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (c) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable, and (d) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agents (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Existing Administrative Agent” has the meaning specified in the Preliminary Statements.

“Existing Letters of Credit” means the “Letters of Credit” (as defined in the Fifth Amended and Restated Credit Agreement) issued by UBS AG, Stamford Branch pursuant to the Fifth Amended and Restated Credit Agreement and outstanding on the Sixth Amendment and Restatement Effective Date.

“Existing Term Loans” means all “Term Loans” (as defined in the Fifth Amended and Restated Credit Agreement) outstanding under the Fifth Amended and Restated Credit Agreement on the Sixth Amendment and Restatement Effective Date immediately prior to the initial extensions of credit hereunder.

“Existing Tranche S Collateral Account” means the “Account” as defined in the Existing Tranche S Collateral Account Agreement, which as of the Third Amendment and Restatement Date was a blocked account maintained at UBS AG, Stamford Branch under its sole dominion and control that was initially funded on the Third Amendment and Restatement Effective Date pursuant to Section 4(a)(ii) of the Third Amendment and Restatement Agreement.

“Existing Tranche S Collateral Account Agreement” means the Tranche S Collateral Account Agreement dated as of the Third Amendment and Restatement Effective Date.

“Facility” means the Term Loan Facility, the L/C Facility or the Revolving Credit Facility, as the context may require, and are referred to collectively as the “Facilities”.

“FASA Credits” means the Delta FASA Credits and the Northwest FASA Credits, as defined in the Delta FASA and the Northwest FASA, respectively.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date hereof, and any amended or successor version that is substantively comparable and not materially more onerous to comply with, and any current or future U.S. Treasury regulations or other official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the Internal Revenue Service) and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the applicable Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter dated June 5, 2013 between the Borrower and Credit Suisse Securities (USA) LLC.

“Fifth Amended and Restated Credit Agreement” has the meaning set forth in the Preliminary Statements.

“First Amended and Restated Credit Agreement” has the meaning specified in the Preliminary Statements.

“First Amendment and Restatement Effective Date” has the meaning specified in the Second Amended and Restated Credit Agreement.

“First Lien Incurrence Test” means, as of any date of determination, that the First Lien Leverage Ratio for the most recent Test Period, determined on a Pro Forma Basis, shall be no greater than 3.10 to 1.00.

“First Lien Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total First Lien Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“First Lien Ratio Test” means, as of any date of determination, that the First Lien Leverage Ratio for the most recent Test Period, determined on a Pro Forma Basis, shall be no greater than 2.70 to 1.00.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Loan Party or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of Holdings which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans, any Junior Lien Indebtedness, any High Yield Notes (and any Permitted Refinancing thereof), any Subordinated Financing and any Permitted Refinancing Indebtedness.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agents that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Original Closing Date in GAAP or in the application thereof on the operation of such provision (or if either Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on Sixth Amendment and Restatement Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Person that has unconditionally guaranteed all Obligations to the extent set forth in the definition of “Collateral and Guarantee Requirement” or as required by the terms of any Intercreditor Agreement.

“Guaranty” means (a) the guaranty made by Holdings and the Subsidiary Guarantors in favor of the Administrative Agents on behalf of the Secured Parties, substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11 or otherwise.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means (i) UBS AG, London branch, with respect to those certain three cross currency swaps executed by Borrower with UBS AG, London branch, each with an effective date of August 23, 2006 and (ii) any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto.

“High Yield Notes” means the Senior Notes and Senior Subordinated Notes.

“High Yield Notes Documentation” means the High Yield Notes, and all documents executed and delivered with respect to the High Yield Notes, including the Senior Notes Indenture and the Senior Subordinated Notes Indentures.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Holdings Annual Report” means the Annual Report of Holdings on Form 10-K filed with the SEC for the fiscal year ended December 31, 2012.

“Honor Date” has the meaning specified in Section 2.03(d)(i).

“Immaterial Subsidiary” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Incremental Amendment” has the meaning specified in Section 2.14(c).

“Incremental Amount” means, at any time, an amount equal to the aggregate principal amount of Indebtedness that could be incurred as of such date of determination such that the First Lien Incurrence Test, calculated on a Pro Forma Basis, is satisfied (provided that for purposes of determining compliance with the First Lien Incurrence Test, any cash proceeds to be received from the incurrence of the applicable Indebtedness shall not be deducted in the calculation of Consolidated Total First Lien Debt pursuant to clause (b) of the definition thereof).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(c).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Incremental Yield Differential” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of Holdings and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary of business consistent with past practice. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Insolvency or Liquidation Proceeding” means (a) any voluntary or involuntary case or proceeding under any Debtor Relief Law with respect to any Loan Party, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding or private or judicial foreclosure with respect to any Loan Party or with respect to all or any material part of its assets (other than any liquidation, dissolution, reorganization, winding up or similar organizational change of any Subsidiary of Holdings not prohibited by this Agreement), (c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any liquidation, dissolution, reorganization or winding up of any Subsidiary of Holdings not prohibited by this Agreement) or (d) any material assignment for the benefit of creditors or any other marshalling of all or any material part of the assets and liabilities of any Loan Party.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement, substantially in the form attached as Exhibit H.

“Intercreditor Agreements” means the Junior Lien Intercreditor Agreements.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, or to the extent available to each Lender of such Eurodollar Loan, twelve months, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Intermediate Holding Company” means any Subsidiary of Holdings that, directly or indirectly, owns any of the issued and outstanding Equity Interests of the Borrower.

“Intermediate Parent” has the meaning specified in the introductory paragraph to this Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investors” means The Blackstone Group, Angelo Gordon & Company Investments, L.P., Q Investments, L.P. and each of their respective Affiliates, but not including, however, any portfolio companies of any of the foregoing.

“IP Collateral” means all “Intellectual Property Collateral” referred to in the Collateral Documents and all of the other IP Rights that are or are required by the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“Joint Bookrunners” means Credit Suisse Securities (USA) LLC, UBS Securities LLC, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc., each in its capacity as a Joint Bookrunner under this Agreement.

“Judgment Currency” has the meaning specified in Section 10.19.

“Junior Lien” means a Lien on all or a portion of the Collateral (and on no asset or property that is not Collateral) securing Indebtedness incurred pursuant to Section 7.03(r) or 7.03(w) (and related obligations), which Lien is junior in priority to the Liens securing the Obligations; provided that such Lien shall be subject to, and the administrative agent, collateral agent, trustee and/or any similar representative (in each case, as determined by the Administrative Agents) acting on behalf of the holders of such Indebtedness (and related obligations) shall have become party to, a Junior Lien Intercreditor Agreement (and such Junior Lien Intercreditor Agreement shall have been executed by the Loan Parties).

“Junior Lien Indebtedness” means any Indebtedness secured by Junior Liens. For the avoidance of doubt, Junior Lien Indebtedness includes any Indebtedness incurred under the Second Lien Credit Agreement.

“Junior Lien Intercreditor Agreement” means (i) the Second Lien Intercreditor Agreement and (ii) any other intercreditor agreement in form and substance satisfactory to the Administrative Agents providing for any Liens securing any Junior Lien Indebtedness (and related obligations) to be junior in priority to the Liens securing the Obligations and setting forth the relative creditor rights on terms that are no less favorable in any material respect to the Secured Parties than those contained in the Junior Lien Intercreditor Agreement as in effect on the Sixth Amendment and Restatement Effective Date, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Latest Maturity Date” means, at any date of determination, the latest date that is a Maturity Date applicable to any Loan or Commitment hereunder at such time, determined after giving effect to any extension of the Maturity Dates hereunder and assuming, in the case of any Maturity Date that is determined by reference to the satisfaction or non-satisfaction of any condition, that such Maturity Date is to occur on the latest of the dates specified therefor.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Facility” means the letter of credit facility made available by the L/C Issuer pursuant to Section 2.03.

“L/C Facility Collateral Account” means, with respect to the L/C Issuer, the “Account” as defined in the L/C Facility Collateral Account Agreement, which shall initially be a blocked account maintained at The Bank of New York (or such other financial institution selected by the L/C Issuer) under the sole dominion and control of the L/C Issuer funded with the proceeds of Cash Collateral pursuant to Section 2.03(c) with respect to Letters of Credit issued by the L/C Issuer.

“L/C Facility Collateral Account Agreement” means the Control Agreement, dated as of or about the date hereof, among the Borrower, the L/C Issuer and The Bank of New York Mellon, as amended, restated, supplemented or modified from time to time.

“L/C Facility Maximum Amount” means $137,000,000.

“L/C Issuer” means Credit Suisse AG and any other Lender that becomes the L/C Issuer in accordance with Section 10.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Letters of Credit (whether or not such maximum amount is then in effect under any such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) plus the aggregate of all Unreimbursed Amounts in respect of Letters of Credit.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes the L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Group” means, collectively, the Administrative Agents, the L/C Issuer and the Lenders (including the Swing Line Lender).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the applicable Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder in accordance with Section 2.03. Each Letter of Credit shall be a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means with respect to Letters of Credit, June 26, 2018, or such later date as may be agreed to by the L/C Issuer.

“LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, the rate per annum determined by the applicable Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by such Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the applicable Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by such Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit made by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan, an Incremental Term Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) each Incremental Amendment, (iv) the Guaranty, (v) the Collateral Documents and, except for purposes of Section 10.01, the L/C Facility Collateral Account Agreement and the Existing Tranche S Collateral Account Agreement, (vi) the Intercreditor Agreements, (vii) the Engagement Letter, (viii) the Fee Letter, (ix) each Letter of Credit Application and (x) each Refinancing Term Loan Amendment.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, June 26, 2018 and (b) with respect to the Term Loan Facility, June 26, 2019; provided that the dates specified in clauses (a) and (b) will automatically become (i) November 1, 2015 if, on such date, the Maturity Trigger has occurred with respect to the Second Lien Tranche 1 Loans, (ii) December 1, 2015 if, on such date, the Maturity Trigger has occurred with respect to the Senior Notes, (iii) June 2, 2016 if, on such date, the Maturity Trigger has occurred with respect to the Senior Subordinated Notes, or (iv) September 1, 2016, if, on such date, the Maturity Trigger has occurred with respect to the Second Lien Tranche 2 Loans; provided, further, that, in each case, if any such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day; provided, further, that any Permitted Refinancing of Senior Notes, Senior Subordinated Notes, Second Lien Tranche 1 Loans or Second Lien Tranche 2 Loans shall be deemed Senior Notes, Senior Subordinated Notes, Second Lien Tranche 1 Loans or Second Lien Tranche 2 Loans, as applicable, for purposes of this definition and the definition of Maturity Trigger only, if such Permitted Refinancing matures (including as a result of any condition that could cause such Permitted Refinancing to mature) or requires any scheduled amortization, repayment of principal, mandatory redemption or sinking fund obligations prior to the date that is ninety-one (91) days after (x) June 26, 2018, with respect to the Revolving Credit Facility or (y) June 26, 2019, with respect to the Term Loan Facility (in each case, other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration right after an event of default).

“Maturity Trigger” means, and shall be deemed to have occurred if, on any applicable date of determination with respect to the Second Lien Tranche 1 Loans, the Senior Notes, the Senior Subordinated Notes or the Second Lien Tranche 2 Loans, as the case may be, the aggregate principal amount of outstanding Second Lien Tranche 1 Loans, Senior Notes, Senior Subordinated Notes or Second Lien Tranche 2 Loans with respect to which the Maturity Trigger is being tested is greater than or equal to an amount equal to 10% of the principal amount of such Second Lien Tranche 1 Loans, Senior Notes, Senior Subordinated Notes or Second Lien Tranche 2 Loans, as the case may be, outstanding as of the Sixth Amendment and Restatement Effective Date.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Amount” means (a) on any date prior to September 30, 2013, $62,500,000, and (b) on September 30, 2013, and any date thereafter, $37,500,000.

“Minimum Cash” means, on any date, the Dollar Amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), Section 7.01(l), Section 7.01(r), Section 7.01(s), clauses (i) and (ii) of Section 7.01(u), Section 7.01(aa) and Section 7.01(bb)) included in the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries as of such date minus the aggregate amount of cash and Cash Equivalents credited to any Tranche S Collateral Account as of such date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a document in form and substance reasonably satisfactory to the Administrative Agents (it being understood and agreed that a mortgage document in form and substance substantially similar to the Mortgage referred to in clause (h)(i)(A) of the definition of “Collateral and Guarantee Requirement” is satisfactory to the Administrative Agents).

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (h) of the definition of “Collateral and Guarantee Requirement.”

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions or, during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by Holdings, the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings, the Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, any Permitted Refinancing Indebtedness and any Junior Lien Indebtedness), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings, the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserves for adjustment in respect of (x) the sale price of such assets or assets established in accordance with GAAP, including working capital adjustments, (y) any liabilities associated with such asset or assets and retained by Holdings, the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters, and (z) any indemnification obligations associated with such asset or assets or such transaction, it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by Holdings, the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) of the preceding sentence or, if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed a Dollar Amount of $7,250,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed a Dollar Amount of $21,750,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) with respect to the incurrence or issuance of any Indebtedness by Holdings, the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses incurred by Holdings, the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“Next Gen Platform” means a passenger service system for an airline or other travel supplier or any system which augments, improves or replaces such IT systems.

“Non-Cash Charges” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Non-Conforming Plan of Reorganization” means any Plan of Reorganization (x) the provisions of which are inconsistent with or in contravention of the provisions hereof, including any plan of reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Sections 2.12, 2.13 and 8.04 and (y) that has not been approved by the Required Revolving Credit Lenders.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Northwest” means Northwest Airlines, Inc., a Minnesota corporation.

“Northwest FASA” means the Northwest Founder Airline Services Agreement, dated as of June 30, 2003, between Northwest and the Borrower.

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of the Available Amount that is proposed to be applied to a particular use or transaction, that such amount (a) in the case of Net Cash Proceeds, was not required to be applied to prepay the Loans pursuant to Section 2.05(b) and (b) in either case, was not previously applied, or is not simultaneously being applied, to any Investment, Restricted Payment or prepayment, redemption, purchase, defeasance or other payment in respect of any Junior Lien Indebtedness pursuant to Section 7.02(n), 7.06(f)(i), 7.06(h) or 7.15(a).

“Note” means any promissory note of the Borrower payable to a Lender under any Facility or Facilities (or its registered assigns) evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from extensions of credit made by such Lender under such Facility or Facilities. Notes issued on and after the Sixth Amendment and Restatement Effective Date shall be in form and substance reasonably satisfactory to the Borrower and the applicable Administrative Agent.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations of any Loan Party and its Subsidiaries arising under any Secured Hedge Agreement (other than, with respect to any Guarantor that is not a Qualified Eligible Contract Participant Guarantor, Excluded Swap Obligations of such Guarantor), and (c) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (i) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document and (ii) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“OID” has the meaning specified in the definition of the term “Permitted Refinancing Indebtedness”.

“Orbitz Business” means the Persons whose assets and operations comprise the former Orbitz Worldwide Business division of Holdings (as such division was comprised on the Original Closing Date).

“Orbitz TopCo” means Orbitz Worldwide, Inc. or any other Person that owns any and all of the other Persons comprising the Orbitz Business.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Credit Agreement” has the meaning specified in the Preliminary Statements.

“Original Closing Date” means August 23, 2006.

“Other Indebtedness” has the meaning specified in the definition of the term “Permitted Refinancing Indebtedness.”

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date, and (b) with respect to any L/C Obligations on any date, the Dollar Amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Amendments” has the meaning specified in Section 2.17(c).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of (x) Holdings, (y) any direct or indirect parent of Holdings so long as the proceeds thereof have been contributed to Holdings or the Borrower, and (z) after a Qualifying IPO, the Borrower or an Intermediate Holding Company.

“Permitted Holders” means each of (i) the Investors, (ii) the Management Stockholders, and (iii) the holders of issued and outstanding voting shares of Holdings or any of its direct or indirect parents acquired as a result of the exchange or conversion of, or any other receipt of shares on account of (in whole or in part), outstanding loans under the PIK Credit Agreement, outstanding loans under the Second Lien Credit Agreement, outstanding Senior Notes under the Senior Notes Indenture or outstanding Senior Subordinated Notes under the Senior Subordinated Notes Indentures, as the case may be, for or into such issued and outstanding voting shares of Holdings or any of its direct or indirect parents, solely with respect to such issued and outstanding voting shares of Holdings or any of its direct or indirect parents acquired as a result of such an exchange or conversion, or other receipt on account of (in whole or in part), such outstanding loans or notes.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(r), 7.03(t) or 7.03(w), (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agents at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless either Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(r) or 7.03(w), such modification, refinancing, refunding, renewal or extension (and related obligations) is secured only by Liens on Collateral that are Junior Liens.

“Permitted Refinancing Indebtedness” means (a) Indebtedness of the Borrower and any Guarantees thereof by the Guarantors incurred to refinance the Term Loans or the Revolving Credit Facility (any such Indebtedness being referred to in this definition as “Other Indebtedness”); provided that (i) the stated final maturity of such Other Indebtedness is not earlier than 91 days after the Latest Maturity Date in effect on the date of incurrence thereof, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes such 91st day (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Other Indebtedness upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof), (ii) such Other Indebtedness is not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition) prior to the date that is 91 days after the Latest Maturity Date in effect on the date of incurrence thereof, provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Other Indebtedness shall be permitted so long as the Weighted Average Life to Maturity of such Other Indebtedness shall be longer than the remaining Weighted Average Life to Maturity of each Class of the Term Loans outstanding as of the date of incurrence thereof, (iii) such Other Indebtedness shall not be an obligation (including pursuant to a Guarantee) of any Person other than the Borrower and the Guarantors, (iv) 100% of the Net Cash Proceeds of such Other Indebtedness shall be applied, on the date of the incurrence thereof, (A) to refinance all or any portion of the Revolving Credit Facility (with a concomitant reduction of the Revolving Credit Commitments) and (B) to repay or prepay all or any portion of the outstanding Term Loans in accordance with the terms of this Agreement, (v) such Other Indebtedness shall not be secured by any Lien on any property or assets of Holdings or any Subsidiary, provided that any such Other Indebtedness 100% of the Net Cash Proceeds of which are applied in accordance with clause (iv) above may be secured on a junior priority basis (and subject to a Junior Lien Intercreditor Agreement) by such property and assets of Holdings and the Subsidiaries as secure the Obligations (other than each Tranche S Collateral Account and funds credited thereto), provided further that any such Other Indebtedness 100% of the Net Cash Proceeds of which are applied in accordance with clause (iv)(A) above may be secured on a pari passu basis (and subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agents) by such property and assets of Holdings and the Subsidiaries as secure the Obligations (other than each Tranche S Collateral Account and funds credited thereto), (vi) with respect to any such Other Indebtedness secured on a pari passu basis in accordance with the preceding clause (v), if the initial yield on such Other Indebtedness (as determined by the Administrative Agents to be equal to the sum of (x) the margin above the Adjusted LIBO Rate or similar interest rate spread on such Other Indebtedness for a three-month Interest Period commencing on such date (which shall be increased by the amount that any “LIBOR floor” applicable to such Other Indebtedness on the date such Other Indebtedness is incurred would exceed the Adjusted LIBO Rate or similar interest rate spread that would be in effect for a three-month Interest Period commencing on such date) and (y) if such Other Indebtedness is initially incurred at a discount or the lenders making the same receive a fee directly or indirectly from Holdings or any Subsidiary for doing so, but excluding customary arrangement fees and commitment fees paid to the arrangers (the amount of such discount or fee, expressed as a percentage of such Other Indebtedness, being referred to herein as “OID”), the amount of such OID divided by the lesser of (x) the average life to maturity of such Other Indebtedness and (y) four) exceeds the sum of (A) the margin then in effect for any Term Loan of any Class (which, with respect to the Term Loans of any Class, shall be the sum of the Applicable Rate then in effect for such Term Loans of such Class increased by the amount that any “LIBOR floor” applicable to such Term Loans of such Class on the date such Other Indebtedness is incurred would exceed the Adjusted LIBO Rate that would be in effect for a three-month Interest Period commencing on such date) plus (B) the amount of OID initially paid in respect of the Term Loans of such Class divided by the lesser of (x) the average life to maturity of the Term Loans of such Class as in effect at the time such Term Loans were made as reasonably determined by the Term Administrative Agent and (y) four (the amount of such excess being referred to herein as the “Yield Differential”), then the Applicable Rate then in effect for each such affected Class of Term Loans shall automatically be increased by the Yield Differential, effective upon the incurrence of such Other Indebtedness and (vii) both immediately prior and after giving effect thereto, no Default exists or would result therefrom and (b) any Permitted Refinancing in respect of the Indebtedness referred to in clause (a) above.

“Permitted Refinancing Indebtedness Documentation” means any documentation governing any Permitted Refinancing Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Credit Agreement” means the Amended and Restated Credit Agreement dated as of October 3, 2011, among Holdings, Wells Fargo Bank, National Association, as administrative agent, each lender from time to time party thereto and the other agents and arrangers named therein, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Platform” has the meaning specified in Section 10.02(d).

“Post-Acquisition Period” means, with respect to the acquisition of an Acquired Entity or Business, the period beginning on the date such acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such acquisition is consummated.

“Prime Rate” means the rate of interest per annum determined from time to time by the applicable Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by each Administrative Agent based upon various factors including such Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of Holdings, the Borrower and the Restricted Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by Holdings, the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Public Lender” has the meaning specified in Section 10.02(d).

“Qualified Eligible Contract Participant Guarantor” means, in respect of any Swap Obligation, each Loan Party that qualifies as an “eligible contract participant” pursuant to Section 1a(12) of the Commodity Exchange Act at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings, any direct or indirect parent of Holdings, any Intermediate Holding Company or the Borrower of its common Equity Interests in an underwritten primary public offering (other than an offering solely in respect of an employee stock purchase program).

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Refinancing Term Loan Amendment” has the meaning specified in Section 10.01.

“Register” has the meaning specified in Section 10.07(d).

“Rejection Notice” has the meaning specified in Section 2.05(b)(vi).

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, or a conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate principal amount of each Lender’s risk participation and funded participation in Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments, and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or Holdings or any Affiliate thereof shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) total Outstanding Amount of all Revolving Credit Loans and Swing Line Loans (with the aggregate principal amount of each Lender’s risk participation and funded participation in Swing Line Loans being deemed “held” by such Lender for purposes of this definition), and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the total Outstanding Amount of Revolving Credit Loans and Swing Line Loans held or deemed held by, any Defaulting Lender or Holdings or any Affiliate thereof shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Term Lenders” means, as of any date of determination, Lenders having more than 50% of the total Outstanding Amount of all Term Loans (or, prior to the borrowing of the Term Loans, Term Commitments); provided that the portion of the total Outstanding Amount of Term Loans held or deemed held by, any Defaulting Lender or Holdings or any Affiliate thereof shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings or the Borrower’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of Holdings (including any Intermediate Holding Company) other than an Unrestricted Subsidiary and other than the Borrower.

“Revolving Administrative Agent” means UBS AG, Stamford Branch, in its capacity as administrative agent for the Revolving Credit Lenders under the Loan Documents, or any successor administrative agent with respect to the Revolving Credit Facility.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made by the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means as to each Revolving Credit Lender, its obligation, if any, to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) and (b) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption or Incremental Amendment pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Revolving Credit Commitments as of the Sixth Amendment and Restatement Effective Date is $120,000,000.

“Revolving Credit Exposure” means, as to each Lender, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its Pro Rata Share (determined on the basis of the aggregate amount of its Revolving Credit Commitment as a percentage of the Aggregate Revolving Credit Commitments) of the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate principal amount of the Revolving Credit Commitments, and the extensions of credit thereunder, at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or any Revolving Credit Exposure in respect of a Revolving Credit Commitment at such time

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Revolving Credit Loan Modification Agreement” means a Revolving Credit Loan Modification Agreement in form and substance reasonably satisfactory to the Revolving Credit Loan Modification Offer Arranger, the Revolving Administrative Agent and the Borrower, among the Borrower, the other Loan Parties, one or more Accepting Revolving Credit Lenders, the Revolving Credit Loan Modification Offer Arranger and the Revolving Administrative Agent.

“Revolving Credit Loan Modification Offer” has the meaning specified in Section 2.17.

“Revolving Credit Loan Modification Offer Arranger” means, with respect to any Revolving Credit Loan Modification Offer, any Person or Persons appointed by the Borrower as an arranger thereof.

“Revolving Obligations” means all Obligations under clause (a) of the definition of “Obligations” relating to the Revolving Credit Loans, Swing Line Loans and the Revolving Credit Commitments. For the avoidance of doubt, the term “Revolving Obligations” includes all interest and fees in respect of Revolving Credit Loans and Swing Line Loans that accrue after the commencement by or against any Loan Party or Subsidiary of any Insolvency or Liquidation Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (including claims disallowed as a result of Revolving Obligations and the other Obligations being treated as part of the same class in any Insolvency or Liquidation Proceeding).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amended and Restated Credit Agreement” has the meaning specified in the Preliminary Statements.

“Second Lien Collateral Documents” has the meaning assigned to the term “Collateral Documents” in the Second Lien Credit Agreement.

“Second Lien Credit Agreement” means that certain second lien credit agreement dated as of March 11, 2013, among the Loan Parties, Credit Suisse AG, as administrative agent and collateral agent, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the applicable Junior Lien Intercreditor Agreement, and shall also include, any renewal, extension, refunding, restructuring, replacement or refinancing thereof permitted by this Agreement and the applicable Junior Lien Intercreditor Agreement (whether with the original lenders or with an administrative agent or agents or other lenders, whether provided under the original Second Lien Credit Agreement or any other credit or other indenture or agreement and whether entered into prior to, concurrently with or subsequent to the termination of the prior Second Lien Credit Agreement). Any reference to the Second Lien Credit Agreement herein shall be deemed a reference to any Second Lien Credit Agreement then in existence.

“Second Lien Debt Documents” means the Second Lien Credit Agreement, the Second Lien Collateral Documents and the other “Loan Documents” (or the equivalent thereof) as defined in any Second Lien Credit Agreement, including each mortgage and other security documents, guaranties and the notes, if any, issued thereunder.

“Second Lien Intercreditor Agreement” means the Intercreditor Agreement, dated as of April 15, 2013, among UBS AG, Stamford Branch, as First Priority Collateral Agent, UBS AG, Stamford Branch, as First Priority Administrative Agent, Credit Suisse AG, as Second Priority Collateral Agent, Credit Suisse AG, as Second Priority Administrative Agent, the Borrower, Holdings, Intermediate Parent and TDS Intermediate Parent.

“Second Lien Tranche 1 Loans” means “Tranche 1 Loans” as defined in the Second Lien Credit Agreement as in effect on the date hereof.

“Second Lien Tranche 2 Loans” means “Tranche 2 Loans” as defined in the Second Lien Credit Agreement as in effect on the date hereof.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agents, the Collateral Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by any Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Account” has the meaning specified in the Security Agreement.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Notes” means, collectively, (a) $184,768,075 in aggregate principal amount of the Borrower’s senior floating rate notes due 2016 and (b) $406,196,900 in aggregate principal amount of the Borrower’s 13 7/8% senior fixed rate notes due 2016.

“Senior Notes Indenture” means the Indenture for the Senior Notes, dated as of April 15, 2013.

“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Senior Subordinated Notes” means, collectively, (a) $25,000,000 in aggregate principal amount of the Borrower’s 11 7/8% senior subordinated fixed rate notes due 2016, (b) $300,000,000 in aggregate principal amount of the Borrower’s 11 7/8% senior subordinated fixed rate notes due 2016 and (c) €160,000,000 in aggregate principal amount of the Borrower’s 10 7/8% euro senior subordinated fixed rate notes due 2016.

“Senior Subordinated Notes Indentures” means, collectively, (a) the Indenture, dated as of April 15, 2013, for $25,000,000 in aggregate principal amount of the Borrower’s 11 7/8% senior subordinated fixed rate notes due 2016 and (b) the Indenture, dated as of August 23, 2006, for (i) $300,000,000 in aggregate principal amount of the Borrower’s 11 7/8% senior subordinated fixed rate notes due 2016 and (ii) €160,000,000 in aggregate principal amount of the Borrower’s 10 7/8% euro senior subordinated fixed rate notes due 2016.

“Sixth Amendment and Restatement Agreement” means the Sixth Amendment and Restatement Agreement dated as of June 26, 2013, among the Borrower, Holdings, Intermediate Parent, TDS Intermediate Parent, the Administrative Agents, the Collateral Agent, the L/C Issuer, the Swing Line Lender, the Syndication Agent and the other Lenders and Persons party thereto.

“Sixth Amendment and Restatement Effective Date” has the meaning specified in the Sixth Amendment and Restatement Agreement.

“Sixth Amendment and Restatement Effective Date Transactions” means, collectively, (a) the refinancing of all obligations outstanding under the Fifth Amended and Restated Credit Agreement, (b) the consummation of any other transactions incidental to the foregoing and as disclosed to the Administrative Agents and the Lenders prior to the Sixth Amendment and Restatement Effective Date, (c) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party on the Sixth Amendment and Restatement Effective Date, (d) the incurrence by the Borrower of the Loans made on the Sixth Amendment and Restatement Effective Date and the use of proceeds thereof in accordance with the terms of this Agreement and (e) the payment of fees and expenses in connection with any such other transaction or any of the foregoing.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Default” means any Default or Event of Default under Section 8.01(a), (b) (with respect to Sections 7.11, 7.12 and 7.13 only), (f) or (g).

“Specified Net Cash Proceeds” means, individually or collectively, (a) Net Cash Proceeds received from any Disposition permitted by Section 7.05(n) and (b) Net Cash Proceeds received from any Disposition of Investments in a joint venture solely to the extent such Net Cash Proceeds are in excess of the amount of Investments made by Holdings or any Subsidiary in such joint venture.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment or Subsidiary designation that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”

“Sponsor” means The Blackstone Group and its Affiliates, but not including, however, any of its portfolio companies.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Sponsor and the Borrower.

“Sponsor Termination Fees” means the one-time payment under the Sponsor Management Agreement of a termination fee to the Sponsor and its Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) established by the Board and any other banking authority, domestic or foreign, to which either Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Financing” has the meaning specified in Section 7.15(a).

“Subordinated Financing Documentation” means any documentation governing any Subordinated Financing.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of Holdings that are Guarantors.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a), and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means UBS Loan Finance LLC, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means, at any time, an amount equal to the lesser of (a) $20,000,000 and (b) the aggregate amount of the Revolving Credit Commitments at such time. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Agent” means Credit Suisse Securities (USA), LLC, as Syndication Agent under this Agreement.

“Taxes” has the meaning specified in Section 3.01(a).

“TDS Intermediate Parent” has the meaning specified in the introductory paragraph to this Agreement.

“Term Administrative Agent” means Credit Suisse AG, in its capacity as administrative agent for the Term Lenders under the Loan Documents, or any successor administrative agent with respect to the Term Loans.

“Term Borrowing” means a borrowing consisting of Term Loans of the same Class and Type and, in the case of Eurodollar Loans, having the same Interest Period.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or in the Assignment and Assumption, Incremental Amendment or Refinancing Term Loan Amendment pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term Commitments on the Sixth Amendment and Restatement Effective Date is $1,553,800,000.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Loan Facility” means, at any time, the aggregate principal amount of the Term Commitments and the Term Loans, at such time.

“Test Period” in effect at any time shall mean the most recent period of four consecutive fiscal quarters of Holdings ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of Holdings ended March 31, 2013. A Test Period may be designated by reference to the last day thereof (i.e., the “March 31, 2013 Test Period” refers to the period of four consecutive fiscal quarters of Holdings ended March 31, 2013), and a Test Period shall be deemed to end on the last day thereof.

“Third Amended and Restated Credit Agreement” has the meaning specified in the Preliminary Statements.

“Third Amendment and Restatement Effective Date” has the meaning specified in the Third Amendment and Restatement Agreement.

“Threshold Amount” means $36,250,000.

“Total Assets” means the total assets of the Borrower, Holdings and Holdings’ Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Holdings delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Unaudited Financial Statements.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Tranche S Collateral Account” means, as the context requires, (a) the Existing Tranche S Collateral Account and/or (b) the L/C Facility Collateral Account.

“Tranche S Collateral Account Agreement” means, as the context requires, (a) Existing Tranche S Collateral Account Agreement and/or (b) the L/C Facility Collateral Account Agreement.

“Treasury Rate” means, as of any date of voluntary or mandatory prepayment of the Term Loans, the weekly average yield as of such date of actually traded United States Treasury securities adjusted to a constant maturity of one year (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“UBS AG, Stamford Branch” means UBS AG, Stamford Branch, and its successors.

“UBS Letter” means that certain letter agreement dated June 26, 2013 between the Borrower and UBS AG, Stamford Branch.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for Holdings and its Subsidiaries for the fiscal quarter ended March 31, 2013, which financial statements shall be prepared in accordance with GAAP.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code, as the same may from time to time be in effect in the State of New York, or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United EBITDA” means (i) for the fiscal quarter ending June 30, 2012, $45,000,000, (ii) for the fiscal quarter ending September 30, 2012, $30,000,000, (iii) for the fiscal quarter ending December 31, 2012, $15,000,000 and (iv) for any subsequent fiscal quarter, $0.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(d)(i). Unreimbursed Amount in respect of any Letter of Credit shall be reduced to the extent any portion thereof is reimbursed with funds withdrawn from the L/C Facility Collateral Account as provided in Section 2.03(d)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of Holdings listed on Schedule 1.01 and (ii) any Subsidiary of Holdings designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Sixth Amendment and Restatement Effective Date.

“U.S. Lender” has the meaning specified in Section 10.15(b).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

“Weighted Average Yield” means, at any time, with respect to any Loan or other Indebtedness, the weighted average yield to stated maturity of such Loan or other Indebtedness, based on the interest rate or rates applicable thereto and giving effect to all upfront or similar fees or original issue discount payable to the Lenders of such Loans or other Indebtedness with respect thereto and to any interest rate “floor”; provided that the Weighted Average Yield shall not include arrangement, underwriting, structuring, syndication or similar fees paid to arrangers for such Loans or other Indebtedness that are not shared with all lenders or holders thereof; provided that any original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity. Determinations of the Weighted Average Yield of the Loans or any other Indebtedness shall be made by the Term Administrative Agent in a manner reasonably determined by the Term Administrative Agent to be consistent with generally accepted financial practice, and any such reasonable determination shall be conclusive, absent manifest error.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) directors’ qualifying shares and (b) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Worldspan” means Worldspan Technologies Inc.

“Yield Differential” has the meaning specified in the definition of the term “Permitted Refinancing Indebtedness.”

SECTION 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio, the First Lien Leverage Ratio and the Senior Secured Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08. Currency Equivalents Generally.

(a) Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in paragraph (b) of this Section 1.08) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agents or the L/C Issuer, as the case may be, and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agents or the L/C Issuer, as the case may be, in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later); provided that the determination of any

Dollar Amount with respect to a Letter of Credit shall be made in accordance with Section 2.03(i). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b) For purposes of determining compliance under Sections 7.02, 7.05, 7.06, 7.11, 7.12 or 7.13 or for calculating the First Lien Leverage Ratio, any amount in a currency other than Dollars will be converted to Dollars based on the average Exchange Rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the applicable period.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01. The Loans.

(a) The Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower a single loan (each such loan, a “Term Loan”) on the Sixth Amendment and Restatement Effective Date in a principal amount equal to such Term Lender’s Term Commitment. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans denominated in Dollars to the Borrower as elected by the Borrower pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date with respect to its Revolving Credit Commitment, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share (determined on the basis of the aggregate amount of its Revolving Credit Commitment as a percentage of the Aggregate Revolving Credit Commitments) of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein.

For the avoidance of doubt, all Revolving Credit Loans under the Revolving Credit Facility will be made by all Revolving Credit Lenders, in accordance with their Pro Rata Shares (determined, in the case of any Lender, on the basis of the aggregate amount of its Revolving Credit Commitment as a percentage of the Aggregate Revolving Credit Commitments), until the Maturity Date with respect to the Revolving Credit Commitments.

SECTION 2.02. Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans, or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon the Borrower’s irrevocable notice to the applicable Administrative Agent, which may be given by telephone. Except with respect to the initial funding of Loans on the Sixth Amendment and Restatement Effective Date, each such notice must be received by the applicable Administrative Agent not later than 12:00 p.m. (New York, New York time) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Loans or any conversion of Base Rate Loans to Eurodollar Loans and (ii) one (1) Business Day before the requested date of any Borrowing of or conversion to Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the applicable Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof in the case of Term Loans. Except as provided in Section 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount and Class of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the applicable Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the applicable Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the applicable Administrative Agent in Same Day Funds at the applicable Administrative Agent’s Office not later than 1:00 p.m., New York City time, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the applicable Administrative Agent shall make all funds so received available to the Borrower in like funds as received by such Administrative Agent either by (i) crediting the account of the Borrower on the books of such Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the applicable Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Swing Line Loans, and second, to the Borrower as provided above. The provisions of this paragraph shall not apply to Revolving Credit Loans deemed requested and made as set forth in Section 2.04(c).

(c) Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, either Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Loans.

(d) The applicable Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. The determination of the Adjusted LIBO Rate by the applicable Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the applicable Administrative Agent shall notify the Borrower and the Lenders of any change in such Administrative Agent’s Prime Rate used in determining the Base Rate promptly following such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than (i) in the case of Revolving Credit Loans, ten (10) Interest Periods in effect and (ii) in the case of Term Loans, five (5) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the applicable Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to such Administrative Agent such Lender’s portion of such Borrowing, the applicable Administrative Agent may, with the Borrower’s consent, assume that such Lender has made such portion available to such Administrative Agent on the date of such Borrowing in accordance with Section 2.02(b) above, and the applicable Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the applicable Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to such Administrative Agent, each of such Lender and the Borrower severally agrees to repay to such Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to such Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the applicable Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the applicable Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If such Lender’s portion of such Borrowing is not made available to the applicable Administrative Agent by such Lender within three Business Days after the date of such Borrowing, such Administrative Agent shall also be entitled to recover such amount with interest thereon accruing from the date on which such Administrative Agent made the funds available to the Borrower at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower. If such Lender shall repay to the applicable Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrower’s obligation to repay such Administrative Agent such corresponding amount pursuant to this Section 2.02(g) shall cease.

SECTION 2.03. Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, the L/C Issuer agrees, (x) from time to time on any Business Day during the period from the Sixth Amendment and Restatement Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars and/or any Alternative Currency for the account of the Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Letters of Credit;

provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, if as of the date of such L/C Credit Extension (and after giving effect to such L/C Credit Extension) (x) the aggregate L/C Obligations (or the Dollar Amount thereof) would exceed the L/C Facility Maximum Amount or (y) the total Dollar Amount of Cash Collateral held in the L/C Facility Collateral Account would be less than 103% of the Dollar Amount of the aggregate Outstanding Amount of all L/C Obligations. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or direct that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Sixth Amendment and Restatement Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Sixth Amendment and Restatement Effective Date (for which the L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the L/C Issuer shall have approved such expiry date; or

(D) the issuance of such Letter of Credit would violate any Laws binding upon the L/C Issuer.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer not later than 12:00 p.m., New York City Time, at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be, or, in each case, such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the currency in which the requested Letter of Credit will be denominated; and (H) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may reasonably request.

(ii) Upon confirmation by the L/C Issuer that the requested issuance or amendment is permitted in accordance with the terms hereof, subject to the terms and conditions hereof the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the applicable Letter of Credit Expiration Date; provided that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(i) or 2.03(a)(ii), or otherwise) or (B) the L/C Issuer has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from any Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

(c) Cash Collateral.

(i) The Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to 103% of such Outstanding Amount determined as of the date of issuance of any Letter of Credit), and shall do so not later than 2:00 p.m., New York City time, on the day of issuance of such Letter of Credit, but in any event prior to such issuance by the L/C Issuer. For purposes hereof, “Cash Collateralize” means to pledge and deposit in the L/C Facility Collateral Account, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to the L/C Facility Collateral Account Agreement or other documentation in form and substance reasonably satisfactory to the L/C Issuer. Derivatives of such term have corresponding meanings.

(ii) Cash Collateral shall be maintained by the L/C Issuer in a L/C Facility Collateral Account and may be invested in readily available Cash Equivalents. The Borrower hereby grants to the L/C Issuer a security interest in the L/C Facility Collateral Account and all cash and all balances therein and all proceeds of the foregoing. If at any time the L/C Issuer determines that any funds held as Cash Collateral pursuant to this Section 2.03(c) are subject to any right or claim of any Person other than the L/C Issuer or that the total Dollar Amount (as determined in accordance with Section 2.03(i) below) of such funds is less than 103% of the Dollar Amount of the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the L/C Issuer, but in any event within one Business Day, pay to the L/C Issuer, as additional funds to be deposited and held in the L/C Facility Collateral Account as aforesaid, an amount equal to the excess of (a) 103% of the Dollar Amount of the aggregate Outstanding Amount over (b) the total Dollar Amount of funds, if any, then held as Cash Collateral that the L/C Issuer reasonably determines to be free and clear of any such right and claim. To the extent the Dollar Amount of any Cash Collateral exceeds 103% of the Dollar Amount of the then Outstanding Amount of the L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower upon request.

(iii) No Person (other than the L/C Issuer) shall have the right to make any withdrawal from the L/C Facility Collateral Account or to exercise any other right or power with respect thereto. Each party hereto hereby consents to the terms and performance of the L/C Facility Collateral Account Agreement. Each Lender hereby acknowledges that (A) pursuant to the L/C Facility Collateral Account Agreement the Borrower has granted to the L/C Issuer a first priority perfected Lien on the L/C Facility Collateral Account, the funds credited thereto and the proceeds thereof to secure the Borrower’s obligations in respect of the Letters of Credit, which Lien inures to the sole benefit of the L/C Issuer in its capacity as L/C Issuer (and not in any other capacity it may have as an Agent or Lender hereunder), (B) no Lien created under the Collateral Documents on the L/C Facility Collateral Account, the funds credited thereto or the proceeds thereof will be perfected as a result of the L/C Facility Collateral Account Agreement or any agreements of the Borrower set forth therein and (C) any Liens created under the Collateral Documents on the L/C Facility Collateral Account, the funds credited thereto or the proceeds thereof that are unperfected are effectively subordinated to the Lien thereon for the benefit of the L/C Issuer created under the L/C Facility Collateral Account Agreement to the extent such Lien is perfected.

(d) Drawings and Reimbursements.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify promptly the Borrower thereof. Not later than 11:00 a.m. on the Business Day immediately following the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer in Dollars in an amount equal to the Dollar Amount of such drawing (as determined in accordance with Section 2.03(i) below). If the Borrower fails to so reimburse the L/C Issuer by such time, the L/C Issuer shall, to the extent permitted under applicable Law, withdraw funds on deposit in the L/C Facility Collateral Account in an amount equal to the Dollar Amount of the unreimbursed drawing (the “Unreimbursed Amount”) for the L/C Issuer’s own account as reimbursement for such Unreimbursed Amount.

(ii) With respect to any Unreimbursed Amount in respect of a Letter of Credit that is not fully reimbursed due to lack of sufficient funds in the L/C Facility Collateral Account or for any other reason, the amount of the Unreimbursed Amount that is not so reimbursed shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

(iii) The L/C Issuer shall determine the Dollar Amount of the L/C Obligations in respect of a Letter of Credit denominated in an Alternative Currency as of the Honor Date in accordance with Section 2.03(i) below, and shall promptly notify the Borrower of each Dollar Amount so determined by it.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit issued by it shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the respective correspondents or assignees of the L/C Issuer shall be liable to any Lender for any action taken or omitted in connection herewith in connection with or related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in the second preceding sentence; provided that anything in such sentence to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.25% per annum of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable. The Borrower shall also pay to the L/C Issuer such other fees as may be agreed to by the Borrower and the L/C Issuer in respect of Letters of Credit issued by it.

(h) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(i) Currency Equivalents. Each determination of the Dollar Amount of any L/C Obligations denominated in an Alternative Currency shall be based on the Exchange Rate (x) on the date of the related Letter of Credit Application for purposes of the initial such determination for any L/C Obligations and (y) on the fourth Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.

(j) Existing Tranche S Collateral Account.

(i) Prior to the Sixth Amendment and Restatement Date, the Borrower deposited certain funds in the Existing Tranche S Collateral Account as Cash Collateral for certain of the Existing Letters of Credit. Each of the parties hereto acknowledges that no Person (other than UBS AG, Stamford Branch) shall have the right to make any withdrawal from the Existing Tranche S Collateral Account or to exercise any other right or power with respect thereto. Each party hereto hereby consents to the terms and performance of the Existing Tranche S Collateral Account Agreement.

(ii) Each Lender hereby acknowledges that (A) pursuant to the Existing Tranche S Collateral Account Agreement the Borrower has granted to UBS AG, Stamford Branch a first priority perfected Lien on the Existing Tranche S Collateral Account, the funds credited thereto and the proceeds thereof to secure the Borrower’s obligations in respect of certain Existing Letters of Credit, which Lien inures to the sole benefit of UBS AG, Stamford Branch in its capacity as the “Synthetic L/C Issuer” prior to the Sixth Amendment and Restatement Effective Date (and not in its capacities as the Revolving Administrative Agent or the Collateral Agent hereunder), (B) no Lien created under the Collateral Documents on the Existing Tranche S Collateral Account, the funds credited thereto or the proceeds thereof will be perfected as a result of the Existing Tranche S Collateral Account Agreement or any agreements of the Borrower set forth therein and (C) any Liens created under the Collateral Documents on the Existing Tranche S Collateral Account, the funds credited thereto or the proceeds thereof that are unperfected are effectively subordinated to the Lien thereon for the benefit of UBS AG, Stamford Branch created under the Existing Tranche S Collateral Account Agreement to the extent such Lien is perfected.

SECTION 2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day until the Maturity

Date applicable to the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share (determined on the basis of the aggregate amount of its Revolving Credit Commitment as a percentage of the Aggregate Revolving Credit Commitments) of the Outstanding Amount of Revolving Credit Loans of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share (determined on the basis of the aggregate amount of its Revolving Credit Commitment as a percentage of the Aggregate Revolving Credit Commitments) of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Swing Line Loans shall only be denominated in Dollars. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share (determined on the basis of the aggregate amount of its Revolving Credit Commitment as a percentage of the Aggregate Revolving Credit Commitments) times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Revolving Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Revolving Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess of $100,000 shall be an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Revolving Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Revolving Administrative Agent (by telephone or in writing) that the Revolving Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Revolving Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Revolving Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Revolving Credit Loan that is a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share (determined on the basis of the aggregate amount of its Revolving Credit Commitment as a percentage of the Aggregate Revolving Credit Commitments) of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 4.02 and provided that after giving effect thereto, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share (determined on the basis of the aggregate amount of its Revolving Credit Commitment as a percentage of the Aggregate Revolving Credit Commitments) of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Revolving Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share (determined on the basis of the aggregate amount of its Revolving Credit Commitment as a percentage of the Aggregate Revolving Credit Commitments) of the amount specified in such Committed Loan Notice available to the Revolving Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Revolving Administrative Agent’s Office for payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to the Borrower in such amount. The Revolving Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth therein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Revolving Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Revolving Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Revolving Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Revolving Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share (determined on the basis of the aggregate amount of its Revolving Credit Commitment as a percentage of the Aggregate Revolving Credit Commitments) of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share (determined on the basis of the aggregate amount of its Revolving Credit Commitment as a percentage of the Aggregate Revolving Credit Commitments) thereof on demand of the Revolving

Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Revolving Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share (determined on the basis of the aggregate amount of its Revolving Credit Commitment as a percentage of the Aggregate Revolving Credit Commitments) of any Swing Line Loan, interest in respect of such Pro Rata Share (determined on the basis of the aggregate amount of its Revolving Credit Commitment as a percentage of the Aggregate Revolving Credit Commitments) shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.05. Prepayments.

(a) Optional.

(i) Subject to the provisions of Section 2.12(h), the Borrower may, upon notice to the applicable Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without, premium or penalty, except as expressly provided in Section 2.05(d); provided that (1) such notice must be received by the applicable Administrative Agent not later than 12:00 p.m. (New York, New York time) (A) three (3) Business Days prior to any date of prepayment of Eurodollar Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Loans shall be in a principal amount of $2,500,000 or a whole multiple of $500,000 in excess thereof in the case of Term Loans or Revolving Loans; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The applicable Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Revolving Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Revolving Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) Each voluntary prepayment of Term Loans pursuant to this Section 2.05(a) shall be applied to repayments thereof required pursuant to Section 2.07 as directed by the Borrower.

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans equal to (A) 100% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 31, 2013) minus (B) the sum of (i) all voluntary prepayments of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent the Revolving Credit Commitments are voluntarily permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that (x) if the First Lien Leverage Ratio for the fiscal year ended December 31, 2013, is less than 3.20:1, the ECF Percentage for such fiscal year shall be 50%, (y) if the First Lien Leverage Ratio for the fiscal year ended December 31, 2014, is less than 3.05:1, the ECF Percentage for such fiscal year shall be 50% and (z) if the First Lien Leverage Ratio for any fiscal year ended after December 31, 2014, is less than 2.90:1, the ECF Percentage for such fiscal year shall be 50%; provided further that if the Minimum Cash as of the end of such fiscal year after giving pro forma effect to such prepayment of Term Loans would be less than the Minimum Amount on such date, the amount of prepayments required pursuant to this sentence shall be reduced such that after giving pro forma effect to such prepayment of Term Loans, the Minimum Cash as of the end of such fiscal year would be equal to the Minimum Amount on such date (except for any difference in a de minimis amount to the extent necessary because of minimum repayment or repurchase amounts or similar requirements). In the event that the ECF Percentage for any fiscal year is 50%, within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall (1) cause to be prepaid an aggregate principal amount of Term Loans and/or (2) prepay, retire, redeem, purchase, defease or otherwise satisfy Senior Notes from (other than in the case of ratable redemptions) Persons other than 5% Shareholders at prices no greater than par plus any redemption premium and accrued and unpaid interest, in an aggregate amount equal to (A) 50% of Excess Cash Flow, if any, for such fiscal year minus, to the extent not deducted from the application of Excess Cash Flow in the immediately preceding sentence, (B) the sum of (i) all voluntary prepayments of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent the Revolving Credit Commitments are voluntarily permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that if the Minimum Cash as of the end of such fiscal year after giving pro forma effect to (1) the prepayment of Term Loans pursuant to the immediately prior sentence, (2) the prepayment of Term Loans pursuant to this sentence and/or (3) the prepayment, retirement, redemption, purchase, defeasance or other satisfaction of Senior Notes pursuant to this sentence would be less than the Minimum Amount on such date, the amount of prepayments and/or retirements, redemptions, purchases, defeasances or other satisfaction required pursuant to this sentence shall be reduced such that after giving pro forma effect to such actions, the Minimum Cash as of the end of such fiscal year would be equal to the Minimum Amount on such date (except for any difference in a de minimis amount to the extent necessary because of minimum repayment or repurchase amounts or similar requirements).

(ii) (A) If (x) Holdings, the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition by any Restricted Subsidiary to a Loan Party), (e), (g) or (h)) or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by Holdings, the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall (subject to Section 2.12(h) below) cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds realized or received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Term Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (or, in the case of Specified Net Cash Proceeds, prepay, redeem, purchase, defease or make other payment with respect to any Junior Lien Indebtedness or Senior Notes) (which notice may only be provided if no Event of Default has occurred and is then continuing).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A) or any Casualty Event), at the option of the Borrower, the Borrower may:

(I) reinvest all or any portion of such Net Cash Proceeds (including, for the avoidance of doubt, any Specified Net Cash Proceeds) in assets useful for the business of Holdings and/or its Subsidiaries within (x) fifteen (15) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within fifteen (15) months following receipt thereof, within one hundred and eighty (180) days of the date of such legally binding commitment; provided that (i) so long as an Event of Default shall have occurred and be continuing, the Borrower (x) shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (y) shall not be required to apply such Net Cash Proceeds which have been previously applied to prepay Revolving Credit Loans to the prepayment of Term Loans until such time as the relevant investment period has expired and no Event of Default is continuing and (ii) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied (subject to Section 2.12(h) below) within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.05(b), and/or

(II) in the case of Specified Net Cash Proceeds, use all or any portion of such Specified Net Cash Proceeds to repay or prepay Junior Lien Indebtedness or Senior Notes within fifteen (15) months following receipt of such Specified Net Cash Proceeds; provided that (i) the Borrower shall not be permitted to make any such repayment or prepayment under this clause (II) with any Specified Net Cash Proceeds received from a Disposition permitted by Section 7.05(n) unless, immediately before and immediately after giving to any such repayment or prepayment, the Borrower will be in Pro Forma Compliance with the First Lien Ratio Test at the time such repayment or prepayment is being made, (ii) so long as an Event of Default shall have occurred and be continuing, the Borrower (x) shall not be permitted to make any such repayments or prepayments and (y) shall not be required to apply such Specified Net Cash Proceeds which have been previously applied to prepay Revolving Credit Loans to the prepayment of Term Loans until such time as the applicable fifteen (15) month period has expired and no Event of Default is continuing and (iii) if any Specified Net Cash Proceeds are no longer intended to be or cannot be so used to prepay, redeem, purchase, defease or make other payment with respect to any Junior Lien Indebtedness or Senior Notes at any time after delivery of a notice of election, an amount equal to any such Specified Net Cash Proceeds shall be applied (subject to Section 2.12(h) below) within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so applied to the prepayment of the Term Loans as set forth in this Section 2.05(b).

(iii) If Holdings, the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause (subject to Section 2.12(h) below) to be prepaid an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv) If for any reason the aggregate Revolving Credit Exposures at any time exceed the Aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans in an aggregate amount equal to such excess.

(v) Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07; and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares subject to clause (vi) of this Section 2.05(b).

(vi) The Borrower shall notify the Term Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Term Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Appropriate Lender may reject all (but not less than all) of its Pro Rata Share of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Term Administrative Agent and the

Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Term Administrative Agent regarding such prepayment; provided that any Rejection Notice may be rejected by the Borrower by 5:00 p.m. (New York time) on the day of its receipt and shall thereupon become ineffective. If a Lender fails to deliver a Rejection Notice to the Term Administrative Agent within the time frame specified above, such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans. In the event a Lender rejects its Pro Rata Share of any mandatory prepayment of Term Loans required pursuant to clauses (i) through (iii) of this Section 2.05(b), such Lender’s Pro Rata Share of such prepayment shall be retained by the Borrower.

(vii) Notwithstanding any of the other provisions of Section 2.05(b) (other than clause (b)(iv)), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Loans is required to be made under this Section 2.05(b) (other than pursuant to such clause (b)(iv)) other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a cash collateral account until the last day of such Interest Period, at which time the Term Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Term Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Loan pursuant to Section 3.05.

(d) Prepayment Premium. In the event that, within three years of the Sixth Amendment and Restatement Effective Date, the Borrower makes (x) any voluntary prepayment of Term Loans pursuant to Section 2.05(a) or (y) any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(iii) or (z) any repayment of Term Loans as a result of the occurrence of a Maturity Trigger, then, in each case, the Borrower shall pay to the Term Administrative Agent for the ratable account of the Term Lenders, a prepayment fee equal to:

(i) if such prepayment or repayment is made on or prior to the first anniversary of the Sixth Amendment and Restatement Effective Date, an amount equal to the sum of (A) 2.0% of the principal amount of the Term Loans so prepaid or repaid plus (B) the then present value of the required interest payments not yet made (assuming for this purpose an interest rate equal to the

Adjusted LIBO Rate for a Eurodollar Loan with a one-month Interest Period made on the date of such prepayment or repayment plus the Applicable Rate with respect thereto) on the principal amount of the Term Loans that but for such prepayment or repayment would have been payable through the first anniversary of the Sixth Amendment and Restatement Effective Date pursuant to Section 2.08, calculated using a discount rate equal to the Treasury Rate as of the date of such prepayment or repayment plus 50 basis points,

(ii) if such prepayment or repayment is made after the first anniversary of the Sixth Amendment and Restatement Effective Date but on or prior to the second anniversary of the Sixth Amendment and Restatement Effective Date, 2.0% of the principal amount of the Term Loans so prepaid or repaid; and

(iii) if such prepayment or repayment is made after the second anniversary of the Sixth Amendment and Restatement Effective Date but on or prior to the third anniversary of the Sixth Amendment and Restatement Effective Date, 1.0% of the principal amount of the Term Loans so prepaid or repaid.

Such prepayment fee shall be due and payable on the date of the applicable prepayment or repayment.

SECTION 2.06. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Revolving Administrative Agent, terminate the unused Revolving Credit Commitments, or from time to time permanently reduce the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Revolving Administrative Agent three (3) Business Days prior to the date of termination or reduction (or such shorter period as may be agreed by the Revolving Administrative Agent in its sole discretion), (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof, and (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. Subject to clause (iii) above, the amount of any such Commitment reduction shall not be applied to the Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Revolving Credit Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Term Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01(a). The Revolving Credit Commitments shall terminate on the Maturity Date for such Facility.

(c) Application of Commitment Reductions; Payment of Fees. The Revolving Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Swing Line Sublimit or the unused Revolving Credit Commitments under this Section 2.06. Upon any reduction of unused Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Revolving Credit Lender’s Pro Rata Share of the amount by which such Revolving Credit Commitments are reduced (other than the termination of the Revolving Credit Commitment of any Revolving Credit Lender as provided in Section 3.07).

SECTION 2.07. Repayment of Loans.

(a) Term Loans. The Borrower shall repay to the Term Administrative Agent for the ratable account of the Term Lenders (A) on the last Business Day of each March, June, September and December, commencing with the last Business Day of September 2013, an aggregate amount in Dollars equal to 0.25% of the aggregate principal amount of all Term Loans outstanding on the Sixth Amendment and Restatement Effective Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (B) on the Maturity Date for the Term Loans, the aggregate principal amount of all Term Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Commitments, the aggregate principal amount of all the Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date applicable to the Revolving Credit Facility.

(d) For the avoidance of doubt, all Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in Dollars.

SECTION 2.08. Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest on each Loan shall be payable in Dollars.

SECTION 2.09. Fees. In addition to certain fees described in Section 2.03(g):

(a) Commitment Fee. The Borrower shall pay to the Revolving Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of the Revolving Credit Commitments, a commitment fee equal to the Commitment Fee Rate with respect to commitment fees in respect of such Revolving Credit Commitments, multiplied by the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of the Outstanding Amount of Revolving Credit Loans; provided that any commitment fee accrued with respect to any of the Revolving Credit Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided further that no commitment fee shall accrue on any of the Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fees shall accrue at all times from the Sixth Amendment and Restatement Effective Date until the Maturity Date for the Revolving Credit Commitments, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Sixth Amendment and Restatement Effective Date and on the Maturity Date for the Revolving Credit Commitments. The commitment fee shall be calculated quarterly in arrears.

(b) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10. Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the applicable Administrative Agent’s Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) days and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the applicable Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the applicable Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the applicable Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the applicable Administrative Agent in respect of such matters, the accounts and records of such Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the applicable Administrative Agent, the Borrower shall execute and deliver to such Lender (through such Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Revolving Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Revolving Administrative Agent, entries in the applicable Register, evidencing the purchases and sales by such Lender of participations in Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Revolving Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Revolving Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the applicable Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the applicable Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of such Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12. Payments Generally.

(a) All payments to be made by the Borrower shall be made in Dollars without condition or deduction for any counterclaim, defense, recoupment or setoff. The applicable Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by an Administrative Agent after 2:00 p.m. (New York City time) shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the applicable Administrative Agent, prior to the date any payment is required to be made by it to such Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the applicable Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to such Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the applicable Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by such Administrative Agent to such Lender to the date such amount is repaid to such Administrative Agent in Same Day Funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the applicable Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by such Administrative Agent to the Borrower to the date such amount is recovered by such Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. When such Lender makes payment to such Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon such Administrative Agent’s demand therefor, such Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to such Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which any Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the applicable Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the applicable Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by such Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, such Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by an Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to such Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by such Administrative Agent and applied by such Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If an Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, such Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(h) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, unless the Required Revolving Credit Lenders otherwise agree, (x) if any Revolving Credit Lender has any Revolving Credit Exposure or any other Revolving Obligations then outstanding and any Default or Event of Default has occurred and is continuing, no voluntary prepayment of any Term Loans shall be permitted pursuant to Section 2.05(a) and (y) if any Specified Default exists at the time any mandatory repayment or prepayment of Term Loans is otherwise required to be made pursuant to Section 2.05(b) (other than clause (i) thereof), then (i) Swing Line Loans, and if no Swing Line Loans are or remain outstanding, Revolving Credit Loans, shall first be repaid in the amount otherwise required to be applied to the repayment or prepayment of Term Loans pursuant to Section 2.05(b) in the absence of this Section 2.12(h), and (ii) after application pursuant to the preceding clause (i), any excess portion of such mandatory repayment or prepayment of Term Loans not so applied shall be applied to the repayment or prepayment of Term Loans as otherwise required by Section 2.05(b) in the absence of this Section 2.12(h). If any Lender collects or receives any amounts on account of the Obligations to which it is not entitled as a result of the application of this Section 2.12(h), such Lender shall hold the same in trust for the Revolving Credit Lenders and shall forthwith deliver the same to the Revolving Administrative Agent, for the account of the Revolving Credit Lenders or the Swing Line Lender, as applicable, to be applied in accordance with this Section 2.12(h) or, if then applicable, Section 8.04(a). Without limiting the generality of the foregoing, this Section 2.12(h) is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law.

SECTION 2.13. Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it or the participations in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the applicable Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (y) nothing in this Section 2.13 shall be construed to limit the applicability of Section 8.04 in the circumstances where Section 8.04 is applicable in accordance with its terms. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Each Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14. Incremental Credit Extensions.

(a) The Borrower may at any time or from time to time after the Sixth Amendment and Restatement Effective Date, by notice to each Administrative Agent (whereupon the Administrative Agents shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental Term Loans”), provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist and (ii) Holdings, the Borrower and the Restricted Subsidiaries shall be in compliance with the covenants set forth in Section 7.11, 7.12 and 7.13 for the Test Period in effect at the time of the Incremental Facility Closing Date, as determined on a Pro Forma Basis. Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 with the consent of the Term Administrative Agent or if such amount represents all remaining availability under the limit set forth in the next sentence). The Incremental Term Loans (A) shall rank pari passu in right of payment and of security in all respects (including with respect to any intercreditor arrangements) with the Term Loans, (B) shall not mature earlier than the Maturity Date with respect to the Term Loans, (C) shall have a Weighted Average Life to Maturity that is not shorter than the then remaining Weighted Average Life to Maturity of any Term Loans then outstanding and (D) except as set forth above, shall be treated substantially the same as the Term Loans made on the Sixth Amendment and Restatement Effective Date (in each case, including with respect to mandatory and voluntary prepayments), provided that (x) the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans to the extent such differences are reasonably acceptable to the Term Administrative Agent, (y) subject to clause (C) above, the interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof and (z) if the Weighted Average Yield applicable to such Incremental Term Loans exceeds by more than 0.50% per annum the Weighted Average Yield applicable to any Term Loans outstanding at the time of the incurrence of such Incremental Term Loans (the amount of such excess over 0.50% per annum, the “Incremental Yield Differential”), then the Applicable Rate with respect to such Term Loans shall automatically be increased by the Yield Differential upon the making of such Incremental Term Loans.

(b) Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans shall not exceed the Incremental Amount.

(c) Each notice from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the applicable Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans if such consent would be required under Section 10.07(b) for an assignment of Loans to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agents. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agents and the Borrower, to effect the provisions of this Section 2.14. The effectiveness of and the borrowing of Incremental Term Loans under any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans, unless it so agrees.

(d) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

SECTION 2.15. [Reserved].

SECTION 2.16. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender: (a) if any Swing Line Obligations exist at the time a Lender becomes a Defaulting Lender then the Borrower shall within one (1) Business Day following notice by the Revolving Administrative Agent prepay such Defaulting Lender’s Pro Rata Share of the Swing Line Obligations; and (b) so long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan, unless it is satisfied that the related exposure will be 100% covered as set forth in clause (a) above and as the Revolving Administrative Agent and Swing Line Lender may otherwise reasonably require. The rights and remedies against a Defaulting Lender under this Section 2.16 are in addition to other rights and remedies that the Borrower, the Revolving Administrative Agent, the Swing Line Lender and the non-Defaulting Lenders may have against such Defaulting Lender.

SECTION 2.17. Revolving Credit Loan Modification Offers.

(a) The Borrower may, by written notice to the Revolving Administrative Agent from time to time, make one or more offers (each, a “Revolving Credit Loan Modification Offer”) to all the Revolving Credit Lenders of one or more Classes (each Class subject to such a Revolving Credit Loan Modification Offer, an “Affected Revolving Credit Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Revolving Credit Loan Modification Offer Arranger and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Revolving Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Revolving Credit Class that accept the applicable Revolving Credit Loan Modification Offer (each such Lender, an “Accepting Revolving Credit Lender”) and, in the case of any Accepting Revolving Credit Lender, only with respect to such Lender’s Loans and Commitments of such Affected Revolving Credit Class as to which such Lender’s acceptance has been made.

(b) The Borrower and each Accepting Revolving Credit Lender shall execute and deliver to the Revolving Administrative Agent a Revolving Credit Loan Modification Agreement and such other documentation as the Revolving Administrative Agent or the Revolving Credit Loan Modification Offer Arranger shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Revolving Administrative Agent shall promptly notify each Lender as to the effectiveness of each Revolving Credit Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Revolving Credit Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Revolving Credit Lenders of the Affected Revolving Credit Class, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Revolving Credit Lenders as a new “Class” of loans and/or commitments hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective unless the Revolving Administrative Agent, to the extent reasonably requested by the Revolving Administrative Agent or the Revolving Credit Loan Modification Offer Arranger, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Sixth Amendment and Restatement Effective Date pursuant to Section 8 of the Sixth Amendment and Restatement Agreement.

(c) “Permitted Amendments” means any or all of the following: (i) an extension of the Maturity Date applicable to the applicable Loans and/or Commitments of the Accepting Revolving Credit Lenders, (ii) an increase or decrease in the Applicable Rate with respect to the applicable Loans and/or Commitments of the Accepting Revolving Credit Lenders, (iii) the inclusion of additional fees to be payable to the Accepting Revolving Credit Lenders, (iv) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the judgment of the Revolving Credit Loan Modification Offer Arranger or the Revolving Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “Class” of loans and/or commitments resulting therefrom, provided that (A) the allocation with respect to any borrowings or prepayments of Revolving Credit Loans or reductions in the Revolving Credit Commitments (other than repayments or reductions made in connection with the occurrence of the final Maturity Date of any Class of Revolving Credit Loans or Revolving Credit Commitments) shall be made on a ratable basis as between each “Class” of Revolving Credit Loans and Revolving Credit Commitments, as applicable, (B) the allocation of the participation exposure with respect to any then-existing or subsequently made Swing Line Loan as between the commitments of such new “Class” and the remaining Commitments of the related Affected Revolving Credit Class shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Commitments of the related Affected Revolving Credit Class and (C) the Swing Line Loans made by the Swing Line Lender may not be extended without the prior written consent of the Swing Line Lender and (v) such other amendments to this Agreement and the other Loan Documents as shall be necessary or appropriate, in the judgment of the Revolving Credit Loan Modification Offer Arranger or the Revolving Administrative Agent or as otherwise may be agreed upon by the parties to such Permitted Amendment, to obtain or give effect to the foregoing Permitted Amendments (it being agreed that the Revolving Administrative Agent shall be entitled to receive customary agency fees for acting in such capacity for any period after the Latest Maturity Date in effect immediately prior to the effectiveness of any such Permitted Amendment (with the Borrower and the Revolving Administrative Agent agreeing to negotiate in good faith the amount of such fees) and that no such Permitted Amendment may affect the rights or duties of, or any fees or other amounts payable, to any Administrative Agent without the prior written consent thereto of such Administrative Agent).

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01. Taxes.

(a) Except as provided in this Section 3.01, any and all payments by the Borrower (the term Borrower under this Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, (i) taxes imposed on or measured by its net income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, in each case, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a Lending Office and (ii) any U.S. federal withholding taxes imposed under FATCA and, in each case, all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agents. If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 3.01) payable by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.

(d) Each Lender shall severally indemnify each Agent for any taxes (including any taxes that are excluded from the definition of “Taxes” pursuant to this Section 3.01, but, in the case of any Taxes, only to the extent that the Borrower has not already indemnified such Agent for such Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by such Agent in connection with this Agreement or attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that such Agent provides the Lender with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(d) shall be made within ten (10) days after the date such Agent makes a demand therefor.

(e) The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Sixth Amendment and Restatement Effective Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the Lending Office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (provided that nothing in this clause (e) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in Lending Office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(f) Notwithstanding anything else herein to the contrary, if a Foreign Lender or an Agent is subject to U.S. federal withholding tax at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, U.S. federal withholding tax imposed by such jurisdiction at such rate shall be considered excluded from Taxes unless and until such Lender or Agent, as the case may be, provides the appropriate forms certifying that a lesser rate applies, whereupon U.S. federal withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided that, if at the date of the Assignment and Assumption pursuant to which a Foreign Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of U.S. federal withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to U.S. federal withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) U.S. federal withholding tax, if any, applicable with respect to the Lender assignee on such date. A Lender that is entitled to an exemption from or reduction of Bermuda withholding tax shall deliver to the Borrower (with a copy to the applicable Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender or be otherwise materially disadvantageous to such Lender; provided further that the Borrower, shall reimburse such Lender for any material out-of-pocket costs that are incurred by the Lender with respect to providing any such documentation.

(g) If a payment made to or for the account of any Agent or any Lender (including an Assignee to which a Lender assigns its interest in accordance with Section 10.07 and any Participant to which a Lender sells its interest or a portion thereof in accordance with Section 10.07(e)) under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b), as applicable), such Agent or Lender shall deliver to the Borrower and the Administrative Agents at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agents such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or any Administrative Agent as may be necessary for the Borrower and the Administrative Agents to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for the purposes of this subsection 3.01(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(i) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage; provided further that nothing in this Section 3.01(h) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

(j) Each of the Borrower and the Lenders shall treat each of the Loans as debt for U.S. federal income tax purposes and will not take any position on any federal, state or local income or franchise tax return or take any other reporting position that is inconsistent with the treatment of the Loans as debt for U.S. federal income tax purposes.

SECTION 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the applicable Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the applicable Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the applicable Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03. Inability to Determine Rates. If the Required Term Lenders or the Required Revolving Credit Lenders, as applicable, determine that for any reason adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Loan, the applicable Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the applicable Administrative Agent (upon the instruction of the Required Term Lenders or the Required Revolving Credit Lenders, as applicable) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Sixth Amendment and Restatement Effective Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Loans or issuing Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes indemnifiable pursuant to Section 3.01, (ii) changes in the basis of taxation of overall net income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by any jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office, or (iii) reserve requirements contemplated by Section 3.04(c), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the applicable Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Sixth Amendment and Restatement Effective Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the applicable Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided that the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the applicable Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

(f) Notwithstanding anything herein to the contrary, for purposes of this Section 3.04, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Sixth Amendment and Restatement Effective Date.

SECTION 3.05. Funding Losses. Upon demand of any Lender (with a copy to the applicable Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

SECTION 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the applicable Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Loans, or to convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Loan, or to convert Base Rate Loans into Eurodollar Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the applicable Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07. Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the applicable Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that no Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or the applicable Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans and participations in Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d) In the event that (i) the Borrower or an Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08. Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Effectiveness and Credit Extensions

SECTION 4.01. Sixth Amendment and Restatement Effective Date. The effectiveness of the amendment and restatement of this Agreement pursuant to the Sixth Amendment and Restatement Agreement is subject to the satisfaction of the conditions set forth in Section 8 of the Sixth Amendment and Restatement Agreement.

SECTION 4.02. Conditions to All Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b) No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The applicable Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) With respect to any Letter of Credit, the Borrower shall have Cash Collateralized such Letter of Credit in accordance with Section 2.03(c).

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) (and, if applicable, in Section 4.02(d)) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Agents and the Lenders as of the Sixth Amendment and Restatement Effective Date and as of the date of any Credit Extension that:

SECTION 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Sixth Amendment and Restatement Effective Date Transactions, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Sixth Amendment and Restatement Effective Date Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by any Administrative Agent, the Collateral Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04. Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, fraudulent transfer, preference or similar laws and by general principles of equity.

SECTION 5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b) Since December 31, 2012, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) As of the Sixth Amendment and Restatement Effective Date, neither Holdings nor any Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under or permitted by this Agreement, (iii) Indebtedness or other obligations or liabilities that are to be discharged on the Sixth Amendment and Restatement Effective Date in connection with the Sixth Amendment and Restatement Effective Date Transactions, and, as of the Sixth Amendment and Restatement Effective Date, are discharged and (iv) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Litigation. Except as set forth in Item 3 of the Holdings Annual Report, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. No Default. Neither Holdings nor any of its Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08. Ownership of Property; Liens. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09. Environmental Compliance.

(a) There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in Schedule 5.09(b) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Loan Parties and their Subsidiaries at any other location.

(c) The properties owned, leased or operated by Holdings and the Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as specifically disclosed in Schedule 5.09(d), neither Holdings nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

SECTION 5.10. Taxes. Except as set forth in Schedule 5.10 or except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings and its Subsidiaries have timely filed all federal and state and other tax returns and reports required to be filed by them, and have timely paid all federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11. ERISA Compliance.

(a) Except as set forth in Schedule 5.11(a) or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b) (i) No ERISA Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) Except where noncompliance would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and neither a Loan Party nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of a Loan Party or Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

SECTION 5.12. Subsidiaries; Equity Interests. As of the Sixth Amendment and Restatement Effective Date, neither Holdings nor any Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in material Subsidiaries have been validly issued, are fully paid and nonassessable and all Equity Interests owned by Holdings or a Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents or the Second Lien Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01. As of the Sixth Amendment and Restatement Effective Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is not a Guarantor and, for any such Subsidiary, whether it is an Excluded Subsidiary, an Immaterial Subsidiary or an Unrestricted Subsidiary, and (d) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Sixth Amendment and Restatement Effective Date pursuant to the Collateral and Guarantee Requirement. As of the Sixth Amendment and Restatement Effective Date, there are no Immaterial Subsidiaries, Unrestricted Subsidiaries or Excluded Subsidiaries that are guarantors under the Second Lien Credit Agreement or whose Equity Interests have been pledged to secure the obligations under the Second Lien Credit Agreement, except to the extent any such Subsidiary is also a party to the Guaranty or has also had its Equity Interests (and in the same percentage as under the Second Lien Credit Agreement) pledged to secure the Obligations, as applicable.

SECTION 5.13. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b) None of Holdings, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement (including any amendment hereto) or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.15. Intellectual Property; Licenses, Etc. Each of the Loan Parties and their Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No such IP Rights infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any such IP Rights is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16. Solvency. On the Sixth Amendment and Restatement Effective Date after giving effect to the Sixth Amendment and Restatement Effective Date Transactions, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 5.17. Subordination of Subordinated Financing. The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Subordinated Financing Documentation.

SECTION 5.18. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against Holdings or any of its Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened; (b) none of hours worked by nor any payments made to employees of Holdings or any of its Subsidiaries have been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from Holdings or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.19. Liens and Guarantees. As of the Sixth Amendment and Restatement Effective Date, subject to Section 6.17, the Collateral Agent has been granted a Lien on all assets of Holdings and its Subsidiaries that secure, and a Guaranty from each Subsidiary of Holdings that has guaranteed, the Second Lien Credit Agreement and the Second Lien Debt Documents.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

SECTION 6.01. Financial Statements. Deliver to the Administrative Agents for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification (other than an explanatory paragraph solely with respect to or resulting from (i) the maturity of any Loans under this Agreement occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial covenant under Section 7.11, 7.12 or 7.13 of this Agreement on a future date or for a future period) or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings that holds all of the Equity Interests of Holdings) or (B) Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A)

and (B), to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

SECTION 6.02. Certificates; Other Information. Deliver to the Administrative Agents for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent registered public accounting firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default resulting from a violation of Sections 7.11, 7.12 or 7.13 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b) no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and, if such Compliance Certificate demonstrates an Event of Default resulting from a violation of Section 7.11 or 7.12 the Borrower may deliver, together with such Compliance Certificate, notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.05; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agents and the Lenders under any Loan Document;

(c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agents pursuant hereto;

(d) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of the Second Lien Credit Agreement or any High Yield Notes Documentation, Subordinated Financing Documentation, Permitted Refinancing Indebtedness Documentation or any definitive documentation in respect of any Junior Lien Indebtedness, in each case in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(b), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Sixth Amendment and Restatement Effective Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate; and

(f) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as either Administrative Agent or any Lender through the applicable Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and each Administrative Agent have access (whether a commercial, third-party website or whether sponsored by any Administrative Agent); provided that: (i) upon written request by either Administrative Agent, the Borrower shall deliver paper copies of such documents to such Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by such Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agents of the posting of any such documents and provide to the Administrative Agents by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the applicable Administrative Agent and maintaining its copies of such documents.

SECTION 6.03. Notices. Promptly (and, in the case of clauses (a) and (b) below, after obtaining knowledge thereof) notify the Administrative Agents:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority,

(iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or as any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event; and

(c) of any amendments, restatements, supplements or other material modifications to the Second Lien Credit Agreement or any definitive documentation in respect of any Junior Lien Indebtedness.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) stating that such notice is being delivered pursuant to Section 6.03(a), (b) or (c) (as applicable) and (y) setting forth details of the occurrence referred to therein and, except in the case of Section 6.03(c), stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

SECTION 6.06. Maintenance of Properties. Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings, Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

SECTION 6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be.

SECTION 6.10. Inspection Rights. Permit representatives and independent contractors of each Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agents on behalf of the Lenders may exercise rights of the Administrative Agents and the Lenders under this Section 6.10 and no Administrative Agent shall exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agents or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agents and the Lenders shall give the Borrower the opportunity to participate in any discussions with Holdings’ independent public accountants.

SECTION 6.11. Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, take all action necessary or reasonably requested by any Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied at all times, including but in any such case subject to Section 6.17 and the terms of each Junior Lien Intercreditor Agreement, if any:

(a) upon (i) the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party, (ii) the designation in accordance with Section 6.14 of any existing direct or indirect wholly owned Domestic Subsidiary (other than an Excluded Subsidiary) as a Restricted Subsidiary, (iii) any non-wholly owned Domestic Subsidiary becoming a wholly owned Domestic Subsidiary (other than an

Excluded Subsidiary) or (iv) any Domestic Subsidiary that was previously an Excluded Subsidiary ceasing to be an Excluded Subsidiary:

(i) within thirty (30) days after such formation, acquisition, designation or other event or such longer period as the Administrative Agents may agree in their discretion:

(A) cause each such Restricted Subsidiary that is or is required to be a Domestic Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agents a description of the real properties owned by such Restricted Subsidiary that have a book value in excess of $7,250,000 in detail reasonably satisfactory to the Administrative Agents;

(B) cause (x) each such Restricted Subsidiary that is or is required to be a Domestic Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agents or the Collateral Agent (as appropriate) Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agents (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Sixth Amendment and Restatement Effective Date), in each case granting Liens required by the Collateral and Guarantee Requirement and (y) each direct parent of each such Restricted Subsidiary that is or is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement or that is the Borrower to duly execute and deliver to the Administrative Agents or the Collateral Agent (as appropriate) such Security Agreement Supplements and other security agreements as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agents (consistent with the Security Agreements in effect on the Sixth Amendment and Restatement Effective Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C) (x) cause each such Restricted Subsidiary that is or is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent and (y) cause each direct parent of such Restricted Subsidiary to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Restricted Subsidiary that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness issued by such Restricted Subsidiary and required to be pledged in accordance with the Collateral Documents, indorsed in blank to the Collateral Agent; and

(D) take, and cause such Restricted Subsidiary and each direct parent of such Restricted Subsidiary that is or is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement or that is the Borrower to take, whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Administrative Agents to vest in the Administrative Agents or the Collateral Agent (or in any representative of the Administrative Agents or the Collateral Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity,

(ii) within thirty (30) days after the request therefor by any Administrative Agent, deliver to the Administrative Agents a signed copy of an opinion, addressed to the Administrative Agents and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agents as to such matters set forth in this Section 6.11(a) as any Administrative Agent may reasonably request, and

(iii) as promptly as practicable after the request therefor by any Administrative Agent, deliver to the Administrative Agents with respect to each parcel of real property that is owned by such Restricted Subsidiary that is or is required to be a Domestic Guarantor pursuant to the Collateral and Guarantee Requirement and has a book value in excess of $7,250,000 any existing title reports, surveys or environmental assessment reports;

(b) after the Sixth Amendment and Restatement Effective Date, promptly after (x) the acquisition of any material personal property by the Borrower or any Domestic Guarantor or (y) the acquisition of any owned real property by the Borrower or any Domestic Guarantor with a book value in excess of $7,250,000, and if such personal property or owned real property shall not already be subject to a perfected Lien in favor of the Collateral Agent pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agents and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the Borrower or relevant Domestic Guarantor to take, such actions as shall be necessary or reasonably requested by any Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b) with respect to real property; and

(c) promptly take such action as is necessary to ensure that (i) the Obligations and the Guaranties are secured by a Lien on any asset or property that is subject to a Lien permitted pursuant to Sections 7.01(r), (aa) or (bb) and (ii) the Obligations are guaranteed by all Subsidiaries that guarantee the Junior Lien Indebtedness or any High Yield Notes (or any Permitted Refinancing thereof).

SECTION 6.12. Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 6.13. Further Assurances and Post-Closing Conditions.

(a) Promptly upon reasonable request by any Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as any Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b) In the case of any real property referred to in Section 6.11(b), provide the Administrative Agents with Mortgages with respect to such owned real property within thirty (30) days of the acquisition of, or, if requested by any Administrative Agent, entry into, or renewal of, a ground lease in respect of, such real property in each case together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that any Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agents or the Collateral Agent (as appropriate) for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agents;

(ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agents (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agents, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agents may reasonably request;

(iii) opinions of local counsel for the Loan Parties in states in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agents;

(iv) evidence that each such space lease contains a provision reasonably acceptable to the Administrative Agents permitting a collateral assignment with respect to such provisions; provided that the Administrative Agents shall be permitted to waive this requirement if they are reasonably satisfied that the Borrower has used its commercially reasonable efforts to comply with this requirement; and

(v) such other evidence that all other actions that the Administrative Agents may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

SECTION 6.14. Designation of Subsidiaries. As of the Sixth Amendment and Restatement Effective Date, each Subsidiary set forth on Schedule 1.01 is an Unrestricted Subsidiary for all purposes of this Agreement and the other Loan Documents. In addition, the board of directors of Holdings may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or at any time designate any Unrestricted Subsidiary as a Restricted Subsidiary, so long as (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Holdings, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Sections 7.11, 7.12 and 7.13 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agents a certificate setting forth in reasonable detail the calculations demonstrating such compliance) and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” under the Second Lien Credit Agreement or for the purpose of any High Yield Notes, any Subordinated Financing or any Junior Lien Indebtedness, as applicable. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the net book value of Holdings’ investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 6.15. Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agents or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements are located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

SECTION 6.16. Orbitz Indebtedness. If Orbitz TopCo, any of its Subsidiaries or any other Person whose primary assets or operations comprise a portion of the Orbitz Business and that is not then a Loan Party Guarantees or otherwise becomes liable for any Indebtedness of Holdings and its Subsidiaries (other than Orbitz TopCo, any of its Subsidiaries or any other Person whose primary assets or operations comprise a portion of the Orbitz Business), such Person shall become subject to the Collateral and Guarantee Requirement hereunder as if such Person were a Restricted Subsidiary (it being understood that in such case such Person shall, other than for purposes of granting guarantees and collateral pursuant to the Collateral and Guarantee Requirement, not be considered a Restricted Subsidiary hereunder).

SECTION 6.17. Post-Closing Matters.

(a) To the extent such items have not been delivered as of the Sixth Amendment and Restatement Effective Date, within 120 days after the Sixth Amendment and Restatement Effective Date, unless waived or extended by the Collateral Agent in its sole discretion, the Borrower and the applicable Domestic Guarantor shall deliver to the Collateral Agent, with respect to the Mortgage encumbering Mortgaged Property entered into prior to the Sixth Amendment and Restatement Effective Date, a fifth mortgage amendment to such Mortgage (the “Fifth Mortgage Amendment”):

(i) a “date down” endorsement to the existing Mortgage Policy (or equivalent coverage) assuring the Collateral Agent that the Mortgage encumbering the Mortgaged Property located at 5350 South Valentia Way, Greenwood Village, Colorado, as amended by the First Mortgage Amendment, as further amended by the Second Mortgage Amendment, the Third Mortgage Amendment, the Fourth Mortgage Amendment and the Fifth Mortgage Amendment, is a valid and enforceable first priority lien on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties, free and clear of all Liens except those Liens created or permitted by this Agreement and the Collateral Documents or by any Administrative Agent or the Collateral Agent, and such endorsement to such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to such Administrative Agent or Collateral Agent; and

(ii) evidence that all other actions, recordings and filings in connection with the Fifth Mortgage Amendment that any Administrative Agent may deem reasonably necessary shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to such Administrative Agent;

provided that the applicable Loan Party shall not be required to deliver the foregoing items if such Mortgaged Property shall have been sold, transferred or otherwise disposed of pursuant to a Disposition permitted by Section 7.05 within 120 days after the Sixth Amendment and Restatement Effective Date.

(b) To the extent such items have not been delivered as of the Sixth Amendment and Restatement Effective Date, within thirty (30) days after the Sixth Amendment and Restatement Effective Date, or such longer period that is reasonably acceptable to each Administrative Agent, the Borrower shall deliver to the Collateral Agent evidence that all insurance (other than title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that, subject to the terms of the Intercreditor Agreements, the Collateral Agent has been named as loss payee under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named.

(c) To the extent such items have not been delivered or such actions are not taken as of the Sixth Amendment and Restatement Effective Date, within the time periods set forth on Schedule 6.17, the Borrower shall, and shall cause the applicable Subsidiaries to, deliver the documents or take the actions set forth on Schedule 6.17 on or before the date specified for such requirements on such Schedule 6.17, in each case as such date may be extended at the sole discretion of the Collateral Agent so long as the Borrower is working diligently to complete, or cause the applicable Subsidiary to complete, the applicable requirement.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings and the Borrower shall not, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document, including Liens in favor of the L/C Issuer and UBS AG, Stamford Branch pursuant to the L/C Facility Collateral Account Agreement, the UBS Letter and the Existing Tranche S Collateral Account Agreement, respectively;

(b) Liens existing on the Sixth Amendment and Restatement Effective Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings, the Borrower or any material Subsidiary;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings, the Borrower or any material Subsidiary or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;

(m) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(i) or to be applied against the purchase price for such Investment, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $5,000,000 incurred pursuant to Section 7.03(f);

(o) Liens in favor of Holdings, the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d);

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Sixth Amendment and Restatement Effective Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and the replacement, extension or renewal of any Lien permitted by this clause (p) upon or in the same property previously subject thereto in connection with the replacement, extension or renewal (without increase in the amount or any change in any direct or contingent obligor) of the amount or value secured thereby; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted

Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e), (g) or (k);

(q) any interest or title of a lessor under leases entered into by Holdings, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r) Liens on all or a portion of the Collateral to secure Permitted Refinancing Indebtedness, to the extent permitted by the definition of the term “Permitted Refinancing Indebtedness;”

(s) Liens encumbering out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(t) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business;

(v) Liens solely on any cash earnest money deposits made by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w) (i) Liens placed upon the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.03(g) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary and any of its Subsidiaries to secure a Guarantee by such Restricted Subsidiary and its Subsidiaries of any such Indebtedness incurred pursuant to Section 7.03(g);

(x) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(y) Liens arising from precautionary Uniform Commercial Code financing statement filings;

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) other Liens securing Indebtedness (and related obligations) incurred pursuant to Section 7.03(r); provided that such Liens are Junior Liens; and

(bb) Liens on all or a portion of the Collateral securing Indebtedness (and related obligations) incurred pursuant to Section 7.03(w); provided that such Liens are Junior Liens.

Notwithstanding the foregoing, no Liens on any IP Collateral shall be permitted at any time, other than pursuant to Section 7.01(a), (b), (c), (h), (j), (m), (o), (p), (r), (u)(iii), (w), (aa) or (bb), and no Liens (other than those referred to in Section 7.01(a), (r), (aa) or (bb)) shall be permitted on the Collateral consisting of the Equity Interests of the Borrower, Travelport (Bermuda) Ltd. or any Intermediate Holding Company.

Notwithstanding the foregoing, no Liens shall be permitted to exist directly or indirectly on any Mortgaged Property other than pursuant to clauses (a), (b), (c), (d), (g), (h), (j), (p), (q), (r), (x), (aa) or (bb) of this Section 7.01 (to the extent, with reference to clause (j) of this Section 7.01, the Borrower and the applicable Loan Party shall use commercially reasonable efforts to cause such leases, licenses, subleases or sublicenses to be subordinate to the lien of any Mortgage).

Notwithstanding the foregoing, no Liens shall be permitted to exist directly or indirectly on any Tranche S Collateral Account or any asset contained therein other than pursuant to clause (a), (c), (h) or (l) of this Section 7.01.

SECTION 7.02. Investments. Make or hold any Investments, except:

(a) Investments by Holdings, the Borrower or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors and employees of Holdings, the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof or after a Qualifying IPO, the Borrower or any Intermediate Holding Company) (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $7,250,000;

(c) Investments (i) by Holdings, the Borrower or any Restricted Subsidiary in any Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party and (iii) by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary that is not a Loan Party; provided that the aggregate amount of such Investments in Persons that are not Loan Parties (together with, but without duplication of, the aggregate consideration paid in respect of Permitted Acquisitions of Persons that do not become Loan Parties pursuant to Section 7.02(i)(B), but with giving effect to any Investment permitted by Section 7.02(q)) shall not exceed $362,500,000 (net of any return representing a return of capital in respect of any such Investment);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(f) Investments (i) existing or contemplated on the Sixth Amendment and Restatement Effective Date and set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Sixth Amendment and Restatement Effective Date by Holdings, the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(f) is not materially increased from the amount of such Investment on the Sixth Amendment and Restatement Effective Date via the transfer of assets from any of Holdings or any Subsidiary thereof to the investee in respect of such Investment;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Subsidiary of Holdings (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A) subject to clause (B) below, a majority of all property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement);

(B) the aggregate amount of consideration paid in respect of acquisitions of Persons that do not become Loan Parties (together with the aggregate amount of all Investments in Foreign Subsidiaries that are not Loan Parties pursuant to Section 7.02(c)(iii), but with giving effect to any Investments permitted under Section 7.02(q)) shall not exceed $362,500,000 (net of any return representing a return of capital in respect of any such Investment);

(C) the acquired property, assets, business or Person is in the same line of business as Holdings and the Subsidiaries, taken as a whole;

(D) the board of directors (or similar governing body) of the Person to be so purchased or acquired shall not have indicated publicly its opposition to the consummation of such purchase or acquisition (which opposition has not been publicly withdrawn);

(E) (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, Holdings, the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with the covenants set forth in Sections 7.11, 7.12 and 7.13 for the Test Period in effect at the time such purchase or other acquisition is to occur and, in the case of acquisitions the aggregate consideration which is in excess of $36,250,000, evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such compliance calculation in reasonable detail; and

(F) the Borrower shall have delivered to the Administrative Agents, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agents, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(j) [Reserved];

(k) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 7.06(g) or (h);

(n) so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing, other Investments that do not exceed $110,000,000, net of any return representing return of capital in respect of any such investment and valued at the time of the making thereof; provided that, such amount shall be increased by (i) the Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.05) consummated prior or subsequent to a Qualifying IPO that are Not Otherwise Applied and (ii) so long as Holdings, the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the First Lien Incurrence Test for the Test Period in effect at the time such Investment is being made, the Available Amount that is Not Otherwise Applied;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or of any direct or indirect parent of Holdings, the Borrower or an Intermediate Holding Company after a Qualifying IPO of such parent, Holdings, the Borrower or such Intermediate Holding Company);

(q) Investments held by a Restricted Subsidiary (acquired after the Sixth Amendment and Restatement Effective Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Sixth Amendment and Restatement Effective Date), to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Guarantees by Holdings, the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) Investments in the Next Gen Platform in an aggregate amount at any time outstanding not to exceed $50,000,000, net of any return representing return of capital in respect of such Investment and valued at the time of the making thereof;

(t) any Investments in Orbitz TopCo, so long as the amount actually invested in Orbitz TopCo by Holdings or a Restricted Subsidiary does not increase (it being understood that increases in the value of Orbitz TopCo that do not result from Investments by Holdings or a Restricted Subsidiary in Orbitz TopCo shall be permitted by this clause (t));

(u) subsequent to a Qualifying IPO, other Investments not to exceed in any calendar year an amount equal to (i) 6.0% of the aggregate proceeds of such Qualifying IPO less (ii) the aggregate amount of Restricted Payments made under Section 7.06(i) and any prepayment, redemption, purchase, defeasance or other payment in respect of any Junior Lien Indebtedness under Section 7.15(a)(9) in such calendar year; provided that the Total Leverage Ratio on a Pro Forma Basis both immediately before and after giving effect to any such Investment does not exceed 5.30:1.00 for the Test Period in effect at the time such Investment is being made; and

(v) other Investments that do not exceed $50,000,000, net of any return representing return of capital in respect of such Investment;

provided that no Investment in an Unrestricted Subsidiary that would otherwise be permitted under this Section 7.02 shall be permitted hereunder to the extent that any portion of such Investment is used to make any prepayments, refinancings, redemptions, purchases, defeasances and other payments in respect of Indebtedness, including the High Yield Notes, any Subordinated Financings or any Junior Lien Indebtedness.

SECTION 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of Holdings, the Borrower and any of its Subsidiaries under the Loan Documents;

(b) Indebtedness (i) outstanding on the Sixth Amendment and Restatement Effective Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof; and (ii) intercompany Indebtedness outstanding on the Sixth Amendment and Restatement Effective Date;

(c) Guarantees by Holdings, the Borrower or any Restricted Subsidiary in respect of Indebtedness of Holdings, the Borrower or any Restricted Subsidiary otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness under the Second Lien Credit Agreement, any Junior Lien Indebtedness, any High Yield Note (or any Permitted Refinancing thereof), Subordinated Financing or Permitted Refinancing Indebtedness shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of Holdings, the Borrower or any Restricted Subsidiary owing to Holdings, the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that, all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 5.03 of the Security Agreement;

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, other than software; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(f) and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); provided that the aggregate principal amount of Indebtedness outstanding at any one time pursuant to this Section 7.03(e) shall not exceed 5% of Total Assets at such time;

(f) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g) Indebtedness of the Borrower, any Foreign Subsidiary or any Guarantor (i) assumed in connection with any Permitted Acquisition or (ii) incurred to finance a Permitted Acquisition, in each case, that is secured only by the assets or business acquired in the applicable Permitted Acquisition (including any acquired Equity Interests) and so long as both immediately prior and after giving effect thereto, (A) no Default shall exist or result therefrom, (B) Holdings, the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Sections 7.11, 7.12 and 7.13 for the Test Period in effect at the time of the assumption or incurrence of such Indebtedness and (C) the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this paragraph (g) does not exceed $145,000,000; provided that the aggregate amount of Indebtedness outstanding at Persons that are not Loan Parties pursuant to this clause (g) and clause (n) below shall not exceed $100,000,000 at any one time;

(h) (i) Indebtedness of Holdings, the Borrower or any Restricted Subsidiary (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) incurred to finance a Permitted Acquisition and (ii) any Permitted Refinancing of the foregoing; provided that, in each case, such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof (v) is unsecured, (w) both immediately prior and after giving effect thereto, (1) no Default shall exist or result therefrom and (2) Holdings, the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Sections 7.11, 7.12 and 7.13 for the Test Period in effect at the time of the assumption or incurrence of such Indebtedness, (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Latest Maturity Date in effect at the time such Indebtedness is incurred (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (y) hereof), (y) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Borrower as the terms and conditions of the High Yield Notes as of the Sixth Amendment and Restatement Effective Date; provided that a certificate of a Responsible Officer delivered to the Administrative Agents at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless either Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (z) with respect to such Indebtedness described in the immediately preceding clause (B) or any Permitted Refinancing thereof, is incurred by the Borrower or a Guarantor; provided further that notwithstanding anything contained in the Loan Documents to the contrary, (a) the maximum principal amount of all Indebtedness described in clause (A) of this paragraph (together with any Permitted Refinancing of Indebtedness in respect thereof) with respect to which a Restricted Subsidiary that is not a Guarantor may become liable shall be $145,000,000 and (b) the only obligors with respect to any Indebtedness incurred pursuant to clause (A) of this paragraph or any Permitted Refinancing of Indebtedness in respect thereof shall be of those Persons who were obligors of such Indebtedness immediately prior to such Permitted Acquisition;

(i) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 7.06;

(k) Indebtedness incurred by Holdings, the Borrower or any Restricted Subsidiary in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition to the extent constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(l) Indebtedness consisting of obligations of Holdings, the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(n) Indebtedness in an aggregate principal amount not to exceed $362,500,000, at any time outstanding; provided that a maximum of $145,000,000 in aggregate principal amount of such Indebtedness (less the aggregate principal amount of Indebtedness of Foreign Subsidiaries that are not Guarantors outstanding at any time under Section 7.03(g)) may be incurred by Foreign Subsidiaries that are not Guarantors;

(o) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by Holdings, the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(q) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings, the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(s) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(t) Indebtedness in respect of the High Yield Notes and any Permitted Refinancing thereof;

(u) Permitted Refinancing Indebtedness;

(v) [Reserved];

(w) Junior Lien Indebtedness (including, for the avoidance of doubt, Indebtedness under the Second Lien Credit Agreement) of the Loan Parties (and any Permitted Refinancing thereof) in an aggregate principal amount at any time outstanding not to exceed an amount equal to the greater of (A) (1) $889,500,000 plus (2) the amount of any interest added to the principal of the Indebtedness under and in accordance with the terms of the Second Lien Credit Agreement as in effect on March 11, 2013 (or the equivalent documentation with respect to any Permitted Refinancing thereof) and (B) the maximum principal amount of Junior Lien Indebtedness that, if fully drawn, would not result in either (1) the Total Leverage Ratio, calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom, exceeding 6.20 to 1.00 or (2) the Senior Secured Leverage Ratio, calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom, exceeding 4.45 to 1.00; provided that all such Junior Lien Indebtedness and, if Holdings or any of its Subsidiaries receives cash proceeds as a result of the incurrence of such Junior Lien Indebtedness, 100% of the Net Cash Proceeds of such Junior Lien Indebtedness, shall be applied, substantially concurrently with the incurrence thereof, (x) to repay, prepay or refinance outstanding Term Loans, Senior Notes, Permitted Refinancing Indebtedness or Junior Lien Indebtedness and pay related fees and expenses or (y) to consummate any other transaction permitted by this Agreement if, after giving effect to such transaction, the Total Leverage Ratio as of the last day of the immediately preceding Test Period would be less than the Total Leverage Ratio as of the last day of the immediately preceding Test Period calculated on a Pro Forma Basis after giving effect to such transaction and the use of proceeds therefrom (as set forth on a certificate of a Responsible Officer provided by the Borrower); provided further that (i) except with respect to Indebtedness under the Second Lien Credit Agreement outstanding on the Sixth Amendment and Restatement Effective Date (and any additional Indebtedness incurred as a result of interest added to the principal of the Indebtedness under and in accordance with the Second Lien Credit Agreement as in effect on March 11, 2013), the stated final maturity of such Junior Lien Indebtedness is not earlier than 91 days after the Latest Maturity Date in effect on the date of incurrence thereof, and such stated final maturity is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes such 91st day after giving effect to any similar conditions applicable in the determination of the Latest Maturity Date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Junior Lien Indebtedness upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof) and (ii) such Junior Lien Indebtedness is incurred pursuant to an agreement or instrument containing terms and conditions (other than interest rate, redemption premiums and subordination terms) that, taken as a whole, are materially no less favorable to Holdings and its Subsidiaries than the terms and conditions set forth in this Agreement as reasonably determined by Holdings in good faith; provided further that such Junior Lien Indebtedness (and related obligations) constitutes “Second Priority Claims” under a Junior Lien Intercreditor Agreement and is secured by Liens on all or any portion of the Collateral permitted by Section 7.01(bb); and

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above.

SECTION7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Restricted Subsidiary may merge with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person and (y) such merger does not result in the Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than the Borrower) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and its Subsidiaries and if not materially disadvantageous to the Lenders;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor or a Borrower, then (i) the transferee must either be the Borrower or a Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d) so long as no Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agents, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Borrower shall have delivered to the Administrative Agents an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11;

(f) so long as no Default exists or would result therefrom and no material assets have been transferred to such Subsidiaries from Holdings or any Subsidiary thereof from the Sixth Amendment and Restatement Effective Date to the date of such dissolution or liquidation, the Subsidiaries listed on Schedule 7.04(f) may be dissolved or liquidated; and

(g) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

SECTION 7.05. Dispositions. Make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Guarantor or a Borrower (i) the transferee thereof must either be a Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Sections 7.04 and 7.06, Liens permitted by Section 7.01 and Investments permitted by Section 7.02;

(f) Dispositions of property (other than IP Collateral) pursuant to sale-leaseback transactions; provided that (i) with respect to such property owned by Holdings, the Borrower or any Restricted Subsidiary on the Sixth Amendment and Restatement Effective Date, the fair market value of all property so Disposed of after the Sixth Amendment and Restatement Effective Date (taken together with the aggregate book value of all property Disposed of pursuant to Section 7.05(j)) shall not exceed five percent (5%) of Total Assets per year and (ii) with respect to such property acquired by Holdings, the Borrower or any Restricted Subsidiary after the Sixth Amendment and Restatement Effective Date, the applicable sale-leaseback transaction occurs within two hundred and seventy (270) days after the acquisition or construction (as applicable) of such property;

(g) Dispositions in the ordinary course of business of Cash Equivalents;

(h) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the Borrower and the Restricted Subsidiaries;

(i) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j) Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (j) (taken together with the aggregate fair market value of all property Disposed of pursuant to Section 7.05(f)) shall not exceed five percent (5%) of Total Assets per year and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $14,500,000, Holdings, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(s) and clauses (i) and (ii) of Section 7.01(u)); provided, however, that for the purposes of this clause (iii), (A) any liabilities (as shown on Holdings’, the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings, the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings, the Borrower or such Restricted Subsidiary from such transferee that are converted by Holdings, the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by Holdings, the Borrower or such Restricted Subsidiary in respect of such

Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of 2.5% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(k) any Disposition of any Subsidiary listed on Schedule 7.05(k), so long as no material assets are transferred to any such Subsidiary from Holdings or any Subsidiary thereof from the Sixth Amendment and Restatement Effective Date to the date of such Disposition;

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m) any Disposition of any Subsidiary listed on Schedule 7.05(m) to any wholly owned Subsidiary that is not a Loan Party so long as no material assets are transferred to any such Subsidiary from Holdings or any Subsidiary thereof from the Sixth Amendment and Restatement Effective Date to the date of such Disposition; and

(n) any Disposition of Equity Interests of Orbitz TopCo; provided that 100% of the Net Cash Proceeds of such Disposition shall be subject to Section 2.05(b)(ii);

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e) and (m) and except for Dispositions from a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than Holdings, the Borrower or any Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by any Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, any Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) the Borrower and each Restricted Subsidiary may make Restricted Payments to Holdings, the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to Holdings, the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) Holdings, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) [Reserved];

(d) to the extent constituting Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.04 or 7.08 other than Section 7.08(e);

(e) repurchases of Equity Interests in Holdings, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) Holdings (or the Borrower or any Intermediate Holding Company after a Qualifying IPO of Holdings, the Borrower or such Intermediate Holding Company, as the case may be) may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such parent of Holdings or of the Borrower or any Intermediate Holding Company after a Qualifying IPO of Holdings, the Borrower or such Intermediate Holding Company, as the case may be) by any future, present or former employee or director of Holdings (or any direct or indirect parent of Holdings) or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of Holdings or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (f) shall not exceed $29,000,000, in any calendar year (which shall increase to $36,250,000 subsequent to the consummation of a Qualifying IPO of Holdings, the Borrower or such Intermediate Holding Company, as the case may be) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $36,250,000 in any calendar year (which shall increase to $72,500,000, subsequent to the consummation of a Qualifying IPO of Holdings, the Borrower or such Intermediate Holding Company, as the case may be)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i) the Net Cash Proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of Holdings and, to the extent contributed to Holdings, Equity Interests of any of Holdings’ direct or indirect parent companies, in each case to members of management, directors or consultants of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Sixth Amendment and Restatement Effective Date, to the extent the Net Cash Proceeds from the sale of such Equity Interests have been Not Otherwise Applied to the payment of Restricted Payments by virtue of Section 7.06(h); plus

(ii) the Net Cash Proceeds of key man life insurance policies received by Holdings or its Restricted Subsidiaries; less

(iii) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.06(f);

provided further that any cancellation of Indebtedness owing to Holdings from members of management of Holdings, any of Holdings’ direct or indirect parent companies or any of Holdings’ Restricted Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any of its direct or indirect parent companies will be deemed not to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(g) the Borrower and its Restricted Subsidiaries may make Restricted Payments to Holdings:

(i) the proceeds of which will be used to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) the tax liability to each relevant jurisdiction in respect of (x) consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings (or such parent) attributable to Holdings, the Borrower or its Subsidiaries determined as if the Borrower and its Subsidiaries filed separately and (y) subsequent to a Qualifying IPO, any other taxes of Holdings (or such parent) attributable to or otherwise determined with respect to the income, earnings, operations or otherwise of Holdings, the Borrower or its Subsidiaries;

(ii) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $4,350,000 in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof) attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii) the proceeds of which shall be used by Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iv) the proceeds of which shall be used by Holdings to make Restricted Payments permitted by Section 7.06(f);

(v) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired

(whether assets or Equity Interests) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11; and

(vi) the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) customary fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(h) in addition to the foregoing Restricted Payments, so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments, in an aggregate amount, together with the aggregate amount of (A) prepayments, redemptions, purchases, defeasance and other payments in respect of Junior Lien Indebtedness made pursuant to Section 7.15(a)(8) and (B) loans and advances to Holdings made pursuant to Section 7.02(m) in lieu of Restricted Payments permitted by this clause (h), not to exceed the sum of the aggregate amount of (x) the Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.05) consummated prior or subsequent to a Qualifying IPO that are Not Otherwise Applied and (y) so long as Holdings, the Borrower and the Restricted Subsidiaries are in Pro Forma Compliance with the First Lien Incurrence Test for the Test Period in effect at the time such Restricted Payment is being made, the Available Amount that is Not Otherwise Applied;

(i) subsequent to a Qualifying IPO, other Restricted Payments not to exceed in any calendar year an amount equal to (i) 6.0% of the aggregate proceeds of such Qualifying IPO minus (ii) the aggregate amount of Investments made under Section 7.02(u) and any prepayment, redemption, purchase, defeasance or other payment in respect of Junior Lien Indebtedness under Section 7.15(a)(9) in such calendar year; provided that the Total Leverage Ratio on a Pro Forma Basis both immediately before and after giving effect to such Restricted Payment does not exceed 5.30:1.00 for the Test Period in effect at the time such Restricted Payment is being made; and

(j) the Borrower may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments (other than Restricted Payments to the Sponsor), in an aggregate amount not to exceed $50,000,000.

SECTION 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Sixth Amendment and Restatement Effective Date or any business reasonably related or ancillary thereto.

SECTION 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Holdings whether or not in the ordinary course of business, other than (a) transactions among Loan Parties or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) on terms substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by Holdings, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses related to the Sixth Amendment and Restatement Effective Date Transactions, (d) the payment of management and monitoring fees to the Sponsor in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to the Sponsor Management Agreement as in effect on the Sixth Amendment and Restatement Effective Date and any Sponsor Termination Fees not to exceed the amount set forth in the Sponsor Management Agreement as in effect on the Sixth Amendment and Restatement Effective Date and related indemnities and reasonable expenses, (e) equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests by Holdings permitted under Section 7.06, (f) loans and other transactions by Holdings, the Borrower and the Restricted Subsidiaries to the extent permitted under this Article VII, (g) employment and severance arrangements between Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (h) payments by Holdings (and any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries pursuant to the tax sharing agreements among Holdings (and any such parent thereof), the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (i) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries, (j) transactions pursuant to permitted agreements in existence on the Sixth Amendment and Restatement Effective Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (k) dividends, redemptions and repurchases permitted under Section 7.06, (l) customary payments by Holdings, the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings in good faith and (m) the consummation of the Sixth Amendment and Restatement Effective Date Transactions.

SECTION 7.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or (b) the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (A) exist on the Sixth Amendment and Restatement Effective Date and (to the extent not otherwise permitted by this Section

7.09) are listed on Schedule 7.09 hereto and (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Subordinated Financing), (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) or 7.03(g) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(g) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are restrictions set forth in Permitted Refinancing Indebtedness Documentation, (xiii) are restrictions set forth in the Second Lien Credit Agreement, provided that (x) with respect to clause (a) above, such restrictions are no more onerous than those set forth herein and in the other Loan Documents and (y) with respect to clause (b) above, such restrictions do not prevent compliance with the collateral and guarantee requirements set forth in the Loan Documents or (ix) are restrictions set forth in the definitive documentation with respect to any Junior Lien Indebtedness; provided that (x) with respect to clause (a) above, such restrictions are no more onerous than those set forth herein and in the other Loan Documents and (y) with respect to clause (b) above, such restrictions do not prevent compliance with the collateral and guarantee requirements set forth in the Loan Documents.

SECTION 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.

SECTION 7.11. Maximum Total Leverage Ratio. Permit the Total Leverage Ratio for any Test Period ending on any date set forth below to be greater than the ratio set forth below opposite such date:

(a) prior to the Covenant Modification Effective Date:

Fiscal Year	March 31	June 30	September 30	December 31
2013	N/A	7.15:1	7.15:1	7.15:1
2014	7.15:1	7.15:1	6.95:1	6.95:1
Thereafter	6.75:1	6.75:1	6.75:1	6.75:1

(b) from and after the Covenant Modification Effective Date:

Fiscal Year	March 31	June 30	September 30	December 31
2013	N/A	8.00:1	8.00:1	8.00:1
2014	8.00:1	8.00:1	7.75:1	7.75:1
Thereafter	7.50:1	7.50:1	7.50:1	7.50:1

SECTION 7.12. Maximum Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio for any Test Period ending on any date set forth below to be greater than the ratio set forth below opposite such date:

(a) prior to the Covenant Modification Effective Date:

Fiscal Year	March 31	June 30	September 30	December 31
2013	N/A	5.45:1	5.25:1	5.25:1
2014	5.15:1	5.15:1	5.15:1	5.15:1
Thereafter	4.90:1	4.90:1	4.90:1	4.90:1

(b) from and after the Covenant Modification Effective Date:

Fiscal Year	March 31	June 30	September 30	December 31
2013	N/A	5.75:1	5.65:1	5.65:1
2014	5.55:1	5.55:1	5.55:1	5.55:1
Thereafter	5.45:1	5.45:1	5.45:1	5.45:1

SECTION 7.13. Minimum Liquidity. Permit the Minimum Cash as of the end of any fiscal quarter ending after the Sixth Amendment and Restatement Effective Date to be less than the Minimum Amount.

SECTION 7.14. Accounting Changes. Make any change in fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agents, change its fiscal year to any other fiscal year reasonably acceptable to the

Administrative Agents, in which case, the Borrower and the Administrative Agents will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.15. Prepayments, Etc. of Indebtedness.

(a) (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment of interest in respect of, (A) the Senior Subordinated Notes, any subordinated Indebtedness incurred under Section 7.03(h) or any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents (other than, for the avoidance of doubt, any Junior Lien Indebtedness) (collectively, “Subordinated Financing”) or (B) any Junior Lien Indebtedness or (ii) make any payment in violation of any subordination terms of any Subordinated Financing Documentation, except in the case of clauses (i) and (ii):

(1) the refinancing of any Junior Lien Indebtedness or any Subordinated Financing with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if applicable, is permitted pursuant to Section 7.03(h)), to the extent not required to prepay any Loans or Facility pursuant to Section 2.05(b), or of any Indebtedness of Holdings;

(2) the conversion of any Junior Lien Indebtedness or any Subordinated Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents;

(3) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary to the extent expressly permitted by the Collateral Documents;

(4) the payment of regularly scheduled interest in respect of any Junior Lien Indebtedness or Subordinated Financings;

(5) [Reserved];

(6) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Lien Indebtedness or any Subordinated Financings prior to their scheduled maturity in an aggregate amount not to exceed the amount of Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.05) consummated prior or subsequent to a Qualifying IPO that are Not Otherwise Applied;

(7) [Reserved];

(8) so long as immediately after giving effect to any such prepayment, redemption, purchase, defeasance or other payment, no Default has occurred or is continuing or would result therefrom and so long as Holdings, the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the First Lien Incurrence Test for the Test Period in effect at the time such payment is being made, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Lien Indebtedness in an aggregate amount not to exceed the Available Amount that is Not Otherwise Applied;

(9) subsequent to a Qualifying IPO, other prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Lien Indebtedness not to exceed in any calendar year an amount equal to (i) 6.0% of the aggregate proceeds of such Qualifying IPO and (ii) the aggregate amount of Investments made under Section 7.02(u) and Restricted Payments made under Section 7.06(i) in such calendar year; provided that the Total Leverage Ratio on a Pro Forma Basis both immediately before and after giving effect thereto does not exceed 5.30:1.00 for the Test Period in effect at the time such payment is being made; and

(10) so long as immediately after giving effect to any such prepayment, redemption, purchase, defeasance or other payment, no Default has occurred or is continuing or would result therefrom, prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Lien Indebtedness to the extent made with (A) any Specified Net Cash Proceeds (other than, in the case of Specified Net Cash Proceeds of a Disposition made solely pursuant to Section 7.05(n), such Specified Net Cash Proceeds that are required to be applied to prepay the Term Loans pursuant to Section 2.05(b)(ii)(B)(II)) and/or (B) proceeds of any Incremental Term Loans.

(b) Amend, modify or change, in any manner materially adverse to the interests of the Lenders any term or condition of any Subordinated Financing Documentation or the Second Lien Credit Agreement without the consent of the Arrangers.

SECTION 7.16. Equity Interests of the Borrower and Restricted Subsidiaries. Permit any Domestic Subsidiary that is a Restricted Subsidiary to become a non-wholly owned Subsidiary, except to the extent such Restricted Subsidiary continues to be a Guarantor or in connection with a sale of all of such Restricted Subsidiary or the designation of an Unrestricted Subsidiary pursuant to Section 6.14.

SECTION 7.17. Holding Company; Foreign Subsidiaries. In the case of Holdings, Intermediate Parent and TDS Intermediate Parent, conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Equity Interests of the Borrower and Travelport (Bermuda) Ltd. or other Foreign Subsidiaries, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents, (iv) the performance of the definitive documentation in respect of any Junior Lien Indebtedness to which it is a party, (v) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by this Article VII or (vi) any transaction that Holdings, Intermediate Parent or TDS Intermediate Parent is permitted to enter into or consummate under this Article VII.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01. Events of Default. Any of the following events referred to in any of clauses (a) through (m) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Holdings or the Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to Holdings and the Borrower) or Article VII; provided that any Event of Default under Section 7.11 or 7.12 is subject to cure as contemplated by Section 8.05; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by either Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Secured Hedge Agreements, termination events or equivalent events pursuant to the terms of such Secured Hedge Agreements), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by any Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. (i) Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof, including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected lien, with the priority required by the Collateral Documents (or other security purported to be created on the applicable Collateral), on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of any Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, (ii) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens created by the Collateral Documents or Liens created by the collateral documents governing any Indebtedness permitted to be incurred pursuant to Section 7.03 and secured by Junior Liens, or any nonconsensual Liens arising solely by operation of Law or (iii) any Junior Lien Intercreditor Agreement is not or ceases to be binding on or enforceable against any party thereto (or against any person on whose behalf any such party makes any covenant or agreements therein), or shall otherwise not be effective to create the rights and obligations purported to be created thereunder; or

(m) Subordinated Financing Documentation. (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Subordinated Financing Documentation or (ii) the subordination provisions set forth in any Subordinated Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Subordinated Financing, if applicable.

SECTION 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, either Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of the Lender Group all rights and remedies available to the Lender Group (or any of them) under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of any Administrative Agent or any Lender.

SECTION 8.03. Exclusion of Immaterial Subsidiaries. Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of Holdings, have assets with a value in excess of 5% of the consolidated total assets of Holdings, Borrower and the Restricted Subsidiaries and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 5% of the total consolidated revenues of Holdings, the Borrower and the Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

SECTION 8.04. Application of Funds. (a) After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations (whether as a result of a payment under a Guaranty, any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) shall be applied by the Administrative Agents in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to each Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Revolving Credit Lenders and the Swing Line Lender (including Attorney Costs payable under Section 10.05 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Credit Loans and Swing Line Loans (including post-petition interest, whether or not an allowed claim in any Insolvency or Liquidation Proceeding) ratably among the Revolving Credit Lenders and the Swing Line Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Credit Loans and Swing Line Loans, the Swap Termination Value under Secured Hedge Agreements and the Cash Management Obligations, ratably among the Secured Parties to which such Obligations are owed in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to any other Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans, ratably among the Term Lenders in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agents and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, (i) in accordance with the Intercreditor Agreements or (ii) to the extent not required to be applied as set forth in clause (i) pursuant to the Intercreditor Agreements to the Borrower or as otherwise required by Law.

Subject to Section 2.03(d), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit shall be applied to satisfy drawings under such Letters of Credit as they occur.

(b) In furtherance of the foregoing, each Secured Party hereby agrees that it will not propose, support or otherwise agree to any Non-Conforming Plan of Reorganization.

(c) The parties to each Loan Document (including each Loan Party) irrevocably agree that (i) this Agreement (including the provisions of this Section 8.04) constitutes a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law, and that the terms hereof will survive, and will continue in full force and effect and be binding upon each of the parties hereto, in any Insolvency or Liquidation Proceeding and (ii) to the maximum extent permitted by law, the Revolving Obligations (and the security therefor) constitute a separate and distinct class and separate and distinct claims from the other Obligations (and the security therefor). If any Secured Party collects or receives any amounts on account of the Obligations to which it is not entitled under Section 8.04(a) or otherwise by the terms hereof, such Secured Party shall hold the same in trust for the applicable Secured Parties entitled thereto and shall forthwith deliver the same to the applicable Administrative Agent, for the account of such Secured Parties, to be applied in accordance with Section 8.04(a), in each case until the prior payment in full in cash of the applicable Obligations of such Secured Parties.

(d) Notwithstanding the foregoing, (i) amounts received from the Borrower or any Guarantor that is not a Qualified Eligible Contract Participant Guarantor shall not be applied to the Obligations that are Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this clause (i), the Term Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause Fourth above from amounts received from Qualified Eligible Contract Participant Guarantors to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause Fourth above by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause Fourth above) and (ii) Obligations arising under Secured Hedge Agreements and Cash Management Obligations shall be excluded from the application described above if the Administrative Agents have not received written notice thereof, together with such supporting documentation as the Administrative Agents may request, from the Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agents pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

SECTION 8.05. Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default resulting from a violation of the covenants set forth in Section 7.11 or 7.12 and until the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, Holdings or an Intermediate Holding Company (or, following a Qualifying IPO, the Borrower) may engage in a Permitted Equity Issuance or otherwise receive cash capital contributions and apply the amount of the net cash proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter; provided that such net cash proceeds (i) are actually received by the Borrower through capital contribution of such net cash proceeds by Holdings or an Intermediate Holding Company to the Borrower no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (ii) are Not Otherwise Applied and (iii) do not exceed the aggregate amount necessary to cure such Event of Default from a violation of the covenants set forth in Section 7.11 or 7.12 for any applicable period. The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Sections 7.11 or 7.12 (and, for the avoidance of doubt, not the financial ratios set forth in the definition of the term “Applicable Rate”) and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

(b) In each period of four fiscal quarters, there shall be at least two (2) consecutive fiscal quarters in which no cure set forth in Section 8.05(a) is made.

SECTION 8.06. Replacement of Revolving Credit Lenders under Certain Circumstances.

(a) Any of the Term Lenders (each an “Eligible Purchaser”) shall have the right to purchase by way of assignment, at any time during the exercise period described in Section 8.06(c) below, all, but not less than all, of the outstanding Revolving Credit Loans, Swing Line Loans and Revolving Credit Commitments of the Revolving Credit Lenders and the Swing Line Lender including all principal of and accrued and unpaid interest and fees on and all prepayment or acceleration penalties and premiums in respect of such Obligations outstanding at the time of purchase. Upon receipt of a notice in accordance with Section 8.06(b) from an Eligible Purchaser, the Term Administrative Agent will promptly notify each other Term Lender of the contents of such notice. Each such Lender may elect to participate in such purchase of the outstanding loans and commitments of the Revolving Credit Lenders and the Swing Line Lender by providing written notice to the Administrative Agents no later than 5:00 p.m. (New York time) three (3) Business Days after the date of such Lender’s receipt of notice from the Term Administrative Agent regarding such purchase. Unless otherwise agreed to by the Eligible Purchasers, the obligations to be purchased shall be allocated among the participating Eligible Purchasers ratably on the basis of the relative amount of the sum of each participating Eligible Purchaser’s Total Outstandings. Any purchase pursuant to this Section 8.06(a) shall be made as follows:

(i) for a purchase price equal to the sum of (A) in the case of all Credit Extensions that constitute outstanding Revolving Credit Loans, Swing Line Loans and Revolving Credit Commitments of the Revolving Credit Lenders or Swing Line Lender, as applicable, 100% of the principal amount thereof and all accrued and unpaid interest thereon through the date of purchase plus (B) all accrued and unpaid fees, expenses, indemnities and other amounts through the date of purchase;

(ii) with the purchase price described in preceding clause (a)(i) payable in cash on the date of purchase;

(iii) with all amounts payable in respect of the assignments described above to be distributed to them by the Revolving Administrative Agent ratably among the Revolving Credit Lenders and the Swing Line Lender in proportion to the respective amounts described in Section 8.06(a)(i) held by them; and

(iv) with such purchase to be made pursuant to an Assignment and Assumption; it being understood and agreed that the Revolving Credit Lender and the Swing Line Lender shall retain all rights to indemnification as provided in the relevant Loan Documents for all periods prior to any assignment by them pursuant to the provisions of this Section 8.06.

(b) The right to exercise the purchase option described in Section 8.06(a) above shall be exercisable and legally enforceable upon at least ten (10) Business Days’ prior written notice of exercise (which notice, once given, shall be irrevocable and fully binding on the respective Eligible Purchaser or Eligible Purchasers) given to the Administrative Agents by an Eligible Purchaser. Neither the Administrative Agents nor any Revolving Credit Lender shall have any disclosure obligation to any Eligible Purchaser in connection with any exercise of such purchase option.

(c) The right to purchase the outstanding Revolving Credit Loans, Swing Line Loans and Revolving Credit Commitments of the Revolving Credit Lenders and the Swing Line Lender, as applicable, as described in this Section 8.06 may be exercised (by giving the irrevocable written notice described in preceding clause (b)) during each of the periods that (1) begins on the date first to occur of (x) the exercise of remedies provided for in Section 8.02 (or upon the Loans automatically becoming immediately due and payable), (y) the occurrence of the final maturity of the Loans under this Agreement or (z) the occurrence of an Event of Default pursuant to Section 8.01(f) and (2) ends on the 60th day after the start of the applicable period described above.

(d) The obligations of the Revolving Credit Lenders and the Swing Line Lender to sell their respective Loans and Commitments under this Section 8.06 are several and not joint and several. To the extent any Revolving Credit Lender or the Swing Line Lender (a “Defaulting Creditor”) breaches its obligation to sell its Loans and Commitments under this Section 8.06, nothing in this Section 8.06 shall be deemed to require any Administrative Agent or any other Revolving Credit Lender or the Swing Line Lender to purchase such Defaulting Creditor’s Revolving Credit Loans, Swing Line Loans and Revolving Credit Commitments for resale to the participating Eligible Purchasers and in all cases, each Administrative Agent, each Revolving Credit Lender and the Swing Line Lender complying with the terms of this Section 8.06 shall not be deemed to be in default of this Agreement or otherwise be deemed liable for any action or inaction of any Defaulting Creditor.

(e) Each Loan Party irrevocably consents to any assignment effected to one or more Eligible Purchasers pursuant to this Section 8.06 for purposes of all Loan Documents and hereby agrees that no further consent from such Loan Party shall be required.

ARTICLE IX

Administrative Agents and Other Agents

SECTION 9.01. Appointment and Authorization of Agents.

(a) Each Term Lender hereby irrevocably appoints, designates and authorizes the Term Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Revolving Credit Lender hereby irrevocably appoints, designates and authorizes the Revolving Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Administrative Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) [Reserved].

(c) The Revolving Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Revolving Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Revolving Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Revolving Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Revolving Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 9.02. Delegation of Duties. Each Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Administrative Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03. Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04. Reliance by Agents.

(a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, or any corresponding Section of any amendment agreement with respect to this Agreement (including the Sixth Amendment and Restatement Agreement), each Lender that has signed this Agreement or any such amendment agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document (including the Junior Lien Intercreditor Agreement as in effect on the Sixth Amendment and Restatement Effective Date) or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the applicable Administrative Agent shall have received notice from such Lender prior to the proposed date of effectiveness of this Agreement or any such amendment agreement specifying its objection thereto.

SECTION 9.05. Notice of Default. No Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to such Administrative Agent for the account of the Lenders, unless such Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” Each Administrative Agent will notify the other members of the Lender Group of its receipt of any such notice. Each Administrative Agent shall (subject to Section 10.01) take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided that unless and until such Administrative Agent has received any such direction, such Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lender Group.

SECTION 9.06. Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07. Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the applicable Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by such Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of such Administrative Agent.

SECTION 9.08. Agents in their Individual Capacities. Each of UBS AG, Stamford Branch, Credit Suisse AG and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though (x) UBS AG, Stamford Branch were not the Revolving Administrative Agent and (y) Credit Suisse AG were not the Term Administrative Agent or the L/C Issuer hereunder and, in each case, without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, UBS AG, Stamford Branch and Credit Suisse AG or their respective Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agents shall be under no obligation to provide such information to them. With respect to its Loans, each of UBS AG, Stamford Branch and Credit Suisse AG shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Revolving Administrative Agent, the L/C Issuer or the Term Administrative Agent, as applicable, and the terms “Lender” and “Lenders” include each of UBS AG, Stamford Branch and Credit Suisse AG in their individual capacities.

SECTION 9.09. Successor Agents. Any Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower. If an Administrative Agent resigns under this Agreement, the Required Revolving Credit Lenders or the Required Term Lenders, as applicable, shall appoint from among the Lenders a successor Revolving Administrative Agent or Term Administrative Agent, as applicable, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of an Administrative Agent, such Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” (and the term “Revolving Administrative Agent” or “Term Administrative Agent,” as applicable) shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as an Administrative Agent shall be terminated. After the retiring Administrative Agent’s resignation hereunder as an Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement. If no successor agent has accepted appointment as the applicable Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the applicable Administrative Agent hereunder until such time, if any, as the Required Revolving Credit Lenders or the Required Term Lenders, as applicable, appoint a successor agent as provided for above. Upon the acceptance of any appointment as an Administrative Agent also acting as “collateral agent” hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After a retiring Administrative Agent’s resignation hereunder as an Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an Administrative Agent.

SECTION 9.10. Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, each Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agents and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agents under Sections 2.03(g), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to any Administrative Agent and, in the event that any Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to such Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to such Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize any Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize any Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11. Collateral and Guaranty Matters. The Lenders irrevocably agree that:

(a) any Lien on any property granted to or held by any Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Borrower or any of its Domestic Subsidiaries that are Restricted Subsidiaries; provided that no Lien granted to or held by any Administrative Agent or the Collateral Agent under any Loan Document on any property shall be released unless all Junior Liens on such property are released substantially simultaneously in the same manner, (iii) if such Lien was required solely as a result of the application of clause (i) or (j) of the definition of Collateral and Guarantee Requirement and such Lien is no longer required to be provided pursuant to clause (k) of the definition of Collateral and Guarantee Requirement, (iv) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (v) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b) to release or subordinate any Lien on any property granted to or held by any Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); provided that no Lien granted to or held by any Administrative Agent or the Collateral Agent under any Loan Document on any property shall be released or subordinated unless all Junior Liens on such property are released or subordinated substantially simultaneously in the same manner; and

(c) any Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder or if such Guarantor was required to provide a Guaranty solely as a result of the application of clause (i) or (j) of the definition of Collateral and Guarantee Requirement and is no longer required to provide a Guaranty pursuant to clause (k) of the definition of Collateral and Guarantee Requirement; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Junior Lien Indebtedness, the High Yield Notes or any Subordinated Financing.

Upon request by an Administrative Agent at any time, the Required Lenders will confirm in writing such Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11. In each case as specified in this Section 9.11, each Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agents to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

In addition, each Lender acknowledges that obligations of the Borrower and the Guarantors in respect of Junior Lien Indebtedness and certain Permitted Refinancing Indebtedness and under certain Permitted Refinancing Indebtedness Documents, and certain obligations related thereto, may be secured by Liens on assets of the Borrower and the Guarantors that constitute Collateral, in each case to the extent permitted hereby. Each Lender hereby irrevocably authorizes the Administrative Agents and/or the Collateral Agent to execute and deliver the intercreditor agreement referred to in the definition of the term “Permitted Refinancing Indebtedness,” any Junior Lien Intercreditor Agreement and any documents relating to any of the foregoing (including any amendments to the Collateral Documents) as the Borrower may request and the Administrative Agents and the Collateral Agent shall determine to be appropriate to cause such Indebtedness, and certain obligations related thereto, to be secured as contemplated hereunder, in each case subject to the requirements set forth herein with respect to such Indebtedness and without any further consent, authorization or other action by any Lender. In the case of any Collateral the perfection of which, or the enforcement of rights in respect of which, is governed by the Laws of a jurisdiction other than the United States of America, each Lender hereby irrevocably authorizes the Administrative Agents and/or the Collateral Agent (i) to execute and deliver any other intercreditor agreement that the Administrative Agents and/or the Collateral Agent shall have determined will, to the extent practicable, provide to the Lenders substantially the same benefits, and impose upon the Lenders substantially the same burdens, in respect of their rights in respect of such Collateral or any Lien thereon as is contemplated by the applicable Intercreditor Agreement (and any such other intercreditor agreement shall, for all purposes hereof (including Section 10.01), be deemed to be an Intercreditor Agreement of the applicable type) and (ii) to the extent the Administrative Agents and/or the Collateral Agent shall have determined that the granting or perfection of multiple Liens on any Collateral is not permitted or reasonably practicable to achieve under the

Laws of such jurisdiction, to enter into such alternative collateral documents, including collateral documents providing for a single Lien securing the Obligations and any other Indebtedness or obligations, as the Administrative Agents and/or the Collateral Agent shall have determined to be advisable for purposes of providing, to the extent practicable, the Lenders substantially the same benefits, and imposing upon the Lenders substantially the same burdens, in respect of their rights in respect of any Collateral or any Lien thereon as is contemplated by the applicable Intercreditor Agreement. Each Lender irrevocably agrees that (A) upon the execution and delivery of any Intercreditor Agreement (or any other intercreditor agreement referred to above) and any documents relating to any of the foregoing (including any amendments to the Collateral Documents), each Lender will be bound by the provisions thereof as if it were a signatory thereto and will take no actions contrary to the provisions thereof and (B) none of the Lenders or any other Secured Party shall have any right of action whatsoever against any Administrative Agent or the Collateral Agent as a result of any action taken by such Agent as contemplated by this paragraph or in accordance with the terms of any Intercreditor Agreement (or any other intercreditor agreement referred to above) or any documents relating to any of the foregoing. Each Lender acknowledges that, to the extent set forth in the definitions of such terms, the terms and conditions of any Junior Lien Intercreditor Agreement (and, as set forth above, the terms and conditions of any other intercreditor agreement referred to above and any alternative collateral documents) shall be determined by the Administrative Agents, and hereby irrevocably authorizes the Administrative Agents to make such determination and agrees that neither any Administrative Agent nor any of its Agent-Related Persons shall have any liability in connection with (and none of the Lenders or any other Secured Party shall have any right of action whatsoever against such Administrative Agent or the Collateral Agent as a result of) any such determination. Each Lender further irrevocably authorizes the Administrative Agents and the Collateral Agent to enter into such amendments, supplements or other modifications to any Intercreditor Agreement (or any other intercreditor agreement referred to above) in connection with any extension, renewal, refinancing or replacement of any Loans or any other Indebtedness as the Administrative Agents or the Collateral Agent, as applicable, may determine to be required to give effect thereto, in each case on behalf of such Lender and without any further consent, authorization or other action by such Lender.

SECTION 9.12. Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent,” “joint bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13. Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case any Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, such Administrative Agent is hereby authorized to appoint an additional individual or institution selected by such Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that an Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to such Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either such Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to such Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to such Administrative Agent shall be deemed to be references to such Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from the Borrower, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by an Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the applicable Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

Miscellaneous

SECTION 10.01. Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) increase the aggregate Revolving Credit Commitments or the aggregate amount of any other Obligations hereunder entitled to priority treatment in the same manner as Revolving Obligations for purposes of Sections 2.12(h) and/or 8.04 to an aggregate amount in excess of $125,000,000 without the written consent of the Required Revolving Credit Lenders and the Required Term Lenders;

(c) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Total Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change any provision of this Section 10.01, the definition of “Required Lenders,” “Required Revolving Credit Lenders,” “Required Term Lenders” or “Pro Rata Share” or Section 2.06(c), 2.13 or 8.04 without the written consent of each Lender affected thereby;

(f) other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(h) change any provision of Section 2.12(h) in a manner adversely affecting the priority status of the Revolving Obligations without the written consent of the Required Revolving Credit Lenders;

(i) change any provision of Section 8.06 or 10.24 without the written consent of the Required Term Lenders and the Required Revolving Credit Lenders; or

(j) amend, modify or waive any condition precedent set forth in Section 4.02 with respect to the making of Revolving Credit Loans or Swing Line Loans without the written consent of the Required Revolving Credit Lenders (it being understood that a general waiver of an existing Default by the Required Lenders or an amendment approved by the Required Lenders that has the effect of “curing” an existing Default and permitting the making of Loans or other extensions of credit shall constitute a waiver of a condition precedent governed under this clause (j));

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, modify Section 2.03 hereof or otherwise affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the consent of Lenders holding more than 50% of any Class of Commitments shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments hereunder in a manner different than such amendment affects other Classes. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agents and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this

Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans, as applicable, and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Term Lenders or Required Revolving Credit Lenders, as applicable, and for purposes of the relevant provisions of 2.12(h), 8.04 and 10.24; provided, however, that the foregoing provisions of this paragraph shall not override (or be construed to override) the requirements of clause (b) of the first sentence of this Section 10.01, with any additional credit facilities intended to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Credit Loans and related Revolving Obligations to be subject to the prior consent of the Required Revolving Credit Lenders and the Required Term Lenders in the circumstances contemplated by such clause (b).

In addition, notwithstanding the foregoing, this Agreement may be amended (a “Refinancing Term Loan Amendment”) with the written consent of the Term Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with one or more replacement term loan tranche or tranches (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans (or similar interest rate spread applicable to such Replacement Term Loans) shall not be higher than the Applicable Rate for such Refinanced Term Loans (or similar interest rate spread applicable to such Refinanced Term Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding the foregoing, no consent of the Borrower or any Loan Party shall be required for amendments or waivers to any Intercreditor Agreement except to the extent expressly set forth in such Intercreditor Agreement.

Notwithstanding anything to the contrary contained in Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agents and may be, together with this Agreement, amended and waived with the consent of the Administrative Agents at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything herein to the contrary or in any other Loan Document, (a) the Administrative Agents or the Collateral Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement or in any other Loan Document to the extent such departure is consistent with the authority of the Administrative Agents or the Collateral Agent set forth in the definition of the term “Collateral and Guarantee Requirement,” (b) the Administrative Agents or the Collateral Agent and the Borrower may, without the consent of any Lender or any other Person, amend this Agreement and the Loan Documents to add provisions with respect to “parallel debt” and other non-U.S. guarantee and collateral matters, including any authorizations, collateral trust arrangements or other granting of powers by the Lenders and the other Secured Parties in favor of an Administrative Agent or the Collateral Agent, in each case if such amendment is necessary or desirable to create or perfect, or preserve the validity, legality, enforceability and perfection of, the Guarantees and Liens contemplated to be created pursuant to this Agreement or the other Loan Documents (with the Borrower hereby agreeing to provide its agreement to any such amendment to this Agreement or any other Loan Document reasonably requested by the Administrative Agents) and (c) the L/C Issuer and the Borrower may, without the consent of any Lender or any other Person, amend Section 2.03 of this Agreement.

SECTION 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, an Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agents, the L/C Issuer and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agents, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to any Administrative Agent may be recorded by such Administrative Agent, and each of the parties hereto hereby consents to such recording.

(d) Borrower Materials. Holdings and the Borrower hereby acknowledge that (a) the Administrative Agents and the Collateral Agent will make available to the Lenders materials and/or information provided by or on behalf of Holdings or the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower, their respective Affiliates or their respective securities) (each, a “Public Lender”). Holdings and the Borrower hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agents, the Collateral Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings, the Borrower, their respective Affiliates or their respective securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (iv) the Administrative Agents and the Collateral Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC,” unless the Borrower notifies the Administrative Agents and the Collateral Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Loan Documents. Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Holdings, the Borrower, the Administrative Agents or the Collateral Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information with respect to Holdings, the Borrower, their respective Affiliates or their respective securities for purposes of United States federal and state securities Laws. Each Lender represents to Holdings, the Borrower, the Administrative Agents and the Collateral Agent that it has developed compliance procedures regarding the use of material non-public information and that it will handle material non-public information in accordance with such procedures and applicable Law, including United States federal and state securities Laws.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings, the Borrower, their respective Affiliates or their respective securities for purposes of United States federal or state securities Laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE ADMINISTRATIVE AGENTS, THE COLLATERAL AGENT OR ANY OF THE AGENT-RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENTS, THE COLLATERAL AGENT OR ANY OF THE AGENT-RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENTS, THE COLLATERAL AGENT OR ANY OF THE AGENT-RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT,

CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE TRANSMISSION BY THE ADMINISTRATIVE AGENTS, THE COLLATERAL AGENT OR ANY AGENT-RELATED PARTY OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 10.03. No Waiver; Cumulative Remedies. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04. Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agents, the Syndication Agent, the Co-Documentation Agents, the L/C Issuer and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of local and foreign counsel, and (b) to pay or reimburse the Administrative Agents, the Syndication Agent, the Co-Documentation Agents, the Arrangers, the L/C Issuer and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agents). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other (reasonable, in the case of Section 10.04(a)) out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by an Administrative Agent in its sole discretion.

SECTION 10.05. Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender, the L/C Issuer and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Sixth Amendment and Restatement Effective Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of any Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each of the Administrative Agents upon demand its applicable share of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment) and the Loans (including for purposes of this Section 10.07(b), participations in Swing Line Loans) at the time owing to it with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any Assignee or, during the primary syndication of the Term Loans, to any Assignee identified by the Term Administrative Agent to the Borrower prior to the Sixth Amendment and Restatement Effective Date; provided further that the Borrower shall be deemed to have consented to any such assignment of Term Loans ten Business Days after receiving notice from the Term Administrative Agent unless it shall object thereto by written notice to the Term Administrative Agent within ten Business Days after having received such notice thereof;

(B) the applicable Administrative Agent; provided that no consent of any Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to another Lender, an Affiliate of a Lender or an Approved Fund; and

(C) in the case of any assignment of any of the Revolving Credit Facility, the Swing Line Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Facility) or $1,000,000 (in the case of a Term Loan) unless each of the Borrower and the applicable Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the applicable Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that (1) only one such fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender and (2) in the case of an assignment of Term Loans, the Term Administrative Agent may waive such processing and recordation fee in its sole discretion; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire, any applicable tax forms and any other information reasonably requested by the applicable Administrative Agent.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c) Subject to acceptance and recording thereof by the applicable Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) Each of the Revolving Administrative Agent and the Term Administrative Agent, in each case acting solely for this purpose as an agent of the Borrower, shall maintain at its Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Revolving Credit Lenders and the Term Lenders, respectively, and the Revolving Credit Commitments and Term Commitments, respectively, of, and principal amounts (and related interest amounts) of the Revolving Credit Loans and the Term Loans, respectively, in each case owing to, each Revolving Credit Lender and Term Lender, respectively, pursuant to the terms hereof from time to time (each, a “Register”). The entries in each Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the applicable Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Revolving Administrative Agent and the Term Administrative Agent shall each make its Register available for inspection by each other Administrative Agent, the Borrower and, as to its own entries, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower or any Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such

Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 10.15), 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments and/or Loans (including Swing Line Loans) or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment and/or Loan or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the applicable Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agents and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such

Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agents and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, the L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as the L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the L/C Issuer or the Swing Line Lender shall have identified, in consultation with the Borrower, a successor L/C Issuer or Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of the L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the L/C Issuer or the Swing Line Lender, as the case may be. If the L/C Issuer resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto. If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

SECTION 10.08. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel, market data collectors and other agents providing services to the Agent in connection with the administration and management of this Agreement and the other Loan Documents and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Sixth Amendment and Restatement Effective Date, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09. Setoff. Subject to the terms of the Intercreditor Agreements, in addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender and the L/C Issuer agrees promptly to notify the Borrower and the Administrative Agents after any such setoff and application made by such Lender or the L/C Issuer, as the case may be; provided that the failure to give such notice shall not affect the validity of such setoff and application; provided, further, that any recovery by any Lender, the L/C Issuer or any Affiliate pursuant to its setoff rights under this section 10.09 is subject to the provisions of Section 8.04(d). The rights of each Administrative Agent, each Lender and the L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that such Administrative Agent, such Lender and the L/C Issuer may have.

SECTION 10.10. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11. Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic image transmission (e.g. “PDF” or “TIF” via electronic mail) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 10.12. Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter (other than, solely with respect to agreements between the Borrower and UBS AG, Stamford Branch, in its capacity as the “Synthetic L/C Issuer” prior to the Sixth Amendment and Restatement Effective Date (and not in its capacities as the Revolving Administrative Agent or the Collateral Agent hereunder) with respect to the Existing Letters of Credit and the Existing Tranche S Collateral Account, the UBS Letter). In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control (provided that, solely with respect to agreements between the Borrower and UBS AG, Stamford Branch, in its capacity as the “Synthetic L/C Issuer” prior to the Sixth Amendment and Restatement Effective Date (and not in its capacities as the Revolving Administrative Agent or the Collateral Agent hereunder) with respect to the Existing Letters of Credit and the Existing Tranche S Collateral Account, the UBS Letter shall control); provided that the inclusion of supplemental rights or remedies in favor of the Agents, the L/C Issuer or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.14. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15. Tax Forms. Any Lender that is entitled to an exemption from or reduction of withholding (including backup withholding) Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the applicable Administrative Agent, at the time or times reasonably requested by the Borrower or such Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or such Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.

(a) (i) Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall, to the extent it may lawfully do so, deliver to the Borrower and the applicable Administrative Agent, on or prior to the date which is ten (10) Business Days after the Sixth Amendment and Restatement Effective Date (or, in the case of any Lender becoming a Lender hereunder after the Sixth Amendment and Restatement Effective Date, upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the applicable Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States federal withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the applicable Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code. Thereafter and from time to time, each such Foreign Lender shall, to the extent it may lawfully do so, (A) promptly submit to the Borrower and the applicable Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the applicable Administrative Agent of any available exemption from, or reduction of, United States federal withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of a change in the Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the applicable Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the applicable Administrative Agent, and (B) promptly notify the Borrower and the applicable Administrative Agent of any change in the Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall, to the extent it may lawfully do so, deliver to the Borrower and the applicable Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the applicable Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States federal withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender is permitted or required to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii) The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a), or (B) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 10.15(b); provided that (i) if such Lender shall have satisfied the requirement of this Section 10.15(a) or Section 10.15(b), as applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) or Section 10.15(b) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate and (ii) nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that the requirements of 10.15(a)(ii) have not been satisfied if the Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section 10.15 by the Foreign Lender that does not act or has ceased to act for its own account under any of the Loan Documents, including in the case of a typical participation.

(iv) Each Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the applicable Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Sixth Amendment and Restatement Effective Date (or, in the case of any Lender becoming a Lender hereunder after the Sixth Amendment and Restatement Effective Date, upon accepting an assignment of an interest herein), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or any successor form. If such U.S. Lender fails to deliver such forms, then the applicable Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.

SECTION 10.16. GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 10.17. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN

DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.18. Binding Effect. This Agreement shall become effective as provided in the Sixth Amendment and Restatement Agreement and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agents or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the applicable Administrative Agent of any sum adjudged to be so due in the Judgment Currency, such Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to an Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to an Administrative Agent in such currency, such Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agents; provided, however, that on and after the Maturity Date of the Revolving Credit Facility, if the Revolving Obligations have not been paid in full in cash, the Required Revolving Credit Lenders shall be permitted (without the consent of the Administrative Agents or the Required Lenders) to take or institute a judicial action or proceeding against the Borrower for repayment in full of any Revolving Obligations (it being understood, however, for the avoidance of doubt, that actions, proceedings or remedial procedures with respect to any Collateral or the enforcement thereon shall only be undertaken with the consent of the Administrative Agents or the Required Lenders). The provision of this Section 10.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.21. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 10.22. Agent for Service of Process. The Borrower agrees that promptly following request by an Administrative Agent it shall cause each material Foreign Subsidiary for whose account a Letter of Credit is issued to appoint and maintain an agent reasonably satisfactory to the Administrative Agents to receive service of process in New York City on behalf of such material Foreign Subsidiary.

SECTION 10.23. No Fiduciary Relationship. Each of Holdings, Intermediate Parent, TDS Intermediate Parent and the Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Administrative Agents, the Collateral Agent, the Arrangers, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agents, the Collateral Agent, the Arrangers, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agents, the Collateral Agent, the Arrangers, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower and their Affiliates, and none of the Administrative Agents, the Collateral Agent, the Arrangers, the Lenders or their Affiliates has any obligation to disclose any of such interests to Holdings, the Borrower or any of their Affiliates. To the fullest extent permitted by Law, each of Holdings, Intermediate Parent, TDS Intermediate Parent and the Borrower, on behalf of itself and its Subsidiaries, hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agents, the Collateral Agent, the Arrangers, the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.24. Relative Rights of Secured Parties.

(a) Enforcement of Remedies. Anything to the contrary in any of the Loan Documents to the contrary notwithstanding, the parties hereto (and each other Secured Party) hereby agree that no Secured Party (other than the Agents) shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed, except as provided in the last sentence of this Section 10.24(a) and Section 10.20, that all powers, rights and remedies under or with respect to the Loan Documents or the amounts due thereunder may be exercised solely by the Agents (or their applicable designees or sub-agents) on behalf of the Secured Parties as the Agents may be directed by the Required Lenders and in accordance with the terms hereof and thereof (including the Intercreditor Agreements) and applicable law. Notwithstanding any other provision of this Agreement or any other Loan Document, if directed by the Required Lenders, each Agent is hereby irrevocably authorized to release any Liens created under any Loan Document and to release any Guaranty, in each case in connection with the exercise of remedies hereunder or under any other Loan Document so long as such release applies to all of the Loans and any proceeds thereof are shared in accordance with Section 8.04. If so directed by the Required Lenders, each Agent is hereby irrevocably authorized to exercise any remedies hereunder or under any other Loan Document in accordance with the terms of the applicable Loan Document and applicable law. No Secured Party (other than the Collateral Agent) shall instruct the Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral, whether under any Loan Document, applicable law or otherwise, it being agreed that only the Collateral Agent, acting at the direction of the Required Lenders or as otherwise authorized herein, shall be entitled to take any such actions or exercise any remedies with respect to any Collateral at such time. Notwithstanding the foregoing, if so directed by the Required Lenders, each Agent is irrevocably authorized, in connection with an Event of Default under Section 8.01 resulting from the failure to pay Obligations owing to the Lenders, to sue for payment of, or to initiate any suit, action or proceedings against any Loan Party to enforce payment of or to collect such Obligations.

(b) Objection to Enforcement Actions. No Secured Party (other than the Collateral Agent) will contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent (at the direction of the Required Lenders or as otherwise authorized under the Loan Documents) or any other exercise by the Collateral Agent of any rights or remedies relating to the Collateral.

(c) Credit Bidding. The Collateral Agent (at the direction of the Required Lenders) shall have the exclusive right on behalf of all Secured Parties in any Insolvency or Liquidation Proceeding to credit bid for the Collateral using all or a pro rata portion of the Obligations as consideration so long as the equity and/or assets distributed to the Secured Parties as a result of any such successful credit bid, or any proceeds thereof, are distributed in accordance with Section 8.04. In any Insolvency or Liquidation Proceeding or other transaction involving the sale or other disposition of Collateral, except as provided in the immediately preceding sentence, no Secured Party (other than the Collateral Agent) may credit bid for Collateral.

(d) No Interference; Payment Over. Each Secured Party (other than the Collateral Agent) agrees that (i) it will not (and hereby waives any right to) challenge or question in any proceeding the validity or enforceability of any Obligations of any Class or any Loan Document or the validity, attachment, perfection or priority of any Lien under any Loan Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral or other exercise of remedies by the Collateral Agent (acting at the direction of the Required Lenders or as otherwise authorized under the Loan Documents), (iii) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral, and none of the Collateral Agent or any other Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent (at the direction of the Required Lenders or as otherwise authorized under the Loan Documents) with respect to any Collateral in accordance with the provisions of this Agreement, and (iv) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Section 10.24.

(e) DIP Financing. If any Loan Party shall become subject to a case (a “Bankruptcy Case”) under any Debtor Relief Law and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, and such motion has the consent of the Required Lenders, each Lender agrees that it will raise no objection to any such financing or to the Liens on the Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Collateral so long as (A) the Secured Parties of each Class retain the benefit of their Liens on all such Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Secured Parties (other than any Liens of the Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case (giving effect to the payment priorities set forth in Section 8.04), (B) the Secured Parties of each Class are granted Liens on any additional collateral pledged to any other Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the Secured Parties as set forth in this Agreement (giving effect to the payment priorities set forth in Section 8.04), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Obligations, such amount is applied pursuant to Section 8.04, (D) no Secured Party of any Class is granted a DIP Financing Lien as part of a “roll up” of its Obligations in any such DIP Financing unless all Secured Parties are provided the opportunity to participate pro rata in any such DIP Financing involving a

“roll up” of Obligations and that such “roll up” is provided on a pro rata basis; provided, however, that notwithstanding the foregoing, any such opportunity to participate in any such “roll up” shall be provided first to the Revolving Credit Lenders only, and (E) if any Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 8.04; provided that the Secured Parties receiving adequate protection shall not object to any other Secured Party receiving adequate protection comparable to any adequate protection granted to such Secured Parties in connection with a DIP Financing or use of cash collateral.

(f) 363-Sales. In any Insolvency or Liquidation Proceeding, none of the Secured Parties shall be entitled to oppose (or shall oppose) (i) any sale or disposition of any assets of any of the Loan Parties or (ii) any procedure governing the sale or disposition of any assets of any of the Loan Parties, in each case that has the consent of the Required Lenders, and the Secured Parties will be deemed to have consented under Section 363 of the Bankruptcy Code to any sale, and any procedure for sale (and in each case any motion in support hereof), to which the Required Lenders have consented.

(g) Plans of Reorganization. Each Secured Party agrees that it shall not be entitled (i) to take any action or vote in any way that supports any Non-Conforming Plan of Reorganization or (ii) to object to a Plan of Reorganization to which the Required Lenders have consented on the grounds that any sale of Collateral thereunder or pursuant thereto is for inadequate consideration, or that the sale process in respect thereof was inadequate. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization by any Secured Party, in such capacity, shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the Collateral Agent shall be entitled (and hereby authorized by the Lenders) to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any such Non-Conforming Plan of Reorganization withdrawn.

(h) Sponsoring of Plans of Reorganization. None of the Lenders, in such capacity, will sponsor any Plan of Reorganization that does not contemplate the payment in full, in cash of the Revolving Obligations upon the effective date of such Plan of Reorganization, unless the Required Revolving Credit Lenders shall have otherwise consented in writing.

Notwithstanding anything to the contrary contained herein, all Incremental Term Loans and Replacement Term Loans shall be treated in the same manner as Term Loans for purposes of Section 2.12(h), unless otherwise agreed in writing by the Required Revolving Credit Lenders.

SECTION 10.25. REVOLVING CREDIT FACILITY PAYMENT PRIORITY. EACH LENDER WITH OUTSTANDING TERM LOANS ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS WITH RESPECT TO THE REVOLVING CREDIT FACILITY (INCLUDING OUTSTANDING

REVOLVING LOANS AND SWING LINE LOANS) ARE ENTITLED TO DISTRIBUTIONS PURSUANT TO SECTION 8.04 (INCLUDING DISTRIBUTIONS PURSUANT TO AN INSOLVENCY OR LIQUIDATION PROCEEDINGS) PRIOR TO ANY DISTRIBUTIONS BEING APPLIED TO THE OBLIGATIONS IN RESPECT OF OUTSTANDING TERM LOANS.

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SCHEDULE 1.01—UNRESTRICTED SUBSIDIARIES

Entity

eNett International (Austria) GmbH

eNett International (Jersey) Limited

eNett International (Netherlands) BV

eNett International (NZ) Ltd

eNett International Pte. Ltd

eNett International (Singapore) Pte Ltd

eNett International (UK) Ltd.

eNett International USA, LLC

eNett Services Pte. Ltd.

PSP Corporation Pty Ltd

PSP-eNett Pty Ltd

Travel Service Fees Pty Ltd

SCHEDULE 2.01—COMMITMENTS

Term Commitments

Term Lender	Amount
Credit Suisse AG, Cayman Islands Branch	$1,013,722,741.24
[On file with Term Administrative Agent]	$540,077,258.76

Revolving Credit Commitments

Revolving Lenders	Amount
Credit Suisse AG, Cayman Islands Branch	$25,000,000
Deutsche Bank AG	$25,000,000
NZC Guggenheim Fund LLC	$20,000,000
Morgan Stanley, Inc.	$25,000,000
UBS AG, Stamford Branch	$25,000,000

SCHEDULE 5.05 — CERTAIN LIABILITIES

None.

SCHEDULE 5.09(b) — ENVIRONMENTAL MATTERS

None.

SCHEDULE 5.09(d) — HAZARDOUS MATERIALS

None.

SCHEDULE 5.10 — TAXES

None.

SCHEDULE 5.11(a) — ERISA COMPLIANCE

None.

SCHEDULE 5.12 — SUBSIDIARIES AND OTHER EQUITY INVESTMENTS

Entity	Jurisdiction of Incorporation or Formation	If not a Guarantor, Immaterial Subsidiary, Unrestricted Subsidiary or Excluded Subsidiary	Issued and Outstanding Equity Interests	Percentage Owned	Owner(s)	Pledged
4Oceans Limited (in liquidation)	United Kingdom	Immaterial Subsidiary	Auth: 12,950,000 Issued: 12,950,000	100%	Travelport Inc.	No

Bastion Surety Limited	United Kingdom	N/A	Auth: 900 Issued: 900	100%	Travelport Inc.	Yes

Cendant Hellas EPE (in liquidation)	Greece	Immaterial Subsidiary	Auth: 18,000 Issued: 600	100%	Galileo Nederland II B.V. –6 shares, Travelport Global Distribution System B.V. – 594 shares	No

Coelis S.A.S.	France	Immaterial Subsidiary	Auth: 166,800 Issued: 10,425	100%	Sprice Pte. Ltd.	No

Covia Canada Partnership Corp.	Canada (Ontario)	Immaterial Subsidiary	100	100%	Travelport Inc.	Yes (65%)

eNett International (Austria) GmbH	Austria	Unrestricted Subsidiary	N/A	60%	eNett International (Netherlands) BV	No

eNett International (Jersey) Limited	Jersey	Unrestricted Subsidiary	Auth: Unlimited Issued: 27,636,363	60%	Travelport (Bermuda) Ltd. (55%) and PSP International PLC (45%)	No

eNett International (Netherlands) BV	Netherlands	Unrestricted Subsidiary	Auth: 900 Issued: 180	60%	eNett International (Jersey) Limited	No

eNett International (NZ) Ltd	New Zealand	Unrestricted Subsidiary	Auth: 1,000 Issued: 1,000	60%	eNett International Pte. Ltd	No

eNett International (Singapore) Pte Ltd	Singapore	Unrestricted Subsidiary	Auth: 1 Issued: 1	60%	eNett International (Jersey) Limited	No

eNett International (UK) Ltd.	United Kingdom	Unrestricted Subsidiary	Auth: 2 Issued: 2	60%	eNett International (Netherlands) BV	No

eNett International Pte. Ltd	Australia	Unrestricted Subsidiary	Auth: 102 Issued: 102	60%	PSP–eNett Pty Ltd	No

Entity	Jurisdiction of Incorporation or Formation	If not a Guarantor, Immaterial Subsidiary, Unrestricted Subsidiary or Excluded Subsidiary	Issued and Outstanding Equity Interests	Percentage Owned	Owner(s)	Pledged
eNett International USA, LLC	Delaware	Unrestricted Subsidiary	N/A	60%	eNett International (Netherlands) BV	No

eNett Services Pte. Ltd.	Singapore	Unrestricted Subsidiary	Auth: 1 Issued: 1	60%	eNett International (Jersey) Limited	No

Galileo Asia, LLC	Delaware	N/A	Auth: 1,000 Issued: 1,000 Membership	100%	Travelport (Luxembourg) S.à r.l.	Yes

Galileo Central West Africa (Senegal) SARL	Senegal	Excluded Subsidiary	Auth: 1,000,000 Issued: 100	100%	Galileo France S.à r.l.	No

Galileo Deutschland GmbH	Germany	Excluded Subsidiary	Auth: 51,129 Issued: 51,129	100%	The Galileo Company	No

Galileo España S.A.	Spain	Excluded Subsidiary	Auth: 10,000 Issued: 10,000	100%	The Galileo Company	No

Galileo France S.À R.L.	France	Excluded Subsidiary	Auth: 2,500 Issued: 2,500	100%	The Galileo Company	No

Galileo International B.V.	Netherlands	N/A	Auth: 900 Issued: 182	100%	Travelport Limited	Yes

Galileo International Technology, LLC	Delaware	N/A	Auth: 1,000 Issued: 100	100%	Travelport Investor (Luxembourg) Partnership S.E.C.S. Schaffhausen Branch	Yes

Galileo Latin America, L.L.C.	Delaware	N/A	100	100%	Travelport (Luxembourg) S.à r.l.	Yes

Galileo Malaysia Limited	Hong Kong	Immaterial Subsidiary	Auth: 1,000 Issued: 100	100%	Travelport (Luxembourg) S.à r.l.	No

Galileo Nederland II BV	Netherlands	Immaterial Subsidiary	Auth: 90,000 Issued: 180	100%	Travelport Global Distribution System B.V.	No

Galileo Portugal Limited	United Kingdom	Excluded Subsidiary	Auth: 100 Issued: 2	100%	The Galileo Company	No

Galileo Technologies LLC	Delaware	N/A	Auth: 1,000 Issued: 100	100%	Travelport Inc.	Yes

Entity	Jurisdiction of Incorporation or Formation	If not a Guarantor, Immaterial Subsidiary, Unrestricted Subsidiary or Excluded Subsidiary	Issued and Outstanding Equity Interests	Percentage Owned	Owner(s)	Pledged
GI Worldwide Holdings C.V.	Netherlands	N/A	N/A	100%	Galileo Technologies LLC – 10%, Travelport Inc. – 90%	Yes

GIW Holdings CV	Netherlands	N/A	Auth: unlimited Issued: 1	100%	GI Worldwide Holdings C.V. –99% Galileo Technologies, LLC – 1%	Yes

IGT Solutions Private Limited	India	Excluded Subsidiary	Auth: 17,000,000 Issued: 16,615,000	51%	Galileo Asia, LLC; Travelport, LP	No

OWW2, LLC	Delaware	N/A	100%	100%	TDS Investor (Luxembourg) S.à r.l.	Yes

PSP Corporation Pty Ltd	Australia	Unrestricted Subsidiary	Auth: 14,596,724 Issued: 14,596,724	60%	eNett International (Jersey) Limited	No

PSP-eNett Pty Ltd	Australia	Unrestricted Subsidiary	Auth: 8,315,790 Issued: 8,315,790	60%	PSP Corporation Pty Ltd	No

Southern Cross Distribution Services (NZ) Limited	New Zealand	N/A	50,000	100%	Southern Cross Distribution Systems Pty Ltd	Yes

Southern Cross Distribution Systems Pty Limited	Australia	N/A	15,000,000	100%	Galileo Technologies LLC	Yes

Sprice Pte Ltd	Singapore	Immaterial Subsidiary	Auth: 38,100,000 Issued: 16,220,000	100%	Travelport (Bermuda) Ltd.	No

TDS Investor (Luxembourg) S.à r.l.	Luxembourg	N/A	Class A-F Total Auth: 1,139,184 or 189,864 each Class A-F Total Issued 1,139,184 or 189,864 each	100%	Waltonville Limited	Yes

Entity	Jurisdiction of Incorporation or Formation	If not a Guarantor, Immaterial Subsidiary, Unrestricted Subsidiary or Excluded Subsidiary	Issued and Outstanding Equity Interests	Percentage Owned	Owner(s)	Pledged
The Galileo Company	United Kingdom	Excluded Subsidiary	Ordinary Auth: 240,000,000 Issued: 41,454,423	99%	GI Worldwide Holdings C.V.	No

Timas Limited	Ireland	Immaterial Subsidiary	Ordinary Auth: 500,000 Issued: 370,000 Ordinary A Auth: 20,000 Issued: 20,000	100%	Travelport Global Distribution System B.V.	No

TP Luxembourg S.A.R.L.	Luxembourg	Immaterial Subsidiary	Auth: 5,000 Issued: 5,000	100%	Travelport Jersey 3 Limited	No

Travel Industries, Inc.	Delaware	N/A	Auth: 1,000 Issued: 1,000	100%	Travelport Inc.	Yes

Travel Service Fees Pty Ltd	Australia	Unrestricted Subsidiary	Auth: 2 Issued: 2	60%	PSP Corporation Pty Ltd	No

Travelport (Bermuda) Ltd.	Bermuda	N/A	Auth: 12,000 Issued: 12,000	100%	Travelport Limited	Yes

Travelport (Cayman) Ltd.	Cayman	N/A	1	100%	Travelport (Bermuda) Ltd.	Yes

Travelport (Luxembourg) S.à r.l.	Luxembourg	N/A	Auth: 359,051 Issued: 359,051	100%	Travelport (Bermuda) Ltd.	Yes

Travelport (UK) Services Limited	United Kingdom	N/A	Auth: 1,000 Issued: 77	100%	Travelport Jersey 3 Limited	Yes

Travelport Andina SAS	Colombia	Immaterial Subsidiary	Auth: 4,000 Issued: 4,000	100%	Galileo Latin America, LLC	No

Travelport Argentina S.R.L.	Argentina	Immaterial Subsidiary	Auth: 1,000 Issued: 1,000	100%	Travelport, LP – 1%, Worldspan South American Holdings LLC – 99%	Yes (65%)

Travelport Bahrain W.L.L.	Bahrain	Immaterial Subsidiary	Auth: 400 Issued: 400	100%	Galileo Nederland II B.V. (0.25%); Travelport Global Distribution System B.V. (99.75%)	No

Travelport Baltija Sia	Latvia	Immaterial Subsidiary	Auth: 2,000 Issued: 1,000	100%	Galileo Nederland II B.V.	No

Entity	Jurisdiction of Incorporation or Formation	If not a Guarantor, Immaterial Subsidiary, Unrestricted Subsidiary or Excluded Subsidiary	Issued and Outstanding Equity Interests	Percentage Owned	Owner(s)	Pledged
Travelport Belgium N.V.	Belgium	Excluded Subsidiary	Auth: 61,500 Issued: 1,250	100%	Galileo France S.à r.l. (1%), The Galileo Company (99%)	No

Travelport Brasil Soluções em Viagens Ltda.	Brazil	N/A	Auth: 1,800,000 Issued: 1,800,000	100%	Galileo Latin America, LLC (99.99%); Travelport (Bermuda) Ltd. (0.01%)	Yes

Travelport Canada Distributors Systems, Inc.	Ontario, Canada	N/A	Auth: 1,000 Issued: 1	100%	Travelport (Luxembourg) S.à r.l.	Yes

Travelport Chile Limitada	Chile	Immaterial Subsidiary	Auth: 100 Issued: 100	100%	Galileo Latin America LLC (99%); Travelport (Bermuda) Ltd. (1%)	No

Travelport Cyprus Limited	Cyprus	Immaterial Subsidiary	Auth: 5,000 Issued: 1,000	100%	Travelport Global Distribution System B.V.	No

Travelport Denmark AS	Denmark	Immaterial Subsidiary	Auth: 10,000 Issued: 10,000	100%	Travelport Global Distribution System B.V.	No

Travelport Finance Limited	United Kingdom	N/A	Auth: 3,900,001 Issued: 3,900,001	100%	Travelport (Bermuda) Ltd.	Yes

Travelport Finance Management LLC	Delaware	N/A	Auth: 100 Issued: 100	100%	Travelport Investor LLC	Yes

Travelport Global Distribution System B.V.	Netherlands	N/A	Auth: 200 Issued: 40	100%	Travelport Investor (Luxembourg) Partnership S.E.C.S.	Yes

Travelport Gulf LLC	Oman	Immaterial Subsidiary	Auth: 150,000 Issued: 150,000	100%	Travelport International Services, Inc. (99%); Worldspan Technologies, Inc. (1%)	Yes (65%)

Entity	Jurisdiction of Incorporation or Formation	If not a Guarantor, Immaterial Subsidiary, Unrestricted Subsidiary or Excluded Subsidiary	Issued and Outstanding Equity Interests	Percentage Owned	Owner(s)	Pledged
Travelport Hellas Ypiresies Diethnon Taxiodiotikon pliroforien Monoprosepi Etakeia	Greece	N/A; however, equity interests are not pledged due to excessive costs	Auth: 983 Issued: 983	100%	Travelport Services Limited	No

Travelport Holdings (UK) Limited	United Kingdom	N/A	Auth: 100 Issued: 100	100%	Travelport Limited	Yes

Travelport Holdings, Inc.	Delaware	N/A	Auth: 1,000 Issued: 100	100%	Travelport LLC	Yes

Travelport Holdings, LLC	Delaware	N/A	Auth: 100 Issued: 100	100%	Worldspan Technologies, Inc.	Yes

Travelport Hungary Kft	Hungary	Immaterial Subsidiary	Auth: 1 Issued: 1	100%	Travelport Global Distribution System B.V.	No

Travelport Inc.	Delaware	N/A	Auth: 1,000 Issued: 100	100%	Travelport LLC	Yes

Travelport International Limited	United Kingdom	N/A	Auth: 600,000 Issued: 440,000	100%	Travelport (Luxembourg) S.à r.l.	Yes

Travelport International Services, Inc.	Delaware	N/A	Auth: 1,000 Issued: 1,000	100%	Travelport Inc.	Yes

Travelport Investor (Luxembourg) Partnership S.E.C.S.	Luxembourg	N/A	Auth: 50 Issued: 50	100%	Travelport Investor (Luxembourg) S.à r.l. (general partner) Travelport, LP (limited partner)	Yes

Travelport Investor (Luxembourg) Partnership S.E.C.S. Schaffhausen Branch	Switzerland	Not a Guarantor - not a separate legal entity	N/A	100%	Travelport Investor (Luxembourg) Partnership S.E.C.S.	N/A
Travelport Investor (Luxembourg) S.à r.l.	Luxembourg	N/A	Class A-F Total Auth: 265,470 or 44,245 each Class A-F Total Issued: 265,470 or 44,245 each	100%	Travelport (Luxembourg) S.à r.l.	Yes

Entity	Jurisdiction of Incorporation or Formation	If not a Guarantor, Immaterial Subsidiary, Unrestricted Subsidiary or Excluded Subsidiary	Issued and Outstanding Equity Interests	Percentage Owned	Owner(s)	Pledged

Travelport Investor LLC	Delaware	N/A	Auth: 100 Issued: 100	100%	Travelport Holdings (UK) Limited	Yes

Travelport Italia S.R.L.	Italy	N/A	Auth: Unlimited Issued: 1,000,000	100%	Travelport (Luxembourg) S.à r.l.	Yes

Travelport Jersey 1 Limited	Jersey	Immaterial Subsidiary	Auth: 100,000 Issued: 353	100%	Travelport Inc.	Yes (65%)

Travelport Jersey 2 Limited	Jersey	N/A	Auth: 100,000 Issued: 104	100%	Travelport (Cayman) Ltd. – 50%; Travelport (Bermuda) Ltd. – 50%	Yes

Travelport Jersey 3 Limited	Jersey	N/A	Auth: 100,000 Issued: 4	100%	Travelport (Bermuda) Ltd.	Yes

Travelport Lebanon S.A.R.L.	Lebanon	Immaterial Subsidiary	Auth: 500 Issued: 500	100%	Travelport Global Distribution System B.V. (99.6%); Galileo Nederland II B.V. (0.2%); Travelport (Bermuda) Ltd. (0.2%)	No

Travelport LLC	Delaware	N/A	Auth: 1,000 Issued: 100	100%	TDS Investor (Luxembourg) S.à r.l.	Yes

Travelport Mexico S.A. de C.V.	Mexico	N/A	A: 50,000 B: 133,296,938	100%	Travelport, LP; Outside Counsel (1 share)	Yes

Travelport North America, Inc.	Delaware	N/A	Auth: 3,000 Issued: 100	100%	Travelport Inc.	Yes

Travelport Norway AS	Norway	Immaterial Subsidiary	Auth: 200,000 Issued: 200,000	100%	Travelport Denmark AS	No

Travelport Operations, Inc.	Delaware	N/A	Auth: 1,000 Issued: 100	100%	Travelport Inc.	Yes

Entity	Jurisdiction of Incorporation or Formation	If not a Guarantor, Immaterial Subsidiary, Unrestricted Subsidiary or Excluded Subsidiary	Issued and Outstanding Equity Interests	Percentage Owned	Owner(s)	Pledged
Travelport Peru S.R.L.	Peru	Immaterial Subsidiary	Auth: 2,636,510 Issued: 2,636,510	100%	Worldspan S.A. Holdings II LLC (10%); Worldspan South American Holdings LLC (90%)	Yes (65%)

Travelport Poland Sp z.o.o.	Poland	Immaterial Subsidiary	Auth: 10,108 Issued: 10,108	100%	Travelport Services Limited	No

Travelport Romania Services S.R.L.	Romania	Immaterial Subsidiary	Auth: 10 Issued: 10	100%	Travelport Services Limited	No

Travelport Saudi Arabia LLC	Saudi Arabia	Excluded Subsidiary	Auth: 500,000 Issued: 500,000	100%	Galileo Portugal Limited (10%); Timas Limited (90%)	No

Travelport Services Limited	United Kingdom	N/A	Auth: 5,000,000 Issued: 577,450	100%	Travelport, LP	Yes

Travelport Services LLC	Delaware	N/A	Auth: 100 Issued:100	100%	Travelport LLC	Yes

Travelport Southern Africa (Proprietary) Limited	South Africa	Immaterial Subsidiary	Auth: 1,000 Issued: 1	100%	Travelport Global Distribution System B.V.	No

Travelport Sweden AB	Sweden	N/A	Auth: 5,100 Issued: 5,100	100%	Travelport (Luxembourg) S.à r.l.	Yes

Travelport Switzerland AG	Switzerland	N/A	Auth: 200 Issued: 200	100%	Travelport Investor (Luxembourg) S.à r.l.	Yes

Travelport Taiwan Co. Limited	Taiwan	Immaterial Subsidiary	Auth: 1,000,000 Issued: 100,000	100%	Southern Cross Distribution Systems Pty. Ltd.	No

Travelport Travel Germany Verwaltungs GmbH (in liquidation)	Germany	Immaterial Subsidiary	Auth: 25,000 Issued: 25,000	100%	Travelport (Luxembourg) S.à r.l..	No

Travelport Venezuela, C.V.	Venezuela	Immaterial Subsidiary	Auth: 74 Issued: 74	100%	Travelport (Luxembourg) S.à r.l.	No

Entity	Jurisdiction of Incorporation or Formation	If not a Guarantor, Immaterial Subsidiary, Unrestricted Subsidiary or Excluded Subsidiary	Issued and Outstanding Equity Interests	Percentage Owned	Owner(s)	Pledged
Travelport, LP	Delaware	N/A	N/A	100%	99.996% – Travelport Holdings, LLC, 0.004% – Worldspan LLC	Yes

Waltonville Limited	Gibraltar	N/A	Auth: 2,100 Issued: 2,100	100%	Travelport Limited	Yes

WORLDSPAN BBN Holdings, LLC	California	N/A	Auth: 100 Issued: 100	100%	Travelport, LP	Yes

WORLDSPAN Digital Holdings, LLC	Delaware	N/A	Auth: 100 Issued: 100	100%	Travelport, LP	Yes

Worldspan Dutch Holdings B.V.	Netherlands	Immaterial Subsidiary	Auth: 2,000 Issued: 400	100%	Travelport Services Limited	No

WORLDSPAN IJET HOLDINGS, LLC	Delaware	N/A	Auth: 100 Issued: 100	100%	Travelport, LP	Yes

Worldspan LLC	Delaware	N/A	N/A	100%	Travelport Holdings, LLC	Yes

WORLDSPAN OPENTABLE HOLDINGS, LLC	Georgia	N/A	N/A	100%	Travelport, LP	Yes

WORLDSPAN S.A. HOLDINGS II, L.L.C.	Georgia	N/A	N/A	100%	Travelport, LP	Yes

Worldspan Services Chile Limitada	Chile	Immaterial Subsidiary	5,494,000 units belonging to WSAH 5,500 units belonging to Travelport, LP	100%	Worldspan South American Holdings LLC	Yes (65%)

Worldspan Services Costa Rica, SRL	Costa Rica	Immaterial Subsidiary	Auth: 10 Issued: 10	100%	Worldspan South American Holdings LLC	Yes (65%)

Worldspan Services Singapore Pte Ltd.	Singapore	Immaterial Subsidiary	Auth: 2 Issued: 2	100%	Travelport International Limited	No

WORLDSPAN South American Holdings LLC	Georgia	N/A	N/A	100%	Travelport, LP	Yes

Worldspan StoreMaker Holdings, LLC	Delaware	N/A	N/A	100%	Travelport, LP	Yes

Entity	Jurisdiction of Incorporation or Formation	If not a Guarantor, Immaterial Subsidiary, Unrestricted Subsidiary or Excluded Subsidiary	Issued and Outstanding Equity Interests	Percentage Owned	Owner(s)	Pledged

Worldspan Technologies Inc.	Delaware	N/A	100 shares	100%	Travelport Inc.	Yes

Worldspan Viator Holdings, LLC	Delaware	N/A	N/A	100%	Travelport, LP	Yes

WORLDSPAN XOL LLC	Georgia	N/A	N/A	100%	Travelport, LP	Yes

WS Financing Corp.	Delaware	N/A	100	100%	Travelport, LP	Yes

SCHEDULE 6.17 — POST-CLOSING COLLATERAL DOCUMENTS

Name of Document	Governing Law
First Amendment to Letter of Guarantee granted by Travelport Brasil Soluções em Viagens Ltda. in favor of UBS AG, Stamford Branch, as Agent.	Brazil

Second Amendment to Private Guarantee Agreement dated as of June 25, 2012, between Travelport Hellas Services of International Travel Information Single Member Eteria Periorismenis Efthinis and UBS AG, Stamford Branch, as Prime Creditor.	Greece

First Amendment and Restatement Agreement to the Share Pledge Agreement dated June 25, 2012, among Travelport (Luxembourg) S.À R.L., UBS AG, Stamford Branch, as Pledgee, and Travelport Italia S.R.L.	Italy

First Amendment and Restatement Agreement to the Guarantee Agreement dated June 25, 2012, between UBS AG, Stamford Branch, as Collateral Agent, and Travelport Italia S.R.L.

Amendment Agreement Relating to a First Ranking Security Interest Agreement dated 25 June 2012, between Travelport (Bermuda) Ltd. and UBS AG, Stamford Branch, as Secured Party. (Travelport Jersey 3)	Jersey

Amendment Agreement Relating to a First Ranking Security Interest Agreement dated 25 June 2012, between Travelport (Bermuda) Ltd. and UBS AG, Stamford Branch, as Secured Party. (Travelport Jersey 2)

Amendment Agreement Relating to a First Ranking Security Interest Agreement dated 25 June 2012, between Travelport (Cayman) Ltd. and UBS AG, Stamford Branch, as Secured Party. (Travelport Jersey 2)

Share Pledge Agreement, among Waltonville Limited, UBS AG, Stamford Branch, as Pledgee, and TDS Investor (Luxembourg) S.À R.L.	Luxembourg

Share Pledge Agreement, among Travelport (Bermuda) Ltd., UBS AG, Stamford Branch, as Pledgee, and Travelport (Luxembourg) S.À R.L.

Share Pledge Agreement, among Travelport, LP, Travelport (Luxembourg) S.À R.L., UBS AG, Stamford Branch, as Pledgee, and Travelport Investor (Luxembourg) S.E.C.S.

Share Pledge Agreement, among Travelport (Luxembourg) S.À R.L., UBS AG, Stamford Branch, as Pledgee, and Travelport Investor (Luxembourg) S.À R.L.

Deed Poll of Release executed by UBS AG, Stamford Branch, as Collateral Agent, in favour of Travelport (Luxembourg) S.à r.l., Travelport (Bermuda) Ltd., Travelport Jersey 3 Limited, and Travelport Limited.	United Kingdom

First Lien Share Charge Agreement between Travelport (Luxembourg) S.à r.l., Travelport (Bermuda) Ltd., Travelport Jersey 3 Limited, and Travelport Limited as Chargors and UBS AG, Stamford Branch, as Collateral Agent.

SCHEDULE 7.01(b) — EXISTING LIENS

None.

SCHEDULE 7.02(f) — EXISTING INVESTMENTS

Contemplated Investments

None.

Investments in existence as of the Closing Date:

Letters of Credit and Existing Letters of Credit issued on behalf of Orbitz Worldwide, Inc. from time to time in an aggregate amount not exceeding $75 million.

Name of Person in whom Investment exists	Percentage of Ownership	Type of Ownership
Orbitz Worldwide, Inc.	approximately 46%	Stock Ownership

Uniglobe.com Inc.	833,333 shares	Stock Ownership

Passkey.com, Inc.	303,030 shares	Stock Ownership

Travelprice.com, Inc.	526,778 shares	Stock Ownership

SITA, Inc.	3,845,120 shares	Stock Ownership

ET-China Holdings Limited	2,105,489 shares	Stock Ownership

Bay Area Travel, Inc.	140,000 shares	Stock Ownership

Digital Travel.com, Inc.	31,152 Series A Convertible Preferred stock	Stock Ownership

IJet Travel Intelligence, Inc.	7,622 common stock 152,439 Series BP	Stock Ownership

Passkey.com, Inc.	143,939 Series D Convertible stock	Stock Ownership

The Storemaker.com Inc.	5,883 Preferred Stock 233,500 Series B Preferred stock 134,295 Series C Preferred stock	Stock Ownership

eNett International (Jersey) Limited	60%	Stock Ownership; By Contract

10Best.com, Inc.	50,000 shares	Stock Ownership

Compass E Commerce Systems Ltd.	19,600 Preferred shares	Stock Ownership

SCHEDULE 7.03(b) — EXISTING INDEBTEDNESS

Indebtedness consisting of reimbursement obligations to UBS AG, Stamford Branch in respect of the Existing Letters of Credit.

SCHEDULE 7.04(f) — PERMITTED SUBSIDIARY FUNDAMENTAL CHANGES

4Oceans Limited

SCHEDULE 7.05(k) — DISPOSITIONS

4Oceans Limited

SCHEDULE 7.05(m) — PERMITTED SUBSIDIARY DISPOSITIONS

None.

SCHEDULE 7.08 — TRANSACTIONS WITH AFFILIATES

None.

SCHEDULE 7.09 — EXISTING RESTRICTIONS

None.

SCHEDULE 10.02 — ADMINISTRATIVE AGENTS’ OFFICES,

CERTAIN ADDRESSES FOR NOTICES

Administrative Agents

Term Administrative Agent

Credit Suisse AG

Eleven Madison Avenue, Floor 23

New York, NY 10010

Attention: Sean Portrait, Agency Manager

Telephone No.: (919) 994-6369

Facsimile No.: (212) 322-2291

Email: agency.loanops@creditsuisse.com

Bank Name: The Bank of New York

City and State: New York, NY

ABA Routing Number: 021 000 018

Account Name: CS Agency Cayman

Account Number: 890-0492-627

Revolving Administrative Agent

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut 06901

United States of America

Attn: Chris Stout

Fax: 203 719-4176

The Borrower

Travelport LLC

300 Galleria Parkway

Atlanta, Georgia

30339

Attn: Chief Legal Officer

Fax: (770) 563-7878

http://www.travelport.com/

EXHIBIT A

[FORM OF]

COMMITTED LOAN NOTICE

To:	[UBS AG, Stamford Branch, as Revolving Administrative Agent

677 Washington Boulevard

Stamford, CT 06901

Attention: DL-UBSAgency@ubs.com]

[Credit Suisse AG, as Term Administrative Agent

11 Madison Avenue, OMA-2

New York, NY 100101

Attention: Sean Portrait, Agency Manager]

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August 23, 2006, as amended and restated as of January 29, 2007, as further amended and restated as of May 23, 2007, as further amended and restated as of October 22, 2010, as further amended and restated as of September 30, 2011, as further amended and restated as of December 11, 2012, as further amended and restated as of June 26, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Travelport LLC (the “Borrower”), Travelport Limited, Waltonville Limited, TDS Investor (Luxembourg) S.à r.l., the lenders from time to time party thereto (the “Lenders”), UBS AG, Stamford Branch, as administrative agent for the Revolving Credit Lenders (in such capacity, the “Revolving Administrative Agent”) and as collateral agent, Credit Suisse AG, as administrative agent for the Term Lenders (in such capacity, the “Term Administrative Agent”; and collectively with the Revolving Administrative Agent, the “Administrative Agents” and each, an “Administrative Agent”) and as L/C Issuer, UBS Loan Finance LLC, as Swing Line Lender, Credit Suisse Securities (USA) LLC, as Syndication Agent and the other parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby requests (select one):

☐	A Borrowing of new Loans

☐	A conversion of Loans

☐	A continuation of Loans

to be made on the terms set forth below:

(A)	Class of Borrowing[1]

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)

(C)	Principal amount

(D)	Type of Loan[2]

(E)	Interest Period[3]

(F)	Currency of Loan

The above request has been made to the [Revolving] [Term] Administrative Agent by telephone at [    ]

[1]	Term Loan or Revolving Credit Loan.
[2]	Specify Eurodollar or Base Rate.
[3]	Applicable for Eurodollar Borrowings/Loans only.

[The Borrower hereby represents and warrants to the [Revolving Administrative Agent and the Revolving Credit Lenders][Term Administrative Agent and the Term Lenders] that, on the date of this Committed Loan Notice and on the date of the related Borrowing, the conditions to lending specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied.]4

TRAVELPORT LLC, as Borrower

By:
Name:
Title:

[4]	Insert bracketed language if the Borrower is requesting a Borrowing of new Loans.

EXHIBIT B

[FORM OF]

SWING LINE LOAN NOTICE

To:	UBS Loan Finance LLC,

as Swing Line Lender

677 Washington Boulevard

Stamford, CT 06901

Attention: DL-UBSAgency@ubs.com

UBS AG, Stamford Branch

as Revolving Administrative Agent

677 Washington Boulevard

Stamford, CT 06901

Attention: DL-UBSAgency@ubs.com

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August 23, 2006, as amended and restated as of January 29, 2007, as further amended and restated as of May 23, 2007, as further amended and restated as of October 22, 2010, as further amended and restated as of September 30, 2011, as further amended and restated as of December 11, 2012, as further amended and restated as of June 26, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Travelport LLC (the “Borrower”), Travelport Limited, Waltonville Limited, TDS Investor (Luxembourg) S.à r.l., the lenders from time to time party thereto (the “Lenders”), UBS AG, Stamford Branch, as administrative agent for the Revolving Credit Lenders (in such capacity, the “Revolving Administrative Agent”) and as collateral agent, Credit Suisse AG, as administrative agent for the Term Lenders (in such capacity, the “Term Administrative Agent”; and collectively with the Revolving Administrative Agent, the “Administrative Agents” and each, an “Administrative Agent”) and as L/C Issuer, UBS Loan Finance LLC, as the swing line lender (the “Swing Line Lender”), Credit Suisse Securities (USA) LLC, as Syndication Agent and the other parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned Borrower hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that it requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Swing Line Borrowing is requested to be made:

(A)	Principal Amount to be Borrowed[1]

(B)	Date of Borrowing, (which is a Business Day)

[1]	Shall be a minimum of $100,000 (and any amount in excess of $100,000 shall be an integral multiple of $25,000).

The above request has been made to the Swing Line Lender and the Revolving Administrative Agent by telephone at [    ].

The Borrower hereby represents and warrants to the Administrative Agents and the Lenders that, on the date of this Swing Line Loan Notice and on the date of the related Swing Line Borrowing, the conditions to lending specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied.

TRAVELPORT LLC, as Borrower

By:
Name:
Title:

EXHIBIT C

[Reserved]

EXHIBIT D

[FORM OF]

COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as of August 23, 2006, as amended and restated as of January 29, 2007, as further amended and restated as of May 23, 2007, as further amended and restated as of October 22, 2010, as further amended and restated as of September 30, 2011, as further amended and restated as of December 11, 2012, as further amended and restated as of June 26, 2013 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Travelport LLC (the “Borrower”), Travelport Limited (“Holdings”), Waltonville Limited, TDS Investor (Luxembourg) S.à r.l., the lenders from time to time party thereto (the “Lenders”), UBS AG, Stamford Branch, as administrative agent for the Revolving Credit Lenders (in such capacity, the “Revolving Administrative Agent”) and as collateral agent, Credit Suisse AG, as administrative agent for the Term Lenders (in such capacity, the “Term Administrative Agent”; and collectively with the Revolving Administrative Agent, the “Administrative Agents” and each, an “Administrative Agent”) and as L/C Issuer, UBS Loan Finance LLC, as Swing Line Lender, Credit Suisse Securities (USA) LLC, as Syndication Agent and the parties thereto (capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein). Pursuant to Section 6.02(b) of the Credit Agreement, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, certifies as follows:

1.	[Attached hereto as Exhibit [Al is the audited consolidated balance sheet of Holdings and its Subsidiaries as of December 31, 20[ ] and related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP, prepared in accordance with generally accepted auditing standards in the United States and not subject to any “going concern” or like qualification [(other than an explanatory paragraph solely with respect to or resulting from (i) the maturity of any Loans under the Credit Agreement occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial covenant under Section 7.11, 7.12 or 7.13 of the Credit Agreement on a future date or for a future period)][6] or exception or any qualification or exception as to the scope of such audit.]

2.	[Attached hereto as Exhibit [B] is the consolidated balance sheet of Holdings and its Subsidiaries as at the end of the fiscal quarter of Holdings ended [ ], 20[ ] and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended,

[6]	To be included if applicable.

setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail. These present fairly in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.]

3.	To my knowledge, except as otherwise disclosed to the Administrative Agents in writing pursuant to the Credit Agreement, at no time during the period between [ ] and [ ] (the “Certificate Period”) did a Default or an Event of Default exist. [If unable to provide the foregoing certification, fully describe the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto (including the delivery of a “Notice of Intent to Cure” concurrently with delivery of this Compliance Certificate) on Annex A attached hereto.]

4.	The following represent true and accurate calculations, as of the last day of the Certificate Period, to be used to determine whether the Borrower is in compliance with the covenants set forth in Section 7.11 of the Credit Agreement:

Total Leverage Ratio

Consolidated Total Debt=	[	]
Consolidated EBITDA=	[	]
Actual Ratio=	[	]	to 1.0
Required Ratio=	[	]	to 1.0

Supporting detail showing the calculation of Consolidated Total Debt is attached hereto as Schedule A. Supporting detail showing the calculation of Consolidated EBITDA is attached hereto as Schedule B.

5.	The following represent true and accurate calculations, as of the last day of the Certificate Period, to be used to determine whether the Borrower is in compliance with the covenants set forth in Section 7.12 of the Credit Agreement:

Senior Secured Leverage Ratio

Consolidated Total Secured Debt=	[	]
Consolidated EBITDA=	[	]
Actual Ratio=	[	]	to 1.0
Required Ratio=	[	]	to 1.0

Supporting detail showing the calculation of Consolidated Total Secured Debt is attached hereto as Schedule C. Supporting detail showing the calculation of Consolidated EBITDA is attached hereto as Schedule B.

IN WITNESS WHEREOF, the undersigned, in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered this day of

TRAVELPORT LLC, as Borrower

By:
Name:
Title

EXHIBIT E

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement, dated as of August 23, 2006, as amended and restated as of January 29, 2007, as further amended and restated as of May 23, 2007, as further amended and restated as of October 22, 2010, as further amended and restated as of September 30, 2011, as further amended and restated as of December 11, 2012, as further amended and restated as of June 26, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Travelport LLC (the “Borrower”), Travelport Limited, Waltonville Limited, TDS Investor (Luxembourg) S.à r.l., the lenders from time to time party thereto (the “Lenders”), UBS AG, Stamford Branch, as administrative agent for the Revolving Credit Lenders (in such capacity, the “Revolving Administrative Agent”) and as collateral agent, Credit Suisse AG, as administrative agent for the Term Lenders (in such capacity, the “Term Administrative Agent”; and collectively with the Revolving Administrative Agent, the “Administrative Agents” and each, an “Administrative Agent”) and as L/C Issuer, UBS Loan Finance LLC, as Swing Line Lender, Credit Suisse Securities (USA) LLC, as Syndication Agent and the other parties thereto, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the applicable Administrative Agent(s) as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including participations in any Letters of Credit or Swing Line Loans included in such facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):

(a)	Assignee is an Affiliate of: [Name of Lender]

(b)	Assignee is an Approved Fund of: [Name of Lender]

3.	Borrower: Travelport LLC

4.	[Term Administrative Agent: Credit Suisse AG] [Revolving Administrative Agent: UBS AG, Stamford Branch]

5.	Assigned Interest:

Facility	Aggregate Amount of Commitment/Loans of all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans
Revolving Credit Facility	$	$		%
Term Loans	$	$		%

Effective Date:

Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name: Title:

For any Person requiring a second signature block:

By:
Name: Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name: Title:

For any Person requiring a second signature block:

By:
Name: Title:

[Consented to and]1 Accepted:

[UBS AG, STAMFORD BRANCH, as Revolving Administrative Agent]

By:
Name: Title:

[CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Term Administrative Agent]

By:
Name: Title:

By:
Name: Title:

[Consented to]2 :

UBS LOAN FINANCE LLC, as Swing Line Lender

By:
Name: Title:

By:
Name: Title:

[1]	No consent of any Administrative Agent shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
[2]	In the case of any assignment of any of the Revolving Credit Facility, the consent of the Swing Line Lender is required.

[Consented to]3 :

TRAVELPORT LLC, as Borrower

By:
Name: Title:

[3]	No Consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) of the Credit Agreement has occurred and is continuing, any Assignee or, during the primary syndication of the Term Loans, to any Assignee identified by the Term Administrative Agent to the Borrower prior to the Sixth Amendment and Restatement Effective Date.

Annex I

CREDIT AGREEMENT10

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, (iii) the financial condition of Holdings, the Borrower, or any of their Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by Holdings, the Borrower, or any of their Subsidiaries or Affiliates or any other Person of any of their obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it

[10]

Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Credit Agreement, dated as of August 23, 2006, as amended and restated as of January 29, 2007, as further amended and restated as of May 23, 2007, as further amended and restated as of October 22, 2010, as further amended and restated as of September 30, 2011, as further amended and restated as of December 11, 2012, as further amended and restated as of June 26, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Travelport LLC (the “Borrower”), Travelport Limited, Waltonville Limited, TDS Investor (Luxembourg) S.à r.l., the lenders from time to time party thereto (the “Lenders”), UBS AG, Stamford Branch, as administrative agent for the Revolving Credit Lenders (in such capacity, the “Revolving Administrative Agent”) and as collateral agent, Credit Suisse AG, as administrative agent for the Term Lenders (in such capacity, the “Term Administrative Agent”; and collectively with the Revolving Administrative Agent, the “Administrative Agents” and each, an “Administrative Agent”) and as L/C Issuer, UBS Loan Finance LLC, as Swing Line Lender, Credit Suisse Securities (USA) LLC, as Syndication Agent and the other parties thereto.

pursuant to Section 10.15 of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Assignor, any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.